Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207570

The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED OCTOBER 23, 2015

PROSPECTUS SUPPLEMENT , 2015 (To Prospectus dated October 23, 2015)

$

ACE INA Holdings Inc.

$             % Senior Notes due

$             % Senior Notes due

$             % Senior Notes due

$             % Senior Notes due

Each Fully and Unconditionally Guaranteed by

ACE Limited

ACE INA is offering $         of its        % Senior Notes due              (the “             Notes”), $         of its         % Senior Notes due              (the “            Notes”), $         of its    % Senior Notes due              (the “            Notes”) and $         of its     % Senior Notes due              (the “            Notes” and, together with the              Notes, the              Notes and the              Notes, the “Notes”). The              Notes will bear interest at the rate of     % per year, the              Notes will bear interest at the rate of     % per year, the              Notes will bear interest at the rate of     % per year and the              Notes will bear interest at the rate of     % per year. Interest on the Notes is payable on              and              of each year, beginning                      , 2016. The              Notes will mature on                      ,             , the              Notes will mature on                      ,             , the              Notes will mature on                      ,              and the              Notes will mature on                     ,             . ACE INA may redeem some or all of the Notes of any series at any time and from time to time at the applicable redemption prices discussed under the caption “Description of Notes and Guarantee—Optional Redemption.” In addition, ACE INA may redeem all, but not less than all, of the Notes of any or all series under the circumstances described under “Description of Notes and Guarantee—Redemption for Changes in Withholding Taxes.”

The net proceeds from this offering, plus available cash, are being used to fund the cash portion of the Merger Consideration (as defined herein) payable in connection with the Chubb Merger (as defined herein). This offering is not conditioned upon, and will be consummated before, the closing of the Chubb Merger. We currently expect that the closing of the Chubb Merger will occur in the first quarter of 2016, subject to the receipt of applicable regulatory approvals. If the Chubb Merger is not consummated on or prior to September 30, 2016, or the Merger Agreement (as defined herein) is terminated, ACE INA will be required to redeem all of the Notes on the Special Mandatory Redemption Date (as defined herein), at a redemption price equal to 101% of their respective principal amounts, plus accrued and unpaid interest, if any, from the date of initial issuance to, but not including, the Special Mandatory Redemption Date.

The Notes of each series will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be unsecured and rank equally in right of payment with all of ACE INA’s other unsecured senior indebtedness from time to time outstanding. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by ACE Limited, the ultimate parent corporation of ACE INA.

The Notes are new issues of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system.

Before investing in the Notes, you should consider the risks included or incorporated by reference herein, as described under “Risk Factors” beginning on page S-16 of this prospectus supplement.

	Public offering price(1)		Underwriting discount		Proceeds, before expenses, to ACE INA(1)
Per Note	$		$		$
Total		%		%		%
Per Note	$		$		$
Total		%		%		%
Per Note	$		$		$
Total		%		%		%
Per Note	$		$		$
Total		%		%		%

(1)	Plus accrued interest, if any, from , 2015 to date of delivery.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes to purchasers through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about                      , 2015, against payment in immediately available funds.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan	Citigroup

Prospectus Supplement

Prospectus

About this Prospectus	1
ACE Limited	4
ACE INA	5
The ACE Trusts	6
Use of Proceeds	7
Ratio of Earnings to Fixed Charges of ACE	7
General Description of the Offered Securities	7
Description of ACE Capital Stock	8
Description of ACE INA Debt Securities and ACE Guarantee	17
Description of the Warrants to Purchase Common Shares	31
Description of Preferred Securities	33
Description of Preferred Securities Guarantees	42
Plan of Distribution	48
Legal Opinions	50
Experts	50
Enforcement of Civil Liabilities Under United States Federal Securities Laws	50
Where You Can Find More Information	51

S-i

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus, nor any sale made hereunder and thereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of ACE INA or ACE Limited since the date of this prospectus supplement, the accompanying prospectus or any free writing prospectus or that the information contained or incorporated by reference herein or therein is accurate as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since these dates.

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive (as defined herein). This document has been prepared on the basis that all offers of the Notes offered hereby made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of such Notes.

The Notes may not be offered, sold or delivered in Switzerland.

This document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons (i) who have professional experience in matters relating to investments and who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who are entities falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Order or (iii) who are other persons to whom it may otherwise be lawfully communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will only be engaged in with, relevant persons.

Unless otherwise specified or the context otherwise requires, the terms “ACE,” “we,” “our,” “ACE Group of Companies” and “us” and other similar terms mean ACE Limited and its subsidiaries, the term “ACE Limited” means ACE Limited only and the term “ACE INA” means ACE INA Holdings Inc. only.

S-ii

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Any written or oral statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks, uncertainties and other factors that could, should potential events occur, cause actual results to differ materially from such statements. These risks, uncertainties and other factors (which are described in more detail elsewhere in this prospectus supplement and the accompanying prospectus and in our SEC filings that we have incorporated by reference) include but are not limited to:

•	the inability to complete our planned acquisition (the “Chubb Merger”) of The Chubb Corporation (“Chubb”) in a timely manner;

•	the inability to complete the Chubb Merger due to the failure to satisfy the conditions to completion of the Chubb Merger, including receipt of required regulatory approvals;

•	the inability to complete the Chubb Merger due to any other reason;

•	the risk that integration of Chubb’s operations with those of ACE will be materially delayed or will be more costly or difficult than expected;

•	the challenges of integrating and retaining key employees;

•	the effect of the announcement of the Chubb Merger on ACE’s, Chubb’s or the combined company’s respective business relationships, operating results and business generally;

•	the possibility that the anticipated benefits of the Chubb Merger (including synergies and cost savings) will not be realized, or will not be realized within the expected time period;

•	the possibility that the Chubb Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	general competitive, economic, political and market conditions and fluctuations;

•	actions taken or conditions imposed by the United States and foreign governments and regulatory authorities;

•	losses arising out of natural or man-made catastrophes such as hurricanes, typhoons, earthquakes, floods, climate change (including effects on weather patterns, greenhouse gases, sea, land and air temperatures, sea levels, rain and snow), nuclear accidents or terrorism which could be affected by:

•	the number of insureds and ceding companies affected;

•	the amount and timing of losses actually incurred and reported by insureds;

•	the impact of these losses on our reinsurers and the amount and timing of reinsurance recoverable actually received;

•	the cost of building materials and labor to reconstruct properties or to perform environmental remediation following a catastrophic event; and

•	complex coverage and regulatory issues such as whether losses occurred from storm surge or flooding and related lawsuits;

•	actions that rating agencies may take from time to time, such as financial strength or credit ratings downgrades or placing these ratings on credit watch negative or the equivalent;

•	the ability to collect reinsurance recoverables, credit developments of reinsurers, and any delays with respect thereto and changes in the cost, quality, or availability of reinsurance;

S-iii

•	actual loss experience from insured or reinsured events and the timing of claim payments;

•	the uncertainties of the loss-reserving and claims-settlement processes, including the difficulties associated with assessing environmental damage and asbestos-related latent injuries, the impact of aggregate-policy-coverage limits, the impact of bankruptcy protection sought by various asbestos producers and other related businesses, and the timing of loss payments;

•	changes to assessments as to whether an other-than-temporary impairment is required to be recorded;

•	infection rates and severity of pandemics and their effects on our business operations and claims activity;

•	developments in global financial markets, including changes in interest rates, stock markets, and other financial markets, increased government involvement or intervention in the financial services industry, the cost and availability of financing, and foreign currency exchange rate fluctuations (which we refer to as foreign exchange and foreign currency exchange), which could affect our statement of operations, investment portfolio, financial condition, and financing plans;

•	general economic and business conditions resulting from volatility in the stock and credit markets and the depth and duration of potential recession;

•	global political conditions, the occurrence of any terrorist attacks, including any nuclear, radiological, biological, or chemical events, or the outbreak and effects of war, and possible business disruption or economic contraction that may result from such events;

•	judicial decisions and rulings, new theories of liability, legal tactics, and settlement terms;

•	the effects of public company bankruptcies and/or accounting restatements, as well as disclosures by and investigations of public companies relating to possible accounting irregularities, and other corporate governance issues, including the effects of such events on:

•	the capital markets;

•	the markets for directors and officers (“D&O”) and errors and omissions (“E&O”) insurance; and

•	claims and litigation arising out of such disclosures or practices by other companies;

•	uncertainties relating to governmental, legislative and regulatory policies, developments, actions, investigations and treaties, which, among other things, could subject us to insurance regulation or taxation in additional jurisdictions or affect our current operations;

•	the actual amount of new and renewal business, market acceptance of our products, and risks associated with the introduction of new products and services and entering new markets, including regulatory constraints on exit strategies;

•	the competitive environment in which we operate, including trends in pricing or in policy terms and conditions, which may differ from our projections and changes in market conditions that could render our business strategies ineffective or obsolete;

•	acquisitions made by us performing differently than expected, our failure to realize anticipated expense-related efficiencies or growth from acquisitions, the impact of acquisitions on our pre-existing organization or announced acquisitions not closing;

•	risks associated with being a Swiss corporation, including reduced flexibility with respect to certain aspects of capital management and the potential for additional regulatory burdens;

•	the potential impact from government-mandated insurance coverage for acts of terrorism;

•	the availability of borrowings and letters of credit under our credit facilities;

S-iv

•	the adequacy of collateral supporting funded high deductible programs;

•	changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

•	material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•	the effects of investigations into market practices in the property and casualty (“P&C”) industry;

•	changing rates of inflation and other economic conditions, for example, recession;

•	the amount of dividends received from subsidiaries;

•	loss of the services of any of our executive officers without suitable replacements being recruited in a reasonable time frame;

•	the ability of our technology resources, including information systems and security, to perform as anticipated such as with respect to preventing material information technology failures or third-party infiltrations or hacking resulting in consequences adverse to ACE or its customers or partners; and

•	management’s response to these factors and actual events (including, but not limited to, those described above).

The words “believe,” “anticipate,” “estimate,” “project,” “should,” “plan,” “expect,” “intend,” “hope,” “feel,” “foresee,” “will likely result,” or “will continue,” and variations thereof and similar expressions, identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future events or otherwise.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about ACE and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase Notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference prior to deciding whether to purchase Notes.

ACE Limited

ACE Limited is the Swiss-incorporated holding company of the ACE Group of Companies. ACE Limited, which is headquartered in Zurich, Switzerland, and its direct and indirect subsidiaries make up one of the world’s largest multiline property and casualty insurance organizations. ACE and its direct and indirect subsidiaries operate in 54 countries and territories. The affiliated insurance companies of the ACE Group of Companies provide distinct insurance and reinsurance products and services to a diverse group of clients ranging from multinational corporations to consumers. ACE serves multinational corporations and local businesses with property and casualty insurance and services; companies and affinity groups providing or offering accident and health insurance programs and life insurance to their employees or members; insurers managing exposures with reinsurance coverage; and individuals purchasing life, personal accident, supplemental health, homeowners, automobile, valuables, umbrella liability and other specialty insurance coverage. We have grown our business through increased premium volume, expansion of product offerings and geographic reach, and acquisition of other companies. At June 30, 2015, we had total assets of approximately $100 billion and shareholders’ equity of approximately $30 billion. ACE opened its first business office in Bermuda in 1985 and continues to maintain operations in Bermuda.

We operate through five business segments: Insurance—North American P&C, Insurance—North American Agriculture, Insurance—Overseas General, Global Reinsurance and Life.

The Insurance—North American P&C segment includes our retail divisions, ACE USA (including ACE Canada), ACE Commercial Risk Services and ACE Private Risk Services; our wholesale and specialty divisions, ACE Westchester and ACE Bermuda; and various run-off operations, including Brandywine Holdings Corporation. Our retail products and services include property, general liability, umbrella and excess liability, workers’ compensation, commercial marine, automobile liability, professional lines D&O and E&O, surety, medical liability, environmental, inland marine, aerospace, accident and health (“A&H”) coverages, as well as claims and risk management products and services. The run-off operations do not actively sell insurance products, but are responsible for the management of certain existing policies and settlement of related claims.

The Insurance—North American Agriculture segment comprises Rain and Hail Insurance Service, Inc. (“Rain and Hail”), which provides comprehensive multiple peril crop insurance (“MPCI”) and crop-hail insurance, and ACE Agribusiness, which offers farm and ranch coverages as well as specialty P&C coverages for companies that manufacture, process and distribute agriculture products. The MPCI program is offered in conjunction with the U.S. Department of Agriculture.

The Insurance—Overseas General segment comprises ACE International, ACE Global Markets (“AGM”) and the international supplemental A&H business of Combined Insurance. ACE International comprises our retail commercial P&C, A&H, and personal lines businesses serving territories outside the U.S., Bermuda, and Canada. AGM, our London-based international specialty and excess and surplus lines business, includes Lloyd’s of London (“Lloyd’s”) Syndicate 2488 (“Syndicate 2488”), a wholly-owned ACE syndicate. ACE provides funds at Lloyd’s to support underwriting by Syndicate 2488, which is managed by ACE. The reinsurance operation of AGM is included in the Global Reinsurance segment.

The Global Reinsurance segment represents ACE’s reinsurance operations comprising ACE Tempest Re Bermuda, ACE Tempest Re USA, ACE Tempest Re International, and ACE Tempest Re Canada. The Global

Reinsurance segment also includes AGM’s reinsurance operations. Global Reinsurance markets reinsurance products worldwide under the ACE Tempest Re brand name and provides solutions for small to mid-sized clients and multinational ceding companies including licensed reinsurance capabilities, property and workers’ compensation catastrophe, loss-warranty, stop-loss cover, marine and aviation programs.

The Life segment comprises ACE’s international life operations, ACE Tempest Life Re, and the North American supplemental A&H and life business of Combined Insurance.

Our product and geographic diversification differentiates us from the vast majority of our competitors and has been a source of stability during periods of industry volatility. Our long-term business strategy focuses on sustained growth in book value achieved through a combination of underwriting and investment income. By doing so, we provide value to our clients and shareholders through the use of our substantial capital base in the insurance and reinsurance markets.

We are organized along a profit center structure by line of business and territory that does not necessarily correspond to corporate legal entities. Profit centers can access various legal entities, subject to licensing and other regulatory rules. Profit centers are expected to generate underwriting income and appropriate risk-adjusted returns. Our corporate structure has facilitated the development of management talent by giving each profit center’s senior management team the necessary autonomy within underwriting authorities to make operating decisions and create products and coverages needed by its target customer base. We are focused on delivering underwriting profit and strive to achieve underwriting income by only writing policies which we believe adequately compensate us for the risk we accept.

Our insurance and reinsurance operations generate gross revenues from two principal sources: premiums and investment income. Cash flow is generated from premiums collected and investment income received less paid losses and loss expenses, policy acquisition costs, and administrative expenses. Invested assets are substantially held in liquid, investment grade fixed income securities of relatively short duration. Claims payments in any short-term period are highly unpredictable due to the random nature of loss events and the timing of claims awards or settlements. The value of investments held to pay future claims is subject to market forces such as the level of interest rates, stock market volatility, and credit events such as corporate defaults. The actual cost of claims is also volatile based on loss trends, inflation rates, court awards, and catastrophes. We believe that our cash balance, our highly liquid investments, credit facilities, and reinsurance protection provide sufficient liquidity to meet unforeseen claim demands that might occur in the year ahead.

Chubb Merger

Merger Transaction

On June 30, 2015, ACE Limited entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with The Chubb Corporation (“Chubb”), and William Investment Holdings Corporation (“Merger Sub”), a wholly owned subsidiary of ACE Limited. Pursuant to the Merger Agreement, Merger Sub will merge with and into Chubb, with Chubb continuing as the surviving corporation (the “Chubb Merger”) and a wholly owned indirect subsidiary of ACE Limited. Shortly after completion of the Chubb Merger, we expect to merge Chubb with and into ACE INA, with ACE INA continuing as the surviving corporation.

Subject to the terms and conditions of the Merger Agreement, each outstanding share of Chubb common stock owned by a Chubb shareholder (other than certain excepted shares as described in the Merger Agreement) will be converted into the right to receive (i) 0.6019 of an ACE common share and (ii) $62.93 in cash (together, the “Merger Consideration”), with cash payable in lieu of fractional shares. ACE intends to finance the cash portion of the transaction through a combination of $9 billion of ACE and Chubb excess cash plus the net proceeds of ACE INA’s issuance of the Notes offered hereby.

Completion of the Chubb Merger is subject to certain closing conditions, including (i) receipt of required governmental approvals, including insurance regulatory approvals, (ii) the ACE common shares to be issued in connection with the Chubb Merger being approved for listing on the New York Stock Exchange and (iii) other customary closing conditions.

A copy of the Merger Agreement is filed as an exhibit to ACE’s Current Report on Form 8-K filed on July 7, 2015, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The foregoing description of the Chubb Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. This offering is not conditioned upon, and will be consummated before, the closing of the Chubb Merger. ACE currently expects that the closing of the Chubb Merger will occur in the first quarter of 2016, subject to the closing conditions (including regulatory approvals) described above. ACE may not consummate the Chubb Merger within this time frame or at all. See “Risk Factors—Risks Relating to the Chubb Merger.”

The Chubb Corporation

Chubb was incorporated as a business corporation under the laws of the State of New Jersey in June 1967 and is a holding company for several separately organized property and casualty insurance companies referred to informally as the Chubb Group of Insurance Companies (the “P&C Group”). Chubb, through the P&C Group, is one of the largest property and casualty insurers in the United States and has a worldwide network of some 120 offices in 25 countries. Since 1882, insurance companies or predecessor companies included in the P&C Group have provided property and casualty insurance to businesses and individuals around the world. The P&C Group operates through three business units: Chubb Personal Insurance, Chubb Commercial Insurance and Chubb Specialty Insurance. Chubb Personal Insurance offers personal insurance products for homes and valuable articles (such as art and jewelry), fine automobiles and yachts, as well as personal liability insurance (both primary and excess). It also provides personal accident and limited supplemental health insurance to a wide range of customers, including businesses. Chubb Commercial Insurance offers a broad range of commercial insurance products, including multiple peril, primary liability, excess and umbrella liability, automobile, workers’ compensation and property and marine. Chubb Specialty Insurance offers a wide variety of specialized professional liability products for privately held and publicly traded companies, financial institutions, professional firms, healthcare and not-for-profit organizations. Chubb Specialty Insurance also offers surety products.

ACE INA Holdings Inc.

ACE INA, the issuer of the Notes, is an indirect subsidiary of ACE Limited that was formed in December 1998. ACE INA is a U.S. holding company and has no direct insurance operations. ACE INA’s principal asset is the capital stock of its insurance subsidiaries, which includes the companies that make up ACE USA, ACE Commercial Risk Services, ACE Private Risk Services, Rain and Hail and ACE Agribusiness, Combined Insurance and ACE International. At June 30, 2015, ACE INA had shareholders’ equity of approximately $12.2 billion.

Recent Financial Results

ACE

On October 20, 2015, ACE reported financial results for the three- and nine-month periods ended September 30, 2015. ACE reported net income for the three months ended September 30, 2015 of $528 million compared with net income of $785 million for the same quarter last year. ACE’s P&C combined ratio for the third quarter of 2015 was 85.9% compared with 86.3% for the third quarter of 2014. ACE’s combined ratios for the third quarters of 2015 and 2014, as computed in accordance with generally accepted accounting principles

(“GAAP”), were 85.8% and 87.3%, respectively. The P&C combined ratios include the impact of realized gains and losses on crop derivatives (an increase of 0.1% and a decrease of 1.0% to the combined ratio for the third quarter of 2015 and 2014, respectively). These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. ACE views gains and losses on these derivatives as part of the results of its underwriting operations.

ACE’s gross premiums written during the third quarter of 2015 were $6.35 billion, compared with $6.26 billion for the comparable quarter in 2014. Net premiums written during the third quarter of 2015 were $4.71 billion compared with $4.73 billion for the same quarter in 2014. Net premiums earned during the third quarter of 2015 were $4.72 billion compared with $4.75 billion for the same quarter in 2014.

ACE reported net income for the nine months ended September 30, 2015 of $2.15 billion compared with net income of $2.30 billion for the same period last year. ACE’s P&C combined ratio for the first nine months of 2015 was 87.2% compared with 87.5% for the same period in 2014. ACE’s combined ratios for the first nine months of 2015 and 2014, as computed in accordance with GAAP, were 87.2% and 87.9%, respectively. The P&C combined ratios include the impact of realized gains and losses on crop derivatives (0.0% and a decrease of 0.4% to the combined ratio for the nine months ended September 30, 2015 and 2014, respectively).

ACE’s gross premiums written during the first nine months of 2015 were $18.17 billion, compared with $17.64 billion for the comparable period in 2014. Net premiums written during the first nine months of 2015 were $13.57 billion compared with $13.47 billion for the same period in 2014. Net premiums earned during the first nine months of 2015 were $13.01 billion compared with $13.06 billion for the same period in 2014.

At September 30, 2015, ACE had total assets of approximately $97.76 billion and total shareholders’ equity of approximately $29.13 billion.

Chubb

On October 20, 2015, Chubb reported financial results for the three- and nine-month periods ended September 30, 2015. Chubb reported net income for the three months ended September 30, 2015 of $601 million compared with net income of $594 million for the same quarter last year. Chubb’s combined ratio for the third quarter of 2015 was 83.3% compared with 85.8% for the third quarter of 2014. Chubb’s net premiums written during the third quarter of 2015 were $3.17 billion, compared with $3.17 billion for the comparable quarter in 2014.

Chubb reported net income for the nine months ended September 30, 2015 of $1.47 billion compared with net income of $1.54 billion for the same period last year. Chubb’s combined ratio for the first nine months of 2015 was 87.5% compared with 89.6% for the same period in 2014. Chubb’s net premiums written during the first nine months of 2015 were $9.59 billion, compared with $9.45 billion for the comparable period in 2014.

The Offering

The summary below describes the principal terms of the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes and Guarantee” for a more detailed description of the terms and conditions of the Notes.

Issuer	ACE INA Holdings Inc.

Guarantor	ACE Limited

Securities Offered	$ aggregate principal amount of % Senior Notes due .

$ aggregate principal amount of % Senior Notes due .

$ aggregate principal amount of % Senior Notes due .

$ aggregate principal amount of % Senior Notes due .

Maturity	The Notes will mature on , .

The Notes will mature on , .

The Notes will mature on , .

The Notes will mature on , .

Interest	Interest on the Notes is payable semi-annually on and of each year, beginning , 2016. Interest on the Notes is payable at the rate of % per year, interest on the Notes is payable at the rate of % per year, interest on the Notes is payable at the rate of % per year and interest on the Notes is payable at the rate of % per year.

Ranking

The              Notes, the              Notes, the              Notes and the              Notes will constitute four separate series of debt securities, will be senior unsecured obligations of ACE INA and will rank equally in right of payment with all of ACE INA’s other unsecured and unsubordinated indebtedness from time to time outstanding. The guarantee will be a senior unsecured obligation of ACE Limited and will rank equally in right of payment with all of ACE Limited’s other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be structurally subordinated to all obligations of ACE INA’s subsidiaries, including claims with respect to trade payables. The guarantee will be structurally subordinated to all obligations of ACE Limited’s subsidiaries, including claims with respect to trade payables. At June 30, 2015, ACE INA and its subsidiaries had a total of approximately $6 billion of indebtedness outstanding (other than trade payables). On a pro forma basis, after giving effect to the sale of the Notes and the consummation of the Chubb Merger and the merger of Chubb with and into ACE INA, at June 30, 2015, ACE INA and its subsidiaries had a total of approximately $     billion of indebtedness outstanding (other than trade payables). On a pro forma basis, after giving effect to the sale of

the Notes and the consummation of the Chubb Merger, at June 30, 2015, ACE had approximately $     billion of indebtedness (other than trade payables) outstanding on a consolidated basis, of which $     billion of subsidiary indebtedness would be structurally senior to ACE Limited’s guarantee of the Notes.

Optional Redemption	ACE INA may redeem (i) the Notes in whole at any time or in part from time to time prior to , ( months prior to the maturity date of such Notes), (ii) the Notes in whole at any time or in part from time to time prior to , ( months prior to the maturity date of such Notes), (iii) the Notes in whole at any time or in part from time to time prior to , ( months prior to the maturity date of such Notes) and/or (iv) the Notes in whole at any time or in part from time to time prior to , ( months prior to the maturity date of such Notes), in each case, at its option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (excluding interest accrued to the redemption date) from the redemption date to the maturity date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus basis points, in the case of the Notes, basis points, in the case of the Notes, basis points, in the case of the Notes, and basis points, in the case of the Notes;

plus, in each case, accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date.

In addition, at any time on and after (i) , with respect to the Notes ( months prior to the maturity date of such Notes), (ii) , with respect to the Notes ( months prior to the maturity date of such Notes), (iii) , with respect to the Notes ( months prior to the maturity date of such Notes) and (iv) , with respect to the Notes ( months prior to the maturity date of such Notes), ACE INA may redeem some or all of the Notes of the applicable series, at its option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes being redeemed to but excluding the redemption date. See “Description of Notes and Guarantee—Optional Redemption.”

In addition, ACE INA may redeem all of the Notes under the circumstances described under “Description of Notes and Guarantee—Redemption for Changes in Withholding Taxes.”

Special Mandatory Redemption	If the Chubb Merger is not consummated on or prior to September 30, 2016, or the Merger Agreement is terminated, ACE INA will be required to redeem all of the Notes on the Special Mandatory Redemption Date at a redemption price equal to 101% of their respective principal amounts, plus accrued and unpaid interest, if any, from the date of original issuance to, but not including, the Special Mandatory Redemption Date. “Special Mandatory Redemption Date” means the date fifteen (15) calendar days, or the next business day if such date is not a business day, following the earlier to occur of (1) September 30, 2016, if the Chubb Merger has not been consummated on or prior to that date and (2) the date, if any, that the Merger Agreement is terminated.

Sinking Fund	None.

Covenants	The indenture under which ACE INA will issue the Notes contains covenants that, among other things, limit the ability of ACE Limited and ACE INA to (1) dispose of, or incur indebtedness secured by, the capital stock of designated subsidiaries and (2) engage in mergers, consolidations, amalgamations and sales of all or substantially all of their assets. See “Description of ACE INA Debt Securities and ACE Guarantee—Covenants Applicable to ACE INA Senior Debt Securities” in the accompanying prospectus.

Use of Proceeds	ACE intends to use the net proceeds from this offering plus available cash sourced from certain of its subsidiaries and Chubb and certain of Chubb’s insurance company subsidiaries to fund the cash portion of the Merger Consideration in connection with the Chubb Merger. See “Use of Proceeds.”

Additional Issuances	ACE INA may from time to time, without giving notice to or seeking the consent of the holders of the Notes of a series, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes of a series offered hereby. Any additional debt securities having such similar terms, together with Notes of the applicable series offered hereby, will constitute a single series of securities under the indenture governing the Notes.

Denominations and Form

ACE INA will issue the Notes of each series in the form of one or more fully registered global securities registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture. The Notes of each series will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the Notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the Notes.

Governing Law	New York

Trustee	The Bank of New York Mellon Trust Company, N.A.

Summary Historical Consolidated Financial and Other Data of ACE

The following table presents ACE’s summary historical consolidated financial and other data as of and for the dates and periods indicated. The following consolidated statement of operations data for the years ended December 31, 2014, 2013, and 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 have been derived from the audited consolidated financial statements of ACE contained in its Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated into this prospectus supplement and the accompanying prospectus by reference. The consolidated statement of operations data for the years ended December 31, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2012, 2011 and 2010 have been derived from ACE’s audited consolidated financial statements for such years, which have not been incorporated into this prospectus supplement and the accompanying prospectus by reference.

The consolidated statement of operations data for the six months ended June 30, 2015 and 2014 and the consolidated balance sheet data as of June 30, 2015 have been derived from ACE’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2015, which is incorporated into this prospectus supplement and the accompanying prospectus by reference. The consolidated balance sheet data as of June 30, 2014 have been derived from ACE’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2014, which is not incorporated into this prospectus supplement and the accompanying prospectus by reference. These consolidated financial statements are unaudited, but, in the opinion of ACE’s management, have been prepared on the same basis as its audited consolidated financial statements and contain all normal and recurring adjustments necessary to present fairly ACE’s financial position and results of operations for the periods indicated.

The following information is only a summary and is not necessarily indicative of the results of future operations of ACE or the combined company. You should read this summary historical consolidated financial and other data together with ACE’s consolidated financial statements that are incorporated by reference into this prospectus supplement and the accompanying prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations contained in such reports.

	For the year ended December 31,					For the six months ended June 30,
	2014	2013	2012	2011	2010	2015	2014
	(in millions of U.S. dollars, except selected data)
Operations data:
Net premiums earned—excluding Life segment	$15,464	$14,708	$13,761	$13,528	$11,875	$7,326	$7,328
Net premiums earned—Life segment	1,962	1,905	1,916	1,859	1,629	961	974

Total net premiums earned	17,426	16,613	15,677	15,387	13,504	8,287	8,302
Net investment income	2,252	2,144	2,181	2,242	2,070	1,113	1,109
Net realized gains (losses):
Net OTTI losses recognized in income	(68)	(22)	(37)	(50)	(59)	(21)	(23)
Net realized gains (losses) excluding OTTI losses	(439)	526	115	(745)	491	58	(154)

Total net realized gains (losses)	(507)	504	78	(795)	432	37	(177)
Losses and loss expenses	9,649	9,348	9,653	9,520	7,579	4,539	4,549
Policy benefits	517	515	521	401	357	295	258
Policy acquisition costs and administrative expenses	5,320	4,870	4,542	4,540	4,218	2,566	2,587
Interest expense	280	275	250	250	224	139	143
Other (income) expense	(82)	15	(6)	81	(10)	12	(42)
Income tax expense	634	480	270	502	553	263	226

Net income	$2,853	$3,758	$2,706	$1,540	$3,085	$1,623	$1,513

Balance sheet data (at end of period):
Total investments	$62,904	$60,928	$60,264	$55,676	$51,407	$63,265	$63,620
Cash	655	579	615	614	772	790	594
Total assets	$98,248	$94,510	$92,545	$87,321	$83,216	$99,840	$97,447
Net unpaid losses and loss expenses	27,008	26,831	26,547	25,875	25,242	27,082	27,067
Net future policy benefits	4,537	4,397	4,229	4,025	2,825	4,632	4,544
Long-term debt	3,357	3,807	3,360	3,360	3,358	4,157	4,057
Trust preferred securities	309	309	309	309	309	309	309
Total liabilities	68,661	65,685	65,014	62,989	60,381	70,285	67,122
Shareholders’ equity	29,587	28,825	27,531	24,332	22,835	29,555	30,325
Selected data:
Loss and loss expense ratio(1)	58.7%	59.6%	65.7%	66.0%	59.4%	58.0%	58.0%
Underwriting and administrative expense ratio(2)	29.4%	28.4%	28.2%	28.7%	30.9%	30.0%	30.2%
Combined ratio(3)	88.1%	88.0%	93.9%	94.7%	90.3%	88.0%	88.2%
Net loss reserves to capital and surplus ratio(4)	106.6%	108.3%	111.8%	122.9%	122.9%	107.3%	104.2%

(1)	The loss and loss expense ratio is calculated by dividing Losses and loss expenses, excluding the Life segment, by Net premiums earned—excluding Life segment. Losses and loss expenses for the Life segment were $589 million, $582 million, $611 million, $593 million, $528 million, $289 million and $297 million for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 and the six months ended June 30, 2015 and 2014, respectively.
(2)	The underwriting and administrative expense ratio is calculated by dividing the Policy acquisition costs and administrative expenses, excluding the Life segment, by Net premiums earned—excluding Life segment. Policy acquisition costs and administrative expenses for the Life segment were $763 million, $701 million, $662 million, $656 million, $552 million, $372 million and $373 million for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 and the six months ended June 30, 2015 and 2014, respectively.
(3)	The combined ratio is the sum of the loss and loss expense ratio and the underwriting and administrative expense ratio.
(4)	The net loss reserves to capital and surplus ratio is calculated by dividing the sum of the Net unpaid losses and loss expenses and Net future policy benefits by Shareholders’ equity.

Summary Historical Consolidated Financial Data of Chubb

The following table presents Chubb’s summary historical consolidated financial data as of and for the dates and periods indicated. The following consolidated statement of income data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 have been derived from the audited consolidated financial statements of Chubb contained in the portion of Chubb’s Annual Report on Form 10-K for the year ended December 31, 2014 that is incorporated into this prospectus supplement and the accompanying prospectus by reference. The consolidated statement of income data for the years ended December 31, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2012, 2011 and 2010 have been derived from Chubb’s audited consolidated financial statements for such years, which have not been incorporated into this prospectus supplement and the accompanying prospectus by reference.

The consolidated statement of income data for the six months ended June 30, 2015 and 2014 and the consolidated balance sheet data as of June 30, 2015 have been derived from Chubb’s unaudited interim consolidated financial statements contained in the portion of Chubb’s Quarterly Report on Form 10-Q for the period ended June 30, 2015 that is incorporated into this prospectus supplement and the accompanying prospectus by reference. The consolidated balance sheet data as of June 30, 2014 have been derived from Chubb’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2014, which is not incorporated into this prospectus supplement and the accompanying prospectus by reference. These consolidated financial statements are unaudited, but, in the opinion of Chubb’s management, have been prepared on the same basis as its audited consolidated financial statements and contain all normal and recurring adjustments necessary to present fairly Chubb’s financial position and results of operations for the periods indicated.

The following information is only a summary and is not necessarily indicative of the results of future operations of Chubb or the combined company. You should read this summary historical consolidated financial data together with Chubb’s consolidated financial statements and their accompanying notes and management’s discussion and analysis of financial condition and results of operations contained in such reports, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	For the year ended December 31,					For the six months ended June 30,
	2014	2013	2012	2011	2010	2015	2014
	(in millions of U.S. dollars)
Operations Data:
Revenues:
Property and casualty insurance premiums earned	$12,328	$12,066	$11,838	$11,644	$11,215	$6,238	$6,093
Investment income	1,368	1,436	1,518	1,598	1,590	660	696
Corporate and other	33	43	46	55	88	17	18
Realized investment gains, net	369	402	193	288	426	31	241

Total Revenues	$14,098	$13,947	$13,595	$13,585	$13,319	$6,946	$7,048

Income:
Property and casualty insurance income	$2,727	$3,072	$2,040	$2,157	$2,782	$1,272	$1,159
Corporate and other	(235)	(237)	(237)	(246)	(220)	(143)	(119)
Realized investment gains, net	369	402	193	288	426	31	241

Income before income tax	2,861	3,237	1,996	2,199	2,988	1,160	1,281
Federal and foreign income tax	761	892	451	521	814	291	333

Net Income	$2,100	$2,345	$1,545	$1,678	$2,174	$869	$948

Balance Sheet Data (at end of period):
Total invested assets	$43,485	$42,613	$44,221	$42,769	$42,213	$42,677	$43,471
Total assets	51,286	50,433	52,184	50,445	49,976	50,726	51,440
Unpaid losses and loss expenses, net of reinsurance recoverable	21,039	21,344	22,022	21,329	20,901	20,956	21,398
Long term debt	3,300	3,300	3,575	3,575	3,975	3,300	3,300
Total liabilities	34,990	34,336	36,357	35,144	34,719	34,808	34,942
Total shareholders’ equity	16,296	16,097	15,827	15,301	15,257	15,918	16,498

Summary Unaudited Pro Forma Combined Financial Data

The following table presents summary unaudited pro forma combined financial data about ACE’s consolidated statements of operations and balance sheet, after giving effect to the Chubb Merger. The information under “Statements of Operations Data” in the table below gives effect to the Chubb Merger as if it had occurred on January 1, 2014, the beginning of the earliest period presented. The information under “Balance Sheet Data” in the table below assumes the Chubb Merger had occurred on June 30, 2015. This summary unaudited pro forma combined financial data was prepared using the acquisition method of accounting with ACE considered the acquirer of Chubb for accounting purposes.

The summary unaudited pro forma combined financial data is based on the historical consolidated financial statements of ACE and Chubb after giving effect to the completion of the Chubb Merger and the assumptions and adjustments described in the notes to the unaudited pro forma combined financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus (the “Unaudited Pro Forma Combined Financial Statements”). Such pro forma adjustments are (1) factually supportable, (2) directly attributable to the Chubb Merger and (3) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations of the combined company. The unaudited pro forma adjustments, which ACE believes are reasonable under the circumstances, have been made solely for the purpose of providing unaudited pro forma combined financial data. The unaudited pro forma adjustments are preliminary and based upon available information and certain assumptions described in the notes to the Unaudited Pro Forma Combined Financial Statements. ACE management believes the fair values recognized for the assets to be acquired and the liabilities to be assumed are based on reasonable estimates and assumptions currently available. The final determination of the acquisition consideration and fair values of Chubb’s assets and liabilities will be based on the actual net tangible and intangible assets of Chubb that exist as of the date of completion of the Chubb Merger. Consequently, the amounts allocated to goodwill and intangible assets could change significantly from those allocations used in the Unaudited Pro Forma Combined Financial Statements and could result in a material change in amortization of acquired finite lived intangible assets.

The information presented below should be read in conjunction with the historical consolidated financial statements and related notes of ACE and Chubb incorporated by reference into this prospectus supplement and the accompanying prospectus, and with the Unaudited Pro Forma Combined Financial Statements, including the related notes, which are also incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary unaudited pro forma combined financial data are presented solely for informational purposes and are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the Chubb Merger been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the Chubb Merger. In addition, the unaudited pro forma combined statements of operations do not reflect expected revenue synergies, expected cost savings or restructuring actions that may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

Combined Statements of Operations Data:

(in millions)	Year End December 31, 2014	Six Months Ended June 30, 2015
Net premiums earned	$29,754	$14,525
Net investment income	3,071	1,494
Losses and loss expenses	16,635	8,162
Policy benefits	517	295
Policy acquisition costs and administrative expenses	9,519	4,520
Net income	$4,317	$2,251

Combined Balance Sheet Data:

(in millions)	As of June 30, 2015
Total investments	$96,773
Total assets	156,838
Net losses and loss expenses	47,979
Net future policy benefits	4,632
Long-term debt	13,321
Trust preferred securities	309
Total liabilities	112,785
Shareholders’ equity	$44,053

RISK FACTORS

You should carefully consider the following risk factors and the information discussed in “Risk Factors” in ACE’s Annual Report on Form 10-K for the year ended December 31, 2014 and in ACE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus, before making an investment decision. You should also carefully consider risk factors specific to Chubb’s businesses that will affect the combined company after the completion of the Chubb Merger. These risks are described in “Risk Factors” in Chubb’s Annual Report on Form 10-K for the year ended December 31, 2014 and in Chubb’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015—which reports are not incorporated into this prospectus supplement or the accompanying prospectus except to the limited extent set forth in the accompanying prospectus—and in other documents filed by Chubb with the SEC. The risk factors included, incorporated by reference or otherwise referred to herein are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Risks Relating to the Chubb Merger

The Merger Agreement may be terminated in accordance with its terms and the Chubb Merger may not be completed.

The Merger Agreement is subject to a number of conditions that must be fulfilled in order to complete the Chubb Merger, including (i) receipt of required governmental approvals, including insurance regulatory approvals, (ii) the ACE common shares to be issued in connection with the Chubb Merger being approved for listing on the New York Stock Exchange and (iii) other customary closing conditions.

In addition, if the Chubb Merger is not completed by June 30, 2016, either ACE or Chubb may choose not to proceed with the Chubb Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after shareholder approval. In addition, ACE and Chubb may elect to terminate the Merger Agreement in certain other circumstances. See “—Risks Related to the Notes and the Offering—In the event of a special mandatory redemption, holders of the Notes may not obtain their expected return on the Notes.”

Failure to complete the Chubb Merger could negatively impact the price of ACE common shares and Chubb common stock, as well as ACE’s and Chubb’s respective future business and financial results.

The Merger Agreement contains a number of conditions that must be satisfied or waived prior to the completion of the Chubb Merger. There can be no assurance that all of the conditions to the Chubb Merger will be so satisfied or waived. If the conditions to the Chubb Merger are not satisfied or waived, ACE and Chubb will be unable to complete the Chubb Merger.

If the Chubb Merger is not completed for any reason, ACE’s and Chubb’s respective businesses and financial results may be adversely affected as follows:

•	ACE and Chubb may experience negative reactions from the financial markets, including negative impacts on the market price of ACE common shares and Chubb common stock;

•	the manner in which brokers, customers, insurers, cedants and other third parties perceive ACE and Chubb may be negatively impacted, which in turn could affect ACE’s and Chubb’s ability to compete for or write new business or obtain renewals in the marketplace;

•	ACE and Chubb may experience negative reactions from employees; and

•	ACE and Chubb will have expended time and resources that could otherwise have been spent on ACE’s and Chubb’s existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and ACE’s and Chubb’s ongoing business and financial results may be adversely affected.

In addition to the above risks, if the Merger Agreement is terminated and either party’s board seeks an alternative transaction, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the Chubb Merger. If the Merger Agreement is terminated under certain circumstances, Chubb may be required to pay a termination fee of $930 million to ACE.

Regulatory approvals may not be received, may take longer than expected to be received or may impose conditions that are not presently anticipated or cannot be met.

Completion of the Chubb Merger remains conditioned upon the receipt of certain governmental approvals, including, without limitation, insurance regulatory approvals. Although each party has agreed to use respective reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained and that the other conditions to completing the Chubb Merger will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the Chubb Merger or require changes to the terms of the Chubb Merger or Merger Agreement. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding completion of the Chubb Merger or of imposing additional costs or limitations on ACE following completion of the Chubb Merger, any of which might have an adverse effect on ACE following completion of the Chubb Merger.

Each party’s obligation to complete the Chubb Merger is subject to the condition that the required governmental approvals have been obtained without the imposition of a condition or restriction that would reasonably be likely to have a material and adverse effect on ACE and its subsidiaries, taken as a whole, giving effect to the Chubb Merger (with such materiality measured on a scale relative to Chubb and its subsidiaries, taken as a whole).

Chubb will be subject to business uncertainties while the Chubb Merger is pending, which could adversely affect its business.

Uncertainty about the effect of the Chubb Merger on employees and customers may have an adverse effect on Chubb, and, consequently, ACE. These uncertainties may impair Chubb’s ability to attract, retain and motivate key personnel until the Chubb Merger is completed and for a period of time thereafter, and could cause customers and others that deal with Chubb to seek to change their existing business relationships with Chubb or cease doing business with Chubb. Employee retention at Chubb may be particularly challenging during the pendency of the Chubb Merger, as employees may experience uncertainty about their roles with ACE following the Chubb Merger and may become distracted as a result of such uncertainty. In addition, the Merger Agreement restricts Chubb from making certain acquisitions and taking other specified actions without the consent of ACE, and generally requires Chubb to continue its operations in the ordinary course, until completion of the Chubb Merger. These restrictions may prevent Chubb from pursuing attractive business opportunities that may arise prior to the completion of the Chubb Merger or otherwise adversely affect Chubb’s ability to do business.

ACE and Chubb will incur significant transaction and Chubb Merger-related costs in connection with the Chubb Merger.

Each of ACE and Chubb has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, including the costs and expenses of filing, printing and mailing the joint proxy statement/prospectus for the ACE and Chubb shareholder meetings and all filing and other fees paid to the SEC in connection with the Chubb Merger.

ACE and Chubb expect to continue to incur a number of non-recurring costs associated with completing the Chubb Merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the Chubb Merger and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs and filing fees.

ACE also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. ACE continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Chubb Merger and the integration of the two companies’ businesses. Although ACE expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow ACE to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor titled “—Risks Relating to the Combined Company Upon Completion of the Chubb Merger—The integration of Chubb into ACE may not be as successful as anticipated” below.

These costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of ACE following the completion of the Chubb Merger.

Litigation relating to the Chubb Merger could require ACE and Chubb to incur significant costs and suffer management distraction, as well as prevent and/or delay the Chubb Merger.

In connection with the Chubb Merger, purported Chubb shareholders have filed putative shareholder class action lawsuits against Chubb, the members of the Chubb board, ACE and Merger Sub. Among other remedies, the plaintiffs seek to enjoin the Chubb Merger. The outcome of any such litigation is uncertain. On October 12, 2015, ACE announced that a memorandum of understanding (“MOU”) had been entered into regarding settlement of such litigation. The MOU is subject to confirmatory discovery and customary conditions and if the court does not approve the settlement, or if the settlement is otherwise disallowed, the proposed settlement as contemplated by the MOU may be terminated. If the cases are not resolved, these lawsuits could prevent or delay completion of the Chubb Merger and result in substantial costs to Chubb and ACE, including any costs associated with the indemnification of directors and officers. Plaintiffs may file additional lawsuits against Chubb, ACE and/or the directors and officers of either company in connection with the Chubb Merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Chubb Merger is completed may adversely affect ACE’s business, financial condition, results of operations and cash flows.

ACE will require additional capital or financing sources for the Chubb Merger or in the future, which may not be available or may be available only on unfavorable terms.

ACE intends to pay the cash consideration using cash on hand, cash sourced from certain of its subsidiaries and Chubb and certain of Chubb’s insurance company subsidiaries and the net proceeds from ACE INA’s issuance of the Notes offered hereby. The availability to ACE or Chubb of cash currently held at certain of ACE’s or Chubb’s subsidiaries may be subject to prior regulatory approvals, which may not be received in a timely fashion or at all.

ACE’s future capital and financing requirements depend on many factors, including its ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses, as well as its investment performance and capital expenditure obligations, including with respect to acquisitions. ACE may need to raise additional funds through financings or access funds through existing or new credit facilities or through short-term repurchase agreements. ACE also from time to time seeks to refinance debt or credit as amounts become due or commitments expire. Any equity or debt financing or refinancing, if available at all, may be on terms that are not favorable to ACE. In the case of equity financings, dilution to ACE’s shareholders could result, and in any case, such securities may have rights, preferences, and privileges that are senior to those of ACE common shares. ACE’s access to funds under existing credit facilities is dependent on the ability of the banks that are parties to the facilities to meet their funding commitments. If ACE cannot obtain adequate capital or sources of credit on favorable terms, or at all, it could be forced to use assets otherwise available for its business operations, and its business, results of operations, and financial condition could be adversely affected.

The effective tax rate that will apply to ACE is uncertain and may vary from expectations.

There can be no assurance that the Chubb Merger will allow ACE to maintain any particular worldwide effective corporate tax rate. No assurances can be given as to what ACE’s effective tax rate will be after the completion of the Chubb Merger because of, among other things, uncertainty regarding the tax policies of the jurisdictions where it operates. ACE’s actual effective tax rate may vary from its expectations and that variance may be material.

Changes in U.S. federal income tax law could materially adversely affect an investment in ACE securities.

In the past, legislation has been introduced in the U.S. Congress intended to eliminate some perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. It is possible that similar legislation could be introduced and enacted by the current Congress or future Congresses that could have an adverse impact on ACE.

If Section 7874 of the Internal Revenue Code were to apply as a result of the Chubb Merger, then ACE may be required to pay substantial additional U.S. federal income taxes going forward.

Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”) would apply if, (i) the percentage (by vote and value) of ACE common shares considered to be held by former Chubb shareholders immediately after the Chubb Merger by reason of holding Chubb common stock as calculated for Section 7874 purposes (the “Section 7874 Percentage”) is at least 60 percent, and (ii) the expanded affiliated group that includes ACE does not have substantial business activities in Switzerland. Determining the Section 7874 Percentage is complex and, with respect to the Chubb Merger, subject to factual and legal uncertainties, including the uncertain scope and application of possible regulatory action under Section 7874 announced by the IRS and the U.S. Treasury Department in Notice 2014-52.

If the Section 7874 Percentage were determined to be at least 60 percent, several limitations could apply to ACE. For example, Chubb would be prohibited from using its net operating losses, foreign tax credits or other tax attributes, if any, to offset the income or gain recognized by reason of the transfer of property to a foreign related person during the 10-year period following the Chubb Merger or any income received or accrued during such period by reason of a license of any property by the U.S. corporation to a foreign related person. In addition, the IRS has announced that it intends to promulgate new rules, which may limit the ability to engage in certain restructuring transactions relating to the non-U.S. members of the ACE Group after the Chubb Merger. Additionally, recent legislative, regulatory and treaty proposals in the United States would impose certain earnings stripping limitations and reduce potential tax treaty benefits with respect to ACE and its affiliates if the Section 7874 Percentage is calculated to be at least 60 percent.

Section 7874 is not expected to apply as a result of the Chubb Merger because the former Chubb shareholders are expected to receive less than 60 percent of the ACE common shares (by vote or value) by reason of holding Chubb common stock. However, it is possible that there could be a change in law under Section 7874 or otherwise (including the promulgation of regulations announced by the IRS and the U.S. Treasury Department in Notice 2014-52) that could, prospectively or retroactively, adversely affect ACE and its affiliates.

Risks Relating to the Combined Company Upon Completion of the Chubb Merger

Future results of ACE may differ, possibly materially, from the Unaudited Pro Forma Combined Financial Statements incorporated by reference into this prospectus supplement.

The future results of ACE following the completion of the Chubb Merger may be different, possibly materially, from those shown in the Unaudited Pro Forma Combined Financial Statements incorporated by reference into this prospectus supplement, which show only a combination of ACE’s and Chubb’s historical results after giving effect to the Chubb Merger. Additionally, if the Chubb Merger occurs, ACE anticipates incurring integration costs, which have not been reflected in the Unaudited Pro Forma Combined Financial

Statements incorporated by reference into this prospectus supplement. In addition, the Chubb Merger and post-Chubb Merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the Chubb Merger or in connection with the post-Chubb Merger integration process may significantly increase the related costs and expenses incurred by ACE.

The integration of Chubb into ACE may not be as successful as anticipated.

The Chubb Merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks; potential liabilities associated with the acquired businesses; and uncertainties related to design, operation and integration of Chubb’s internal control over financial reporting. Difficulties in integrating Chubb into ACE may result in Chubb performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies. ACE’s and Chubb’s existing businesses could also be negatively impacted by the Chubb Merger. In addition, goodwill and intangible assets recorded in connection with insurance company acquisitions may be impaired if premium growth, underwriting profitability, agency retention and policy persistency, among other factors, differ from expectations.

Even if ACE and Chubb complete the Chubb Merger, ACE may fail to realize all of the anticipated benefits of the Chubb Merger.

The success of the Chubb Merger will depend, in part, on ACE’s ability to realize the anticipated benefits and cost savings from combining ACE’s and Chubb’s businesses. The anticipated benefits and cost savings of the Chubb Merger may not be realized fully or at all, or may take longer to realize than expected or could have other adverse effects that ACE does not currently foresee. Some of the assumptions that ACE has made, such as the achievement of operating synergies, may not be realized. The integration process may, for each of ACE and Chubb, result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the Chubb Merger that were not discovered in the course of performing due diligence.

ACE’s results will suffer if it does not effectively manage its expanded operations following the Chubb Merger.

Following completion of the Chubb Merger, ACE’s success will depend, in part, on its ability to manage its expansion through the completion of the Chubb Merger, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Chubb into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners.

Risks Related to the Notes and the Offering

The Notes are effectively subordinated to the indebtedness of our subsidiaries.

Both ACE Limited and ACE INA conduct their operations through subsidiaries, which generate a substantial portion of their respective operating income and cash flow. As a result, distributions or advances from subsidiaries of ACE INA and ACE Limited are a major source of funds necessary for ACE INA and ACE Limited to meet their respective debt service and other obligations. Contractual provisions, laws or regulations, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of ACE INA or ACE Limited to obtain cash required to pay ACE INA’s debt service obligations, including payments on the Notes, or ACE Limited’s payment obligations under the guarantee. The Notes will be structurally subordinated to all obligations of ACE INA’s subsidiaries, including claims with respect to trade payables. ACE Limited’s guarantee of the Notes will be structurally subordinated to all obligations of ACE Limited’s subsidiaries, including claims with respect to trade payables. This means that holders of the Notes will have a junior position to the claims of creditors of ACE INA’s subsidiaries on their assets and earnings, and holders of the guarantee will have a junior position to the claims of creditors of ACE’s subsidiaries on their assets and earnings. At

June 30, 2015, ACE INA and its subsidiaries had a total of approximately $6 billion of indebtedness outstanding (other than trade payables). On a pro forma basis, after giving effect to the sale of the Notes and the consummation of the Chubb Merger and the merger of Chubb with and into ACE INA, at June 30, 2015, ACE INA and its subsidiaries had a total of approximately $     billion of indebtedness outstanding (other than trade payables). On a pro forma basis, after giving effect to the sale of the Notes and the consummation of the Chubb Merger, at June 30, 2015, ACE had approximately $     billion of indebtedness (other than trade payables) outstanding on a consolidated basis, of which $     billion of subsidiary indebtedness would be structurally senior to ACE Limited’s guarantee of the Notes.

The Notes are not secured by any of our assets and any secured creditors would have a prior claim on our assets.

The Notes are not secured by any of our assets. The terms of the indenture permit us to issue secured indebtedness, subject to certain limitations, without equally and ratably securing the Notes. See “Description of ACE INA Debt Securities and ACE Guarantee—Covenants Applicable to ACE INA Senior Debt Securities” in the accompanying prospectus. If we become insolvent or are liquidated, or if payment under any of the agreements governing any secured debt is accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender. Accordingly, the secured lenders will have a prior claim on our assets to the extent of their liens, and it is possible that there will be insufficient assets remaining from which claims of the holders of these Notes can be satisfied. As of the date of this prospectus supplement, we do not have significant amounts of secured indebtedness.

In the event of a special mandatory redemption, holders of the Notes may not obtain their expected return on the Notes.

If we are required to redeem the Notes pursuant to the special mandatory redemption provisions described under “Description of Notes and Guarantee—Special Mandatory Redemption,” you may not obtain your expected return on the Notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the Notes, the trading prices of the Notes may not reflect the financial results of our business or macroeconomic factors. You will have no rights under the special mandatory redemption provisions if the Chubb Merger closes, nor will you have any right to require us to repurchase your Notes if, between the closing of this offering and the closing of the Chubb Merger, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Merger Agreement materially change.

We may choose to redeem the Notes of any series prior to maturity.

We may redeem some or all of the Notes of any series at any time and from time to time as described under the caption “Description of Notes and Guarantee—Optional Redemption.” Although the Notes contain make-whole provisions during certain periods designed to compensate you for the lost value of your Notes if ACE INA redeems your Notes prior to maturity, the make-whole provisions are only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of Notes.

Negative covenants in the indenture offer only limited protection to holders of the Notes.

The indenture governing the Notes contains negative covenants that apply to us and our subsidiaries. However, the indenture does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the Notes;

•	restrict our ability to repurchase or redeem our securities;

•	restrict our ability to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes; or

•	restrict our ability to make investments.

Our credit ratings may not reflect all risks of your investment in the Notes and these ratings could be lowered at any time.

The credit ratings assigned to the Notes are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of its rating may be obtained from each rating agency. There can be no assurance that the credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by a rating agency, if, in the rating agency’s judgment, circumstances so warrant. For example, any ratings in effect on the date of this prospectus supplement could be lowered prior to the original issue date for the Notes or shortly thereafter. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs.

There may not be active trading markets for the Notes and future trading prices of the Notes will depend upon many factors.

There are no existing markets for the Notes of any series and we do not intend to apply for listing of the Notes of any series on any securities exchange or any automated quotation system. Accordingly, trading markets for the Notes of any series may not develop and any markets that do develop may not provide sufficient liquidity for the holders to sell their Notes at attractive prices, or at all. Future trading prices of the Notes of any series will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Notes and the market for similar securities. Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the Notes;

•	outstanding amount of the Notes;

•	terms related to optional redemption of the Notes; and

•	level, direction and volatility of market interest rates generally.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes of any series.

USE OF PROCEEDS

We expect the net proceeds from the sale of the Notes to be approximately $         billion (after underwriting discounts and offering expenses payable by us). All of these net proceeds will be received and used exclusively outside Switzerland. ACE intends to use the net proceeds from this offering plus available cash to fund the cash portion of the Merger Consideration in the Chubb Merger. See “Prospectus Supplement Summary—Chubb Merger.”

We currently expect that the closing of the Chubb Merger will occur in the first quarter of 2016, subject to certain closing conditions, including receipt of required governmental approvals, such as insurance regulatory approvals. This offering, however, is not conditioned upon, and will be consummated before, the closing of the Chubb Merger. If the Chubb Merger is not consummated on or prior to September 30, 2016, or the Merger Agreement is terminated, ACE INA will be required to redeem all of the Notes at a redemption price equal to 101% of their respective principal amounts, plus accrued and unpaid interest, if any, from the date of initial issuance to, but not including, the Special Mandatory Redemption Date. See “Description of Notes and Guarantee—Special Mandatory Redemption.”

Pending application of the net proceeds, ACE may invest them in marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES OF ACE

The following table sets forth ACE’s ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,					Six Months Ended June 30, 2015
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges(1)	11.8x	14.4x	11.4x	8.1x	15.5x	12.8x

(1)	We recognize accruals for interest and penalties, if any, related to unrecognized tax benefits in income tax expense (i.e. excluded from interest expense).

The table below sets forth ACE’s pro forma combined ratio of earnings to fixed charges for the periods presented. The pro forma ratio is derived from the pro forma combined financial data, which is based on historical consolidated financial statements of ACE and Chubb after giving effect to the completion of the Chubb Merger and the assumptions and adjustments described in the notes to the Unaudited Pro Forma Combined Financial Statements.

	Year Ended December 31, 2014	Six Months Ended June 30, 2015
Pro forma combined ratio of consolidated earnings to fixed charges	8.2x	8.2x

For purposes of computing the preceding ratios, earnings consist of net income before income tax expense, plus fixed charges to the extent that these charges are included in the determination of earnings. Fixed charges consist of interest costs, plus the portion of rental expense deemed to be interest.

CAPITALIZATION OF ACE

The following table sets forth, at June 30, 2015, ACE’s consolidated cash, short-term debt and capitalization on (i) an actual basis, (ii) a pro forma basis giving effect to the Chubb Merger (which includes an adjustment for the incurrence of $5.3 billion of debt to finance a portion of the cash portion of the Merger Consideration) and (iii) a pro forma as adjusted basis giving effect to the Chubb Merger and the sale of the Notes. See “Use of Proceeds” for a discussion of the use of the proceeds from the sale of the Notes (but not the aforementioned $5.3 billion adjustment in light of the adjustment for the sale of the Notes). You should read this table in conjunction with the summary unaudited pro forma combined financial data herein, see “Prospectus Supplement Summary—Summary Unaudited Pro Forma Combined Financial Data,” as well as the Unaudited Pro Forma Combined Financial Statements and our consolidated financial statements and the notes thereto which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At June 30, 2015
	Actual	Pro Forma(1)	Pro Forma As Adjusted
	(in millions of U.S. dollars)
Cash	$790	$887	$

Short-term debt	$2,102	$2,102		$2,102

Long-term debt:
Subsidiary debt:
ACE INA:
ACE INA senior notes due 2017	$500	$500		$500
ACE INA senior notes due 2018	300	300		300
ACE INA senior notes due 2019	500	500		500
ACE INA senior notes due 2023	474	474		474
ACE INA senior notes due 2024	699	699		699
ACE INA senior notes due 2025	800	800		800
ACE INA debentures due 2029	100	100		100
ACE INA senior notes due 2036	299	299		299
ACE INA senior notes due 2043	474	474		474
Long-term debt incurred to finance Chubb Merger	—	5,300		—
Notes offered hereby	—	—
Notes offered hereby	—	—
Notes offered hereby	—	—
Notes offered hereby	—	—
Other	11	11		11
Chubb(2)(3):
Chubb notes due 2018	—	670		670
Chubb debentures due 2018	—	114		114
Chubb debentures due 2031	—	258		258
Chubb notes due 2037	—	988		988
Chubb notes due 2038	—	785		785
Chubb capital securities due 2067	—	1,049		1,049
Subsidiary trust preferred securities:
ACE INA capital securities due 2030	309	309		309

Total long-term indebtedness	4,466	13,630

Shareholders’ equity:
Common shares	7,833	11,335		11,335
Common shares in treasury	(1,999)	(1,999)		(1,999)
Additional paid-in capital	4,847	15,883		15,883
Retained earnings	18,267	18,432		18,432
Accumulated other comprehensive income	607	402		402

Total shareholders’ equity	29,555	44,053		44,053

Total capitalization	$34,021	$57,683	$

(1)	For liquidity purposes, ACE may choose to finance on a short-term basis a portion of the $9 billion of the Merger Consideration to be paid from ACE and Chubb excess cash. Any borrowings are expected to be repaid within 30 days of the closing of the Chubb Merger. The information in the table above gives effect to the repayment of any such borrowings.
(2)	Upon consummation of the Chubb Merger, ACE Limited intends to fully and unconditionally guarantee the specified Chubb notes, debentures and capital securities upon substantially identical terms as its guarantee of the Notes offered hereby.
(3)	Reflects an adjustment of $564 million to record the estimated fair value adjustment in relation to Chubb’s existing long-term debt that will be assumed by ACE in the Chubb Merger.

DESCRIPTION OF NOTES AND GUARANTEE

We have summarized the provisions of the Notes below. The Notes constitute “ACE INA senior debt securities” described in the accompanying prospectus. This summary supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the ACE INA senior debt securities under the caption “Description of ACE INA Debt Securities and ACE Guarantee” in the accompanying prospectus. In this section, ACE INA refers to ACE INA Holdings Inc., the issuer of the Notes, and “ACE” refers to ACE Limited, the guarantor of the Notes and, in each case, not to any of their respective subsidiaries.

General

The Notes will be issued as four separate series of debt securities under the indenture dated as of August 1, 1999 among ACE INA, as issuer, ACE, as guarantor, and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., successor to J.P. Morgan Trust Company, National Association and The First National Bank of Chicago), as trustee, as amended by the first supplemental indenture dated as of March 13, 2013 between ACE, ACE INA and the trustee. This indenture constitutes the “ACE INA senior indenture” described in the accompanying prospectus.

The ACE INA senior indenture does not limit the amount of notes, debentures or other evidences of indebtedness that ACE INA may issue thereunder and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. ACE INA may from time to time, without giving notice to or seeking the consent of the holders of the Notes of a series, issue debt securities with the same terms as the Notes of such series (except for the issue date and, in some cases, the public offering price and the first interest payment date) and ranking equally and ratably with the Notes of such series. Any additional debt securities having such similar terms, together with the Notes of the applicable series, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions. No such additional debt securities may be issued if an “event of default” (as such term is defined in the accompanying prospectus) has occurred and is continuing with respect to the Notes of such series.

The              Notes will initially be limited to $         in aggregate principal amount and will mature on                     ,         . The              Notes will bear interest at the rate of     % per year from the original issue date (                    , 2015), or from the most recent interest payment date to which interest has been paid or provided for.

The              Notes will initially be limited to $         in aggregate principal amount and will mature on                     ,         . The              Notes will bear interest at the rate of     % per year from the original issue date (                    , 2015), or from the most recent interest payment date to which interest has been paid or provided for.

The              Notes will initially be limited to $         in aggregate principal amount and will mature on                     ,         . The              Notes will bear interest at the rate of     % per year from the original issue date (                    , 2015), or from the most recent interest payment date to which interest has been paid or provided for.

The              Notes will initially be limited to $         in aggregate principal amount and will mature on                     ,         . The              Notes will bear interest at the rate of     % per year from the original issue date (                    , 2015), or from the most recent interest payment date to which interest has been paid or provided for.

ACE INA will make interest payments on the Notes semi-annually in arrears on              and              of each year, beginning on                     , 2016, to the holders of record at the close of business on the immediately preceding              and             , respectively (whether or not a business day). Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date or maturity or redemption date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such interest payment date or maturity or redemption date, as the case may be, to such next business day. “Business day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

ACE INA will issue the Notes of each series only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Guarantee

ACE will fully and unconditionally guarantee all payments on the Notes as described in the accompanying prospectus under “Description of ACE INA Debt Securities and ACE Guarantee—ACE Guarantee.”

Ranking

The Notes will be senior unsecured obligations of ACE INA and will rank equally in right of payment with all of ACE INA’s other unsecured and unsubordinated indebtedness from time to time outstanding. The guarantee will be a senior unsecured obligation of ACE and will rank equally in right of payment with all of ACE’s other unsecured and unsubordinated indebtedness from time to time outstanding.

The Notes will be effectively subordinated to any secured indebtedness of ACE INA or ACE, as the case may be, to the extent of the value of the assets securing such indebtedness. The indenture does not limit the amount of debt that ACE INA, ACE or their respective subsidiaries can incur. However, the indenture does restrict the ability of ACE INA, ACE and their respective subsidiaries to incur secured debt. See “Description of ACE INA Debt Securities and ACE Guarantee—Covenants Applicable to ACE INA Senior Debt Securities” in the accompanying prospectus.

In addition, both ACE and ACE INA conduct their operations through subsidiaries, which generate a substantial portion of their respective operating income and cash flow. As a result, distributions or advances from subsidiaries of ACE INA and ACE are a major source of funds necessary for ACE INA and ACE to meet their respective debt service and other obligations. Contractual provisions, laws or regulations, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of ACE INA or ACE to obtain cash required to pay ACE INA’s debt service obligations, including payments on the Notes, or ACE’s payment obligations under the guarantee. The Notes will be structurally subordinated to all obligations of ACE INA’s subsidiaries, including claims with respect to trade payables. The guarantee will be structurally subordinated to all obligations of ACE’s subsidiaries, including claims with respect to trade payables. This means that holders of the Notes will have a junior position to the claims of creditors of ACE INA’s subsidiaries on their assets and earnings, and holders of the guarantee will have a junior position to the claims of creditors of ACE’s subsidiaries on their assets and earnings. At June 30, 2015, ACE INA and its subsidiaries had a total of approximately $6 billion of indebtedness outstanding (other than trade payables). On a pro forma basis, after giving effect to the sale of the Notes and the consummation of the Chubb Merger and the merger of Chubb with and into ACE INA, at June 30, 2015, ACE INA and its subsidiaries had a total of approximately $     billion of indebtedness outstanding (other than trade payables). On a pro forma basis, after giving effect to the sale of the Notes and the consummation of the Chubb Merger, at June 30, 2015, ACE had approximately $     billion of indebtedness (other than trade payables) outstanding on a consolidated basis, of which $     billion of subsidiary indebtedness would be structurally senior to ACE Limited’s guarantee of the Notes.

Payments of Additional Amounts

We will make all payments on Notes without withholding of any present or future taxes or governmental charges of Switzerland, the Cayman Islands or Bermuda (each, a “taxing jurisdiction”), unless we are required to do so by applicable law or regulation. If under the laws or regulations of a taxing jurisdiction we are required to withhold amounts, we will, subject to the limitations described in the accompanying prospectus under “Description of ACE INA Debt Securities and ACE Guarantee—Payment of Additional Amounts,” pay to you additional amounts so that every net payment made to you, after the withholding, will be the same amount provided for in the Notes and the indenture. See also “—Redemption for Changes in Withholding Taxes.”

Notwithstanding the above, in the event that any tax is imposed on payments on the Notes under sections 1471 through 1474 of the Internal Revenue Code, any current or future regulations thereunder and official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code (“IRC Chapter 4”), no “gross up” payments or additional amounts will be paid to the holders. Further, the holders of Notes agree to provide, promptly upon request, to ACE INA and its agents (or other persons responsible for withholding of taxes, including but not limited to withholding of tax under IRC Chapter 4 or delivery of information under IRC Chapter 4) information and/or properly completed and signed tax certifications sufficient to eliminate the imposition of or to determine the amount of any withholding of tax, including withholding of tax under IRC Chapter 4, or to enable ACE INA or its agents to satisfy reporting and other obligations.

Redemption for Changes in Withholding Taxes

ACE INA will be entitled to redeem the Notes of any or all series, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that ACE INA or ACE has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes of such series, any additional amounts as a result of:

•	a change in or an amendment to the laws (including any regulations promulgated thereunder) of a taxing jurisdiction, which change or amendment is announced after the date of this prospectus supplement; or

•	any change in or amendment to any official position regarding the application or interpretation of the laws or regulations of a taxing jurisdiction, which change or amendment is announced after the date of this prospectus supplement, and, in each case, ACE INA or ACE, as applicable, cannot avoid such obligation by taking reasonable measures available to it.

Before ACE INA publishes or mails any notice of redemption of the Notes of such series as described above, it will deliver to the trustee an officers’ certificate to the effect that it cannot avoid its obligation to pay additional amounts by taking reasonable measures available to it and an opinion of independent legal counsel of recognized standing stating that ACE INA or ACE, as applicable, would be obligated to pay additional amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Optional Redemption

ACE INA may redeem (i) the              Notes in whole at any time or in part from time to time prior to             ,              (         months prior to the maturity date of such Notes), (ii) the              Notes in whole at any time or in part from time to time prior to             ,              (         months prior to the maturity date of such Notes), (iii) the              Notes in whole at any time or in part from time to time prior to             ,              (         months prior to the maturity date of such Notes) and/or (iv) the          Notes in whole at any time or in part from time to time prior to             ,              (         months prior to the maturity date of such Notes), in each case, at its option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed; and

•	the sum of the present value of the remaining scheduled payments of principal and interest on the Notes being redeemed (excluding interest accrued to the redemption date) from the redemption date to the maturity date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus basis points, in the case of the Notes, basis points, in the case of the Notes, basis points, in the case of the Notes, and basis points, in the case of the Notes, plus, in each case, accrued and unpaid interest on the Notes being redeemed to but excluding the redemption date.

In addition, at any time on and after (i)            ,              with respect to the              Notes (         months prior to the maturity date of such Notes), (ii)            ,              with respect to the          Notes (         months prior to the maturity date of such Notes), (iii)            ,         with respect to the              Notes (         months prior to the maturity date of such Notes) or (iv)            ,          with respect to the          Notes (         months prior to the maturity date of such Notes), ACE INA may redeem some or all of the Notes of the applicable series, at its option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes being redeemed to but excluding the redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means either Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC or Citigroup Global Markets Inc., or their respective successors, as may be appointed from time to time by ACE INA or, if no such firm is willing or able to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by ACE INA.

“Reference Treasury Dealer” means (i) each of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, which we refer to as a “Primary Treasury Dealer,” ACE INA will substitute another Primary Treasury Dealer and (ii) any other Primary Treasury Dealers selected by ACE INA.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Holders of Notes to be redeemed will be sent a redemption notice at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the Notes are to be redeemed and the Notes are global notes held by DTC or its nominee, the particular Notes or portions thereof selected for redemption from the outstanding Notes not previously redeemed shall be selected by DTC in accordance with its standard procedures. If the Notes are not then global notes held by DTC or its nominee, the trustee will select the particular Notes or portions of the Notes for redemption from the outstanding Notes not previously called by such method as the trustee deems appropriate. Unless ACE INA defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

In addition, ACE INA may at any time purchase any of the Notes by tender, in the open market or by private agreement, subject to applicable law.

Special Mandatory Redemption

ACE INA expects to use all of the net proceeds from this offering as described under “Use of Proceeds” towards funding the cash portion of the Merger Consideration payable in connection with the Chubb Merger. The closing of this offering, however, will occur in advance of the expected date of consummation of the Chubb Merger. If the Chubb Merger is not consummated on or prior to September 30, 2016, or the Merger Agreement is terminated, ACE INA will be required to redeem all of the Notes on the Special Mandatory Redemption Date at a redemption price equal to 101% of their respective principal amounts, plus accrued and unpaid interest, if any, from the date of original issuance to, but not including, the Special Mandatory Redemption Date.

ACE INA will prepare a notice of redemption and cause the trustee to mail the notice to each registered holder promptly after the occurrence of the event triggering such redemption. On and after the Special Mandatory Redemption Date, interest will cease to accrue on the Notes (unless ACE INA defaults in the payment of the redemption price and accrued interest). On or before the Special Mandatory Redemption Date, ACE INA will deposit with a paying agent money sufficient to pay the redemption price of the Notes.

“Special Mandatory Redemption Date” means the date fifteen (15) calendar days, or the next business day if such date is not a business day, following the earlier to occur of (1) September 30, 2016, if the Chubb Merger has not been consummated on or prior to that date and (2) the date, if any, that the Merger Agreement is terminated.

Notwithstanding the foregoing, installments of interest on any series of Notes that are due and payable on interest payment dates falling on or prior to the Special Mandatory Redemption Date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the Notes and the indenture.

Sinking Fund

The Notes will not have the benefit of any sinking fund.

Notices

ACE INA will mail notices and communications to a holder’s address as shown on the applicable security register.

Paying Agents and Transfer Agents

The trustee will be the paying agent and transfer agent for the Notes.

The Trustee

The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association and The First National Bank of Chicago), is the trustee under the indenture. The trustee and its affiliates also perform commercial banking services for us for which they receive customary fees.

Book-Entry Delivery and Settlement

Global Notes

We will issue each series of Notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the indenture and under such Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the indenture or under such Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of such Notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

With respect to each series of Notes, we will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an Event of Default with respect to such series of Notes has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

CERTAIN TAX CONSEQUENCES

United States

The following is a general discussion of certain United States federal tax consequences of the acquisition, ownership and disposition of the Notes by initial holders of Notes, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder and administrative rulings and court decisions, all as of the date hereof, and all of which are subject to change, possibly retroactively. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the Notes (“Holders”) who purchase Notes at their original issue price (generally the first price at which a substantial amount of the Notes are sold for money to the public, not including purchases by bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and who hold such Notes as capital assets within the meaning of Section 1221 of the Code and assumes that such issue price is the price stated on the cover of this offering memorandum. This discussion assumes that the Notes are not issued with original issue discount as that term is defined in the Code and Treasury Regulations. This discussion does not consider any specific facts or circumstances or special tax rules that may apply to a particular Holder based on its status (including, for example, a bank, a financial institution, a broker-dealer, an insurance company, a passive foreign investment company, a controlled foreign corporation, an individual retirement or other tax-deferred account, an S corporation, a broker-dealer or dealer or trader in securities or currencies, a tax-exempt organization, a partnership or other pass-through entity, an expatriate, a real estate investment trust, a regulated investment company, or a person that holds securities as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax, Medicare tax on unearned income or estate and gift tax consequences or any aspect of state, local or foreign taxation. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and we cannot assure you that the IRS will agree with such statements and conclusions.

For purposes of this discussion, a “U.S. Holder” means a Holder that is, for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A Non-U.S. Holder is a Holder that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes holds the Notes, the tax treatment of a partner thereof will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding the Notes should consult their tax advisors as to the tax consequences to them of the purchase, ownership and disposition of the Notes by the partnership.

Certain Contingent Payments

Although the matter is not free from doubt, we believe, and we intend to take the position, that the Notes should not be characterized as contingent payment debt instruments under United States federal income tax law even though the Notes provide for certain contingent payments. See “Description of Notes and Guarantee”. Our determination is binding on a Holder unless such Holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, a Holder might be required to accrue interest income at a higher rate than the stated interest rate on the Notes, and to treat as ordinary income any gain realized on the taxable disposition of a Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the Notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. Federal Income Taxation of U.S. Holders

Payments of interest—Interest on a Note will be “qualified stated interest,” as that term is defined in the Code and the Treasury Regulations, and generally will be taxable to a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s method of accounting for tax purposes. In addition to interest payments on the Notes, U.S. Holders will be required to include in income any additional amounts described above in “Description of Notes and Guarantee—Payments of Additional Amounts” and any interest payments from ACE pursuant to the guarantee. Interest income on a Note (including interest payments from ACE under the guarantee) generally will be considered United States source income.

See the discussion below under “Information Reporting and Backup Withholding” regarding certain information we may be required to provide to the IRS with respect to payments to U.S. Holders and circumstances under which we may be required to withhold U.S. federal income tax on payments to U.S. Holders.

Disposition—In general, a U.S. Holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the Notes measured by the difference between (1) the amount of cash and fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (2) the U.S. Holder’s adjusted tax basis in the Notes. A U.S. Holder’s adjusted tax basis in the Notes generally will equal the cost of the Notes to the U.S. Holder, less any principal payments received by such U.S. Holder. Any gain or loss will generally be long-term capital gain or loss, provided the Notes had been held by such U.S. Holder for more than one year at the time of disposition. In the case of individual U.S. Holders, long-term capital gain is currently subject to a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses by U.S. Holders is subject to limitations.

A U.S. Holder that sells a Note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale that has not been previously included in income.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest—Subject to the discussions of FATCA (as defined below) and backup withholding below, payments of interest on the Notes to a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax or U.S. withholding tax, unless such payments are effectively connected with the conduct of a U.S. trade or business, and in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained in the United States by the Non-U.S. Holder, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is actually or constructively related to us through stock ownership; and

•	either (a) the beneficial owner of the Notes certifies to us or our agent on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s circumstances,

under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) holds the Notes on behalf of the beneficial owner and certifies to us or our agent, under penalties of perjury, that a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s circumstances, has been received by it from the Non-U.S. Holder or a qualifying intermediary and furnishes a copy to our agent; provided that a non-United States Financial Institution may fulfill the certification requirement by providing a Form W-8IMY to us certifying that it has entered into an agreement with the IRS to be treated as a qualifying intermediary.

The requirements set forth in the bulleted clauses above are known as the “Portfolio Interest Exception.”

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate unless the beneficial owner of the Note provides us or our agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s circumstances, claiming, under penalties of perjury, an exemption from, or reduction in, the U.S. federal withholding tax rate under a tax treaty (a “Treaty Rate”), or

•	IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to the U.S. federal withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to U.S. federal income tax rates on a net income basis as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Rate to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own independent tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not serve to avoid withholding if we have actual knowledge or reason to know that statements on the form are false.

If interest on the Notes is “effectively connected,” as that term is defined in the Code and the Treasury Regulations, with a U.S. trade or business of the Non-U.S. Holder (and if required by an applicable treaty, attributable to a U.S. permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder, although exempt from the U.S. federal withholding tax described above (provided that the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation and interest on the Note is effectively connected with its U.S. trade or business (and if required by applicable treaty, attributable to a U.S. permanent establishment), such Holder may be subject to an additional branch profits tax at a rate of 30% (unless reduced by treaty) in respect of such interest. A Non-U.S. Holder that is engaged in the conduct of a trade or business in the United States is urged to consult its tax advisors regarding the U.S. tax consequences of the ownership and disposition of the Notes.

Disposition—Subject to the discussions of FATCA and backup withholding below, except with respect to accrued and unpaid interest (which is subject to the rules discussed above under “U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest”), a Non-U.S. Holder will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or other disposition of the Notes, unless (a) that Holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met or (b) the gain is effectively connected with the conduct of a United States trade or business of the Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained in the United States by the Holder). If the exception under (a) applies, the Non-U.S. Holder will be subject to tax equal to 30% on the gain realized except as provided under an applicable treaty. If the exception under (b) applies, the Non-U.S. Holder will be subject to U.S. federal income tax as described under “—U.S. Federal Income Taxation of U.S. Holders—Disposition” unless an applicable treaty provides otherwise, and if such holder is a corporation, it may be subject to an additional 30% branch profits tax. Accrued and unpaid interest realized on a sale, exchange or other disposition of a Note will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payments of Interest.”

Information Reporting and Backup Withholding

We will, where required, report to Holders and the IRS the amount of any interest paid on the Notes in each calendar year and the amounts of federal tax withheld, if any, with respect to payments. A U.S. Holder may be subject to information reporting and to backup withholding at a current rate of 28% with respect to payments of principal and interest made on the Notes, or on proceeds of the disposition of the Notes before maturity, unless that U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

Under the Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any agent thereof (in its capacity as such) to a Non-U.S. Holder if such Non-U.S. Holder has provided the required certification that it is not a U.S. person on the IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s circumstances, or has otherwise established an exemption (provided that neither ACE INA nor its agent has actual knowledge that such holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

Payments of the proceeds from the sale of the Notes to or through a foreign office of a broker will not be subject to information reporting or backup withholding, unless the broker is (1) a U.S. person, (2) a “controlled foreign corporation,” (3) a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business or (4) a foreign partnership, if, at any time during its taxable year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a United States trade or business, and the Non-U.S. Holder does not establish an exception as specified in the Treasury Regulations regarding backup withholding and information reporting, as applicable.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against the Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, these rules may be modified pursuant to FATCA (defined below). Holders should consult their own tax advisors regarding its effect, if any, of any of these rules with respect to their particular situation.

Foreign Account Tax Compliance Act

Sections 1471 through to 1474 of the Code (including any regulations or official interpretations issued with respect thereof or agreements thereunder and any amended or successor provisions, “FATCA”) generally impose a withholding tax of 30% on payments of interest or gross proceeds from the disposition of a debt instrument to (i) a “foreign financial institution” (as defined in the Code) (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution is “deemed compliant,” complies with an applicable intergovernmental agreement and/or enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution in certain cases (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity.

Withholding taxes under FATCA currently apply with respect to payments of fixed and determinable annual or periodic income, including interest, but for other “withholdable payments,” including payments of gross proceeds on dispositions of assets producing such income, withholding taxes under FATCA apply only to payments made after December 31, 2018. Certain countries have entered into, and other countries are expected to enter into, agreements with the U.S. to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk the Notes will be subject to the withholding described above, these agreements are expected to reduce the risk of such withholding for investors in (or indirectly holding Notes through financial institutions in) those countries. Prospective purchasers of the Notes should consult their own tax advisors regarding the implications of FATCA on their investment in the Notes.

Swiss Taxation

Swiss Withholding Tax (Verrechnungssteuer)

Under current Swiss law and practice of the Swiss federal tax administration, there is no Swiss withholding tax (Verrechnungssteuer) levied by Switzerland under the Swiss withholding tax act (Verrechnungssteuergesetz, SR 642.21) on interest paid under the Notes or ACE Limited’s guarantee of the Notes, if the proceeds from the Notes are neither directly nor indirectly used in Switzerland (it is not contemplated to use the proceeds in Switzerland, see “Use of Proceeds”), and if ACE INA is domiciled and has its effective place of management outside Switzerland, in each case as interpreted by the Swiss federal tax administration and/or Swiss courts, at any time while the Notes are outstanding.

EU Savings Tax for Swiss Paying Agents

The payment of interest (and discount or premium, if any) in respect of the Notes by ACE INA or ACE Limited or the payment of accrued interest upon a sale of the Notes by the purchaser may be subject to a deduction of 35%, if such payment is made to an EU resident individual (or certain entities or vehicles) via a Swiss paying agent. The deduction is not applied if the recipient of the payment voluntarily elects to have certain information on the payment transmitted to the tax authorities of his state of residence.

Issue or Transfer Stamp Taxes

The issuance of Notes is not subject to issue or transfer stamp taxes provided under the Swiss stamp tax act (Stempelabgabengesetz, SR 641.10). Secondary market transactions in Notes may be subject to transfer stamp tax of up to 0.3% under the Swiss stamp tax act of the consideration paid, if a Swiss or Liechtenstein securities dealer (as defined in the Swiss stamp tax act) is involved in the transaction as party or as intermediary. Redemption of Notes is not subject to issue or transfer stamp taxes.

UNDERWRITING

We are offering the Notes described in this prospectus supplement through the underwriters named below. Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the underwriters dated the date of this prospectus supplement. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of Notes listed next to its name in the following table:

Underwriter	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes
Morgan Stanley & Co. LLC.	$	$	$	$
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.

Total:	$	$	$	$

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the Notes if they buy any of them. The underwriters will sell the Notes to the public when and if the underwriters buy the Notes from us.

The underwriters have advised us that they propose initially to offer the Notes to the public for cash at the applicable public offering price set forth on the cover of this prospectus supplement, and may offer the Notes to certain dealers at such price less a concession not in excess of     % of the principal amount of the              Notes,     % of the principal amount of the              Notes,     % of the principal amount of the              Notes and     % of the principal amount of the              Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the              Notes,     % of the principal amount of the              Notes,     % of the principal amount of the              Notes and     % of the principal amount of the             Notes, in each case, to certain other dealers. After the applicable initial public offering of the Notes, the public offering price and other selling terms may be changed.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the applicable series of Notes).

Paid by ACE INA
Per Note		%
Per Note
Per Note
Per Note
Total	$

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $        .

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Notes are new issues of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Notes of each series after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

In connection with the offering of the Notes, the representatives may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the representatives may overallot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the Notes. The representatives will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

The representatives also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. For example, certain of the underwriters or their affiliates are lenders under certain of our credit facilities, including our syndicated letter of credit facility expiring in 2017, and also may provide additional financing for the Chubb Merger.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

It is expected that delivery of the Notes will be made against payment therefor on or about                     , 2015, which is the business day following the date hereof (such settlement cycle being referred to as “T+     ”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on any date prior to the          business day before delivery thereof will be required, by virtue of the fact that the Notes initially will settle in T+        , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes on any date prior to the          business day before delivery thereof should consult their own advisors.

Selling Restrictions

Switzerland

The Notes may not be offered, sold or delivered in Switzerland.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus

Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of Notes which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives nominated by ACE INA for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require ACE INA, ACE or any representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purpose of the above provisions, the expression “an offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) in connection with the issue or sale of any Notes has only been communicated or caused to be communicated and will only be communicated or cause to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to ACE INA or to ACE Limited.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Notes have not been offered or sold and will not be offered or sold by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Chapter 571) of the laws of Hong Kong (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Winding Up and Miscellaneous Provisions) (Chapter 32) of the laws of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the Notes have been or will be issued or have been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the applicable securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account of benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations or ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person as defined in Section 275(2) pursuant to an offer referred to in Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

It is a condition of the offer that where the Notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

the shares, debentures and units of shares and debentures of that corporation, and the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the Notes except:

i.	to an institutional investor, or an accredited investor or other relevant person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

ii.	where no consideration is or will be given for the transfer; or

iii.	where the transfer is by operation of law.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the Notes will be passed upon for ACE Limited and ACE INA by Mayer Brown LLP, Chicago, Illinois. Certain legal matters with respect to Swiss law will be passed upon for ACE Limited by Bär & Karrer AG, Zurich, Switzerland. Certain legal matters relating to the Notes will be passed upon for the underwriters by Sidley Austin LLP, New York, New York. Mayer Brown LLP and Sidley Austin LLP may rely on the opinion of Bär & Karrer AG with respect to Swiss law. Sidley Austin LLP has in the past represented ACE, and continues to represent ACE, on a regular basis and in a variety of matters.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to ACE’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the large corporate account P&C business of Itaú Seguros, S.A. the registrant acquired during 2014) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent registered public accounting firm, has audited The Chubb Corporation’s (“Chubb”) consolidated financial statements and schedules included in Chubb’s Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Chubb’s financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

ACE Limited

Common Shares

and

Warrants to Purchase Common Shares

ACE INA Holdings Inc.

Debt Securities

Fully and Unconditionally Guaranteed by

ACE Limited

ACE Capital Trust III

ACE Capital Trust IV

Preferred Securities

Guaranteed to the Extent Provided in this Prospectus by

ACE Limited

ACE Limited, ACE INA Holdings Inc., ACE Capital Trust III or ACE Capital Trust IV will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

ACE Limited’s common shares are traded on the New York Stock Exchange under the symbol “ACE.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is October 23, 2015.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. None of ACE Limited (“ACE” and, together with its direct and indirect subsidiaries, the “Company,” “we,” “us” or “our,” except where it is made clear that the terms mean ACE Limited only), ACE INA Holdings Inc. (“ACE INA”), ACE Capital Trust III or ACE Capital Trust IV (together, the “ACE Trusts” and each an “ACE Trust”) has authorized anyone else to provide you with different information. ACE, ACE INA and the ACE Trusts are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus and any final terms or prospectus supplement relating to these securities do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations. These securities will not be listed on the SIX Swiss Exchange and, therefore, this prospectus and any final terms or prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, these securities may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to these securities with a view to distribution and which will be individually approached by any dealer from time to time.

In this prospectus, references to “dollars” and “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction. References to CHF are to Swiss francs.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that ACE, ACE INA and the ACE Trusts filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process, relating to the common shares, debt securities, debt securities guarantee, warrants, preferred securities and preferred securities guarantees described in this prospectus. Under this shelf process, any or all of ACE, ACE INA and the ACE Trusts may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities ACE, ACE INA or an ACE Trust may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding ACE, ACE INA, the ACE Trusts and the offered securities, please refer to the registration statement. Each time ACE, ACE INA or an ACE Trust sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Any written or oral statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks, uncertainties, and other factors that could, should potential events occur, cause actual results to differ materially from such statements. These risks, uncertainties, and other factors, which are described in more detail elsewhere herein and in other documents we file with the SEC, include but are not limited to:

•	the inability to complete our planned acquisition (the “Chubb Merger”) of The Chubb Corporation (“Chubb”) in a timely manner;

•	the inability to complete the Chubb Merger due to the failure to satisfy the conditions to completion of the Chubb Merger, including receipt of required regulatory approvals;

•	the inability to complete the Chubb Merger due to any other reason;

•	the risk that integration of Chubb’s operations with those of ACE will be materially delayed or will be more costly or difficult than expected;

•	the challenges of integrating and retaining key employees;

•	the effect of the announcement of the Chubb Merger on ACE’s, Chubb’s or the combined company’s respective business relationships, operating results and business generally;

•	the possibility that the anticipated benefits of the Chubb Merger (including synergies and cost savings) will not be realized, or will not be realized within the expected time period;

•	the possibility that the Chubb Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities as a result of the Chubb Merger;

•	general competitive, economic, political and market conditions and fluctuations;

•	actions taken or conditions imposed by the United States and foreign governments and regulatory authorities;

•

losses arising out of natural or man-made catastrophes such as hurricanes, typhoons, earthquakes, floods, climate change (including effects on weather patterns; greenhouse gases; sea; land and air temperatures; sea levels; and rain and snow), nuclear accidents, or terrorism which could be affected by:

•	the number of insureds and ceding companies affected;

•	the amount and timing of losses actually incurred and reported by insureds;

•	the impact of these losses on our reinsurers and the amount and timing of reinsurance recoverable actually received;

•	the cost of building materials and labor to reconstruct properties or to perform environmental remediation following a catastrophic event; and

•	complex coverage and regulatory issues such as whether losses occurred from storm surge or flooding and related lawsuits;

•	actions that rating agencies may take from time to time, such as financial strength or credit ratings downgrades or placing these ratings on credit watch negative or the equivalent;

•	the ability to collect reinsurance recoverables, credit developments of reinsurers, and any delays with respect thereto and changes in the cost, quality, or availability of reinsurance;

•	actual loss experience from insured or reinsured events and the timing of claim payments;

•

the uncertainties of the loss-reserving and claims-settlement processes, including the difficulties associated with assessing environmental damage and asbestos-related latent injuries, the impact of aggregate-policy-coverage limits, the impact of bankruptcy protection sought by various asbestos producers and other related businesses, and the timing of loss payments;

•	changes to assessments as to whether an other-than-temporary impairment is required to be recorded;

•	infection rates and severity of pandemics and their effects on our business operations and claims activity;

•

developments in global financial markets, including changes in interest rates, stock markets, and other financial markets, increased government involvement or intervention in the financial services industry, the cost and availability of financing, and foreign currency exchange rate fluctuations (which we refer to in this report as foreign exchange and foreign currency exchange), which could affect our statement of operations, investment portfolio, financial condition, and financing plans;

•	general economic and business conditions resulting from volatility in the stock and credit markets and the depth and duration of potential recession;

•

global political conditions, the occurrence of any terrorist attacks, including any nuclear, radiological, biological, or chemical events, or the outbreak and effects of war, and possible business disruption or economic contraction that may result from such events;

•	judicial decisions and rulings, new theories of liability, legal tactics, and settlement terms;

•

the effects of public company bankruptcies and/or accounting restatements, as well as disclosures by and investigations of public companies relating to possible accounting irregularities, and other corporate governance issues, including the effects of such events on:

•	the capital markets;

•	the markets for directors and officers (“D&O”) and errors and omissions (“E&O”) insurance; and

•	claims and litigation arising out of such disclosures or practices by other companies;

•

uncertainties relating to governmental, legislative and regulatory policies, developments, actions, investigations, and treaties, which, among other things, could subject us to insurance regulation or taxation in additional jurisdictions or affect our current operations;

•

the actual amount of new and renewal business, market acceptance of our products, and risks associated with the introduction of new products and services and entering new markets, including regulatory constraints on exit strategies;

•

the competitive environment in which we operate, including trends in pricing or in policy terms and conditions, which may differ from our projections and changes in market conditions that could render our business strategies ineffective or obsolete;

•

acquisitions made by us performing differently than expected, our failure to realize anticipated expense-related efficiencies or growth from acquisitions, the impact of acquisitions on our pre-existing organization, or announced acquisitions not closing;

•	risks associated with being a Swiss corporation, including reduced flexibility with respect to certain aspects of capital management and the potential for additional regulatory burdens;

•	the potential impact from government-mandated insurance coverage for acts of terrorism;

•	the availability of borrowings and letters of credit under our credit facilities;

•	the adequacy of collateral supporting funded high deductible programs;

•	changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

•	material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•	the effects of investigations into market practices in the property and casualty (“P&C”) industry;

•	changing rates of inflation and other economic conditions, for example, recession;

•	the amount of dividends received from subsidiaries;

•	loss of the services of any of our executive officers without suitable replacements being recruited in a reasonable time frame;

•

the ability of our technology resources, including information systems and security, to perform as anticipated such as with respect to preventing material information technology failures or third-party infiltrations or hacking resulting in consequences adverse to ACE or its customers or partners; and

•	management’s response to these factors and actual events (including, but not limited to, those described above).

The words “believe,” “anticipate,” “estimate,” “project,” “should,” “plan,” “expect,” “intend,” “hope,” “feel,” “foresee,” “will likely result,” or “will continue,” and variations thereof and similar expressions, identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future events, or otherwise.

ACE LIMITED

ACE Limited is the Swiss-incorporated holding company of the ACE Group of Companies. ACE Limited, which is headquartered in Zurich, Switzerland, and its direct and indirect subsidiaries make up one of the world’s largest multiline property and casualty insurance organizations. ACE and its direct and indirect subsidiaries operate in 54 countries and territories. The affiliated insurance companies of the ACE Group of Companies provide distinct insurance and reinsurance products and services to a diverse group of clients ranging from multinational corporations to consumers. ACE serves multinational corporations and local businesses with property and casualty insurance and services; companies and affinity groups providing or offering accident and health insurance programs and life insurance to their employees or members; insurers managing exposures with reinsurance coverage; and individuals purchasing life, personal accident, supplemental health, homeowners, automobile, valuables, umbrella liability and other specialty insurance coverage. We have grown our business through increased premium volume, expansion of product offerings and geographic reach, and acquisition of other companies. At June 30, 2015, we had total assets of approximately $100 billion and shareholders’ equity of approximately $30 billion. ACE opened its first business office in Bermuda in 1985 and continues to maintain operations in Bermuda.

On July 1, 2015, we announced that we entered into a definitive merger agreement (the “Chubb Merger Agreement”), dated as of June 30, 2015, with The Chubb Corporation (“Chubb”) pursuant to which we will acquire Chubb (the “Chubb Merger”). We currently expect that the closing of the Chubb Merger will occur in the first quarter of 2016, subject to certain closing conditions, including (i) receipt of required governmental approvals, including insurance regulatory approvals, (ii) the ACE common shares to be issued in connection with the Chubb Merger being approved for listing on the New York Stock Exchange and (iii) other customary closing conditions.

We operate through five business segments: Insurance — North American P&C, Insurance — North American Agriculture, Insurance — Overseas General, Global Reinsurance, and Life.

The Insurance — North American P&C segment includes our retail divisions: ACE USA (including ACE Canada), ACE Commercial Risk Services and ACE Private Risk Services; our wholesale and specialty divisions, ACE Westchester and ACE Bermuda; and various run-off operations, including Brandywine Holdings Corporation. Our retail products and services include property, general liability, umbrella and excess liability, workers’ compensation, commercial marine, automobile liability, professional lines D&O and E&O, surety, medical liability, environmental, inland marine, aerospace, accident and health (“A&H”) coverages, as well as claims and risk management products and services. The run-off operations do not actively sell insurance products, but are responsible for the management of certain existing policies and settlement of related claims.

The Insurance — North American Agriculture segment comprises Rain and Hail Insurance Service, Inc. (“Rain and Hail”), which provides comprehensive Multiple Peril Crop Insurance (“MPCI”) and crop-hail insurance, and ACE Agribusiness, which offers farm and ranch coverages as well as specialty P&C coverages for companies that manufacture, process and distribute agriculture products. The MPCI program is offered in conjunction with the U.S. Department of Agriculture.

The Insurance — Overseas General segment comprises ACE International, ACE Global Markets (“AGM”) and the international supplemental A&H business of Combined Insurance. ACE International comprises our retail commercial P&C, A&H, and personal lines businesses serving territories outside the U.S., Bermuda, and Canada. AGM, our London-based international specialty and excess and surplus lines business, includes Lloyd’s of London (“Lloyd’s”) Syndicate 2488 (“Syndicate 2488”), a wholly-owned ACE syndicate. ACE provides funds at Lloyd’s to support underwriting by Syndicate 2488, which is managed by ACE. The reinsurance operation of AGM is included in the Global Reinsurance segment.

The Global Reinsurance segment represents ACE’s reinsurance operations comprising ACE Tempest Re Bermuda, ACE Tempest Re USA, ACE Tempest Re International, and ACE Tempest Re Canada. The Global Reinsurance segment also includes AGM’s reinsurance operations. Global Reinsurance markets reinsurance products worldwide under the ACE Tempest Re brand name and provides solutions for small to mid-sized clients and multinational ceding companies including licensed reinsurance capabilities, property and workers’ compensation catastrophe, loss-warranty, stop-loss cover, marine and aviation programs.

The Life segment comprises ACE’s international life operations, ACE Tempest Life Re, and the North American supplemental A&H and life business of Combined Insurance.

Our product and geographic diversification differentiates us from the vast majority of our competitors and has been a source of stability during periods of industry volatility. Our long-term business strategy focuses on sustained growth in book value achieved through a combination of underwriting and investment income. By doing so, we provide value to our clients and shareholders through the use of our substantial capital base in the insurance and reinsurance markets.

We are organized along a profit center structure by line of business and territory that does not necessarily correspond to corporate legal entities. Profit centers can access various legal entities, subject to licensing and other regulatory rules. Profit centers are expected to generate underwriting income and appropriate risk-adjusted returns. Our corporate structure has facilitated the development of management talent by giving each profit center’s senior management team the necessary autonomy within underwriting authorities to make operating decisions and create products and coverages needed by its target customer base. We are focused on delivering underwriting profit and strive to achieve underwriting income by only writing policies which we believe adequately compensate us for the risk we accept.

Our insurance and reinsurance operations generate gross revenues from two principal sources: premiums and investment income. Cash flow is generated from premiums collected and investment income received less paid losses and loss expenses, policy acquisition costs, and administrative expenses. Invested assets are substantially held in liquid, investment grade fixed income securities of relatively short duration. Claims payments in any short-term period are highly unpredictable due to the random nature of loss events and the timing of claims awards or settlements. The value of investments held to pay future claims is subject to market forces such as the level of interest rates, stock market volatility, and credit events such as corporate defaults. The actual cost of claims is also volatile based on loss trends, inflation rates, court awards, and catastrophes. We believe that our cash balance, our highly liquid investments, credit facilities, and reinsurance protection provide sufficient liquidity to meet unforeseen claim demands that might occur under most loss scenarios for the near term.

ACE was incorporated in August 1985. ACE’s principal executive offices are located at Baerengasse 32, Zurich CH-8001, Switzerland, and its telephone number is +41 (0)43 456 76 00.

ACE INA

ACE INA is an indirect subsidiary of ACE Limited that was formed in December 1998. ACE INA is a U.S. holding company and has no direct insurance operations. ACE INA’s principal asset is the capital stock of its insurance subsidiaries, which includes the companies that make up ACE USA, ACE Commercial Risk Services, ACE Private Risk Services, Rain and Hail, ACE Agribusiness, Combined Insurance and ACE International. At June 30, 2015, ACE INA had shareholders’ equity of approximately $12.2 billion.

The principal executive offices of ACE INA are located at 436 Walnut Street, Philadelphia, Pennsylvania 19106, and its telephone number is (215) 640-1000.

THE ACE TRUSTS

ACE Capital Trust III is a statutory trust created under Delaware law pursuant to (1) a trust agreement executed by ACE, as original depositor of ACE Capital Trust III, and the ACE trustees for the ACE Capital Trust III and (2) the filing of a certificate of trust with the Delaware Secretary of State on May 19, 1999. On August 5, 1999, ACE assigned its rights and obligations as depositor of ACE Capital Trust III to ACE INA. ACE Capital Trust IV is a statutory trust created under Delaware law pursuant to (1) a trust agreement executed by ACE INA, as depositor of ACE Capital Trust IV, and the ACE trustees for ACE Capital Trust IV and (2) the filing of a certificate of trust with the Delaware Secretary of State on May 14, 2002. Each trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. Each restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Each ACE Trust exists for the exclusive purposes of:

•	issuing and selling the preferred securities and common securities that represent undivided beneficial interests in the assets of the ACE Trust,

•	using the gross proceeds from the sale of the preferred securities and common securities to acquire a particular series of ACE INA subordinated debt securities, and

•

engaging in only those other activities necessary, convenient or incidental to the issuance and sale of the preferred securities and common securities and purchase of the ACE INA subordinated debt securities.

ACE INA will directly or indirectly own all of the common securities of each ACE Trust. The common securities of an ACE Trust will rank equally, and payments will be made thereon pro rata, with the preferred securities of that ACE Trust. However, if an event of default under the restated trust agreement resulting from an event of default under the ACE INA subordinated debt securities held by the ACE Trust has occurred and is continuing, the rights of the holder of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Unless otherwise disclosed in the applicable prospectus supplement, ACE INA will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to at least 3 percent of the total capital of each ACE Trust. Each of the ACE Trusts is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

The following is true for each ACE Trust unless otherwise disclosed in the related prospectus supplement:

•	each ACE Trust has a term of approximately 55 years but may dissolve earlier;

•	each ACE Trust’s business and affairs will be conducted by the trustees, referred to collectively as the ACE trustees, appointed by ACE INA, as the holder of all of the common securities;

•	ACE INA, as the holder of the common securities, will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the ACE trustees;

•	the duties and obligations of the ACE trustees will be governed by the amended and restated trust agreement of the ACE Trust;

•	two of the ACE trustees, referred to as the administrative trustees, of each ACE Trust will be persons who are employees or officers of or affiliated with ACE INA;

•

one ACE trustee of each ACE Trust will be a financial institution that is not affiliated with ACE INA and has a minimum amount of combined capital and surplus of not less than $50,000,000, and is referred to as the property trustee. The property trustee shall act as both the property trustee and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act;

•

one ACE trustee of each ACE Trust, which may be the property trustee if it otherwise meets the requirements of applicable law, will have its principal place of business or reside in the State of Delaware and is referred to as the Delaware trustee; and

•	we will pay all fees and expenses related to each ACE Trust and the offering of the preferred securities and common securities.

The office of the Delaware trustee for each ACE Trust in the State of Delaware is located at BNY Mellon Trust of Delaware, 301 Bellevue Parkway, 3rd Floor, Wilmington, Delaware 19809. The principal executive offices for each of the ACE Trusts are located at c/o ACE INA Holdings Inc., 436 Walnut Street, Philadelphia, Pennsylvania 19106. The telephone number of each of the ACE Trusts is (215) 640-1000.

USE OF PROCEEDS

Unless otherwise disclosed in the applicable prospectus supplement, ACE and ACE INA intend to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include repayment of indebtedness, expansion of our net underwriting capacity and acquisitions. Each ACE Trust will invest all proceeds received from the sale of its preferred securities and common securities in a particular series of subordinated debt securities of ACE INA. ACE INA will use these funds for general corporate purposes, which may include repayment of indebtedness, expansion of our net underwriting capacity and acquisitions.

The proceeds from the sale of the offered securities, other than common shares, shall be used outside of Switzerland unless otherwise stated in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES OF ACE

For purposes of computing the following ratios, earnings consist of net income before income tax expense, plus fixed charges to the extent that these charges are included in the determination of earnings. Fixed charges consist of interest costs, plus the portion of rental expense deemed to be interest.

	Six Months Ended June 30, 2015	Fiscal Year Ended December 31
		2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges(1)	12.8x	11.8x	14.4x	11.4x	8.1x	15.5x

(1)	We recognize accruals for interest and penalties, if any, related to unrecognized tax benefits in income tax expense (i.e. excluded from interest expense).

The ACE Trusts had no operations during the periods set forth above.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

ACE may, from time to time, offer under this prospectus, separately or together:

•	registered shares, currently of CHF 24.15 par value each, of ACE, referred to as common shares or registered shares, issued out of authorized share capital and/or conditional share capital, and

•	warrants to purchase common shares.

ACE INA may from time to time offer unsecured senior or subordinated debt securities, which will be fully and unconditionally guaranteed by ACE.

Each of ACE Capital Trust III and ACE Capital Trust IV may offer preferred securities representing undivided beneficial interests in their respective assets, which will be fully and unconditionally guaranteed to the extent described in this prospectus by ACE.

DESCRIPTION OF ACE CAPITAL STOCK

The following is a summary of the material provisions of ACE’s Articles of Association and selected legal provisions that are related thereto. You should refer to ACE’s Articles of Association for complete information regarding its provisions, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

ACE’s Capital Structure

ACE’s common shares are registered shares with a par value of currently CHF 24.15 each. The common shares rank pari passu in entitlement to dividends, liquidation proceeds in case of a liquidation of ACE and pre-emptive rights. ACE does not have any shares carrying preferential rights. As of September 10, 2015, ACE had 323,927,846 common shares outstanding.

ACE’s common shares are listed on the New York Stock Exchange under the symbol “ACE.” Its common shares currently issued and outstanding are fully paid and non-assessable, which means that its common shares are paid for in full at the time they are issued, and, once its common shares are paid for in full, there is no further liability for further assessment or taxation. Any of ACE’s common shares offered by a prospectus supplement will also be fully paid and non-assessable once they are issued to the purchaser in exchange for the full purchase price.

Authorized Share Capital.    At the extraordinary general meeting of shareholders of ACE held on October 22, 2015, ACE shareholders approved an amendment to ACE’s Articles of Association authorizing the Board of Directors to increase the share capital from time to time until October 22, 2017 by an amount not exceeding CHF 3,984,750,000 through the issuance of up to 165,000,000 fully paid up registered shares with a nominal par value of CHF 24.15. The amendment is expected to become effective on or shortly after the date of this prospectus. In addition, at such meeting, ACE shareholders approved the issuance of ACE common shares pursuant to the Chubb Merger Agreement with no opportunity for the exercise of preemptive rights or specific shareholder approval for such issuance.

Conditional Share Capital.    ACE’s Articles of Association provide for increases of the share capital as follows:

•

a share capital increase not exceeding CHF 796,950,000 through the issue of a maximum of 33,000,000 registered shares, payable in full, through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by ACE or by subsidiaries of ACE, including convertible debt instruments; and

•

a share capital increase not exceeding CHF 613,673,935.35 through the issue from time to time of a maximum of 25,410,929 registered shares, payable in full, in connection with the exercise of option rights granted to any employee of ACE or a subsidiary, and any consultant, director, or other person providing services to ACE or a subsidiary.

There are no provisions of Swiss law or ACE’s Articles of Association which impose any limitation on the rights of its shareholders to hold or vote common shares by reason of their not being residents of Switzerland.

Dividend Rights

Under Swiss law, shareholders must approve in advance dividend distributions, though the determination of the record and payment dates may be delegated to the Board of Directors. In order to maintain the practice of quarterly dividends that ACE established many years ago prior to becoming a Swiss company, ACE asks its shareholders annually to approve an annual dividend distribution to be paid in four quarterly installments on dates determined by its Board of Directors. In recent years, ACE has paid dividend distributions made as a share capital decrease in the form of a par value reduction or out of capital contribution reserves (additional paid in capital), in either case in four quarterly installments. ACE currently intends, subject to the discretion of its Board of Directors and the needs of its business, to propose at each annual general meeting a dividend distribution using one of these methods. At its 2015 annual general meeting, ACE’s shareholders approved an annual dividend of up to U.S.$2.68 per share, to be paid in installments as determined by the Board of Directors (currently expected to be paid in U.S. $0.67 per share quarterly dividend installments), and two quarterly installments each in the amount of U.S. $0.67 per share have been paid as of the date of this prospectus.

Although dividend distributions are approved by shareholders as denominated in Swiss francs, payments of such dividend distributions to shareholders are made in U.S. dollars, consistent with ACE’s practices before it redomesticated to Switzerland. To limit shareholder exposure to fluctuations in the U.S. dollar/Swiss franc exchange rate, the per share amount of each quarterly installment is either defined in U.S. dollars or paid pursuant to a formula which ensures that the U.S. dollar amount of such installment remains constant through appropriate adjustment of the Swiss francs amount, in each case subject to a cap expressed in Swiss francs.

Under Swiss law, dividends (other than through reductions in par value) may be paid out only if the corporation has sufficient distributable profits from previous business years, or if the reserves of the corporation are sufficient to allow distribution of a dividend. The board of directors of a Swiss corporation may propose that a dividend be paid, but cannot itself authorize the dividend independently from a shareholders’ authorization of a maximum amount. The company auditors must confirm that the dividend proposal of the Board of Directors conforms with statutory law and the articles of association. Prior to the distribution of dividends, five percent of the annual profits must be allocated to the general reserve until the amount of general reserves has reached twenty percent of the paid-in nominal share capital. ACE’s Articles of Association can provide for a higher general reserve or for the creation of further reserves setting forth their purpose and use. Once this level has been reached and maintained, the shareholders meeting may approve a distribution of each year’s profit within the framework of applicable legal requirements. Unless otherwise resolved, dividends are usually due and payable immediately after the shareholders’ resolution relating to the allocation of profits has been passed. Under Swiss law, the statute of limitations in respect of claims for dividend payments is five years. Distributions in the form of a par value reduction must also be approved by shareholders, require confirmation by an audit expert that the creditors’ claims are fully covered and are subject to a special procedure in which creditors may ask to be satisfied or secured before payment of the distribution. To the extent ACE pays distributions in the form of par value reductions or dividends from its qualifying capital contribution reserves, they will not be subject to Swiss withholding tax under current law.

Voting Rights

Each share is entitled to one vote subject to certain limitations mentioned below. A shareholder of record has the right to grant his voting proxy directly to the independent proxy or to grant a written proxy to any person, who does not need to be a shareholder, or to vote in person at the shareholders’ meeting. The independent proxy is obliged to exercise the voting rights granted by shareholders in accordance with shareholder instructions; absent of such instructions, it must abstain from voting.

Under ACE’s Articles of Association, resolutions generally require the approval of an absolute majority of the votes present at the shareholders’ meeting, each share granting the right to one vote. Shareholders resolutions requiring a vote by absolute majority include amendments to ACE’s Articles of Association, elections of directors and statutory auditors, approval of the annual report and the consolidated financial statements, setting the annual dividend, decisions to discharge directors and management from liability for matters disclosed to the shareholders’ meeting and the ordering of an independent investigation into the specific matters proposed to the shareholders’ meeting (Sonderprüfung).

The approval of at least two-thirds of the votes represented at a shareholders’ meeting will be, however, required for resolutions with respect to:

•	a modification of the purpose of ACE;

•	creation of privileged voting shares;

•	restrictions on the transfer of registered shares and the removal of such restrictions;

•	restrictions on the exercise of the right to vote and the removal of such restrictions;

•	an authorized or conditional increase in share capital;

•

an increase in share capital through the conversions of capital surplus, through a contribution in kind or in exchange for an acquisition of assets, or a grant of special benefits upon a capital increase;

•	restriction or denial of pre-emptive rights;

•	a change of the place of incorporation of ACE;

•	conversion of registered shares into bearer shares and vice versa;

•	dissolution of ACE followed liquidation;

•	the dismissal of the members of the Board of Directors according to art. 705 para. 1 of the Swiss Code of Obligations;

•

the amendment or elimination of the provisions of article 8 (shareholder’s register, transfer restrictions), article 14 (voting rights and shareholder proxies) and article 15 (resolutions of general meeting) of the Articles of Association; and

•	any changes to the two-thirds voting requirement to the extent permitted by mandatory law.

Pursuant to the Swiss Federal Merger Act, special quorum rules apply by law to a merger (Fusion) (including a possible squeeze-out merger), de-merger (Spaltung) or conversion (Umwandlung) of a company.

Except as noted below, ACE’s Articles of Association confer on the holders of shares equal rights, including equal voting and equal financial rights, with each share carrying one vote at ACE’s shareholders’ meetings.

To be able to exercise voting rights, holders of the shares must apply to ACE for enrollment in its share register (Aktienregister) as shareholders with voting rights. Registered holders of shares may obtain the form of declaration from ACE’s transfer agent. Cede & Co., as nominee of The Depository Trust Company, or DTC, will make such declaration with respect to shares held in “street name.” Purchasers of shares will be required to disclose their name and address and that they have acquired their shares in their name and for their account in order to be recorded in ACE’s share register as shareholders with voting rights. As discussed under “Transfer of Shares,” registration with voting rights has some restrictions.

Persons not expressly declaring themselves to be holding shares for their own account in the application for entry in the share register will not be registered as shareholders with voting rights. Certain exceptions exist with regard to nominees.

Legal entities or partnerships or other associations or joint ownership arrangements which are linked through capital ownership or voting rights, through common management or in like manner, as well as individuals, legal entities or partnerships (especially syndicates) which act in concert with intent to evade the entry restrictions are considered as one shareholder or nominee.

Failing registration as shareholders with voting rights, registered shareholders may not participate in or vote at ACE’s shareholders’ meetings, but will be entitled to dividends, preemptive rights and liquidation proceeds. Only shareholders that are registered as shareholders with voting rights on the relevant record date are permitted to participate in and vote at a general shareholders’ meeting.

Notwithstanding the above, if and so long as the Controlled Shares (as defined below) of any individual or legal entity constitute ten percent or more of the registered share capital recorded in the commercial register, such individual or legal entity shall be entitled to cast votes at any ordinary or extraordinary shareholders’ meeting in the aggregate equal to the number (rounded down to the nearest whole number) obtained from following formula: (T ÷ 10) - 1, where “T” is the aggregate number of votes conferred by all the registered share capital recorded in the commercial register. “Controlled Shares” are all shares of ACE directly, indirectly or constructively owned or beneficially by such individual or entity.

ACE’s common shares have noncumulative voting rights, which means that the holders of a majority of its common shares may elect all of its directors, and, in this event, the holders of the remaining shares will not be able to elect any directors. ACE’s directors are elected for one-year terms. Directors may be removed without cause at any time and with immediate effect by resolution of the shareholders at an ordinary or extraordinary shareholders’ meeting.

Shareholders’ Meeting

The shareholders’ meeting is ACE’s supreme body. Ordinary and extraordinary shareholders’ meetings may be held. Currently, the following powers will be vested exclusively in the shareholders’ meeting:

•	adoption and amendment of the Articles of Association;

•

election of directors (individually), the Chairman of the Board of Directors, the members of the compensation committee of the Board of Directors (individually), the independent proxy to whom shareholders may grant proxies or voting instructions to exercise voting rights on their behalf, the auditors, the group auditors and the special auditors;

•	approval of the management report and the consolidated financial statements;

•	approval of the annual financial statements and decision on the allocation of profits shown on the balance sheet, in particular with regard to dividends;

•	granting discharge to the members of the Board of Directors; and

•

passing resolutions as to all matters reserved to the authority of the shareholders’ meeting by law or under the Articles of Association or that are submitted to the shareholders’ meeting by the Board of Directors and are not exclusively vested with ACE’s Board of Directors or auditors.

In conjunction with recent changes to Swiss law, beginning with ACE’s 2015 annual general meeting, the annual binding approval of the maximum aggregate compensation of the Board of Directors and ACE’s executive management is vested exclusively in the shareholder meeting.

ACE’s annual shareholders’ meeting must be held within six months after the end of a financial year.

ACE’s extraordinary shareholders’ meetings may be convened by the Board of Directors or, under certain circumstances, by the statutory auditors or the liquidators. The Board of Directors is further required to convene an extraordinary shareholders’ meeting if so resolved by a shareholders’ meeting or if so requested by shareholders with voting powers who represent at least 10 percent of ACE’s nominal share capital. Shareholders with voting powers whose combined holdings represent shares with a nominal value of at least CHF 1 million have the right to request that a specific proposal be put on the agenda and voted upon at the next shareholders’ meeting. Such request must be made at least 45 days prior to the relevant shareholders’ meeting.

ACE’s shareholders’ meetings will be held at ACE’s place of incorporation, unless the Board of Directors decides otherwise. Notice of an ordinary or extraordinary shareholders’ meeting must be given by the Board of Directors or, if necessary, by the auditors, no later than 20 days prior to the meeting date. Such notice is given by way of an announcement appearing once in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt). The notice period is deemed to have been observed if notice of the meeting is published in the Swiss Official Gazette of Commerce whereby the date of publication is not calculated when computing the period. Shareholders may in addition be informed by ordinary mail. The notice of a meeting must state the items on the agenda and the proposals of the Board of Directors and of the shareholders who demanded that a shareholders’ meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates. No resolutions may be passed at a shareholders’ meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders’ meeting to convene an extraordinary shareholders’ meeting or to initiate a special audit. No previous notification will be required for proposals concerning items included on the agenda, and for debates as to which no vote is taken.

ACE’s annual report and auditor’s report must be made available for inspection by the shareholders at its place of incorporation no later than twenty days prior to the meeting. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders of record will be notified of this in writing.

There is no quorum requirement for ordinary or extraordinary shareholders’ meetings.

Shareholder Proposals

Shareholders with voting powers whose combined holdings represent shares with a nominal value of at least CHF 1 million may, according to ACE’s Articles of Association up to 45 days before the date of the meeting, demand that matters be included in the agenda. Such demands shall be in writing addressed to the Chairman and shall specify the items and the proposals to be submitted.

Action without a Meeting

Under Swiss law, resolutions in lieu of a shareholders’ meeting by written consent are not permitted.

Preemptive Rights

Under Swiss law, any increase of ACE’s share capital, whether for cash or non-cash consideration, requires prior shareholder approval. Shareholders of a Swiss corporation have preemptive rights to subscribe for new issues of shares, warrants, convertible bonds, or similar debt instruments with option rights in proportion to the nominal amount of shares held (Bezugsrechte, Vorwegzeichnungsrechte). A resolution adopted at a shareholders’ meeting by a two-thirds majority vote may, however, limit or withdraw such preemptive rights, but only for important and valid reasons (wichtiger Grund) (such as a merger, an acquisition, or participation of employees).

At the extraordinary general meeting of shareholders of ACE held on October 22, 2015, ACE shareholders authorized an increase in share capital and the issuance of shares in connection with the Chubb Merger without opportunity for the exercise of preemptive rights, as further described in “Description of ACE Capital Stock — ACE’s Capital Structure — Authorized Share Capital.”

ACE’s Articles of Association provide for the following conditional share capital, which will permit its Board of Directors to increase its share capital and to issue new shares without further shareholder approval within certain parameters:

•

First, for bonds and similar debt instruments issued by ACE or one of its subsidiaries convertible into registered shares, as of October 23, 2015 not exceeding CHF 796,950,000 through the issue from time to time of a maximum of 33,000,000 registered shares, payable in full, each with a current par value of CHF 24.15, and

•

Second, for employee benefit plans, as of October 23, 2015, not exceeding CHF 613,673,935.35 through the issue from time to time of a maximum of 25,410,929 registered shares, payable in full, each with a current par value of CHF 24.15.

Conditional share capital for convertible bonds and similar debt instruments issued by ACE or one of its subsidiaries allows that registered shares may be issued upon the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by ACE or by subsidiaries of ACE, including convertible debt instruments.

Shareholders’ advance subscription rights with regard to the new bonds, notes or similar instruments may be restricted or excluded by decision of the Board of Directors in order to finance or refinance the acquisition of companies, parts of companies or holdings, or new investments planned by ACE, or in order to issue convertible bonds and warrants on the international capital markets.

If advance subscription rights are excluded, then:

•	the instruments are to be placed at market conditions,

•	the exercise period is not to exceed ten years from the date of issue for warrants and twenty years for conversion rights, and

•	the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued.

Where such increase of share capital is used for employee benefit plans, shareholders’ pre-emptive rights shall be excluded with regard to these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall specify the precise conditions of issue.

The acquisition of registered shares through the exercise of conversion rights or warrants and any further transfers of registered shares shall be subject to the restrictions on registration specified under “Transfers of Shares.”

Transfer Agent

ACE’s registrar and transfer agent for its common shares is Computershare Shareowner Services LLC.

Transfer of Shares

The registered shares are evidenced by way of share certificates or in book-entry form only. Subject to the requirements of any stock exchange on which ACE’s shares are listed, ACE may renounce on the printing and delivery of share certificates. However, any shareholder may demand the issuance of a share certificate evidencing ownership of his shares free of charge. Registered shares evidenced in a share certificate are transferred by delivery to the acquirer combined with an endorsement or a written assignment attached to it. Registered shares not represented by a share certificate may only be transferred by way of written assignment. To be valid, ACE must be notified of the assignment. The right to vote and other rights associated with the common shares (other than financial rights) may only be exercised by a shareholder who is registered in the share register as shareholder with voting rights.

Entry of acquirers of registered shares as shareholders with voting rights in the share register may be refused based on the following grounds:

•

No individual or legal entity may, directly or indirectly, formally, constructively or beneficially own (as defined in Article 14 of ACE’s Articles of Association) or otherwise control voting rights with respect to 10 percent or more of the registered share capital recorded in the commercial register. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, shall be regarded as one person. Persons holding registered shares exceeding the limit of 10 percent shall be entered in the share register, with respect to such excess shares only, as shareholders without voting rights;

•

The limit of 10 percent of the registered share capital also applies to the subscription for, or acquisition of, registered shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by ACE or third parties, as well as by means of exercising purchased pre-emptive rights arising from either registered or bearer shares. Persons holding registered shares exceeding the limit of 10 percent shall be entered in the share register with respect to such excess shares only as shareholders without voting rights;

•

The Board of Directors shall reject entry of holders of registered shares as shareholders with voting rights in the share register or shall decide on their deregistration as shareholders with voting rights when the acquirer or shareholder upon request does not expressly state that she/he has acquired or holds the shares in her/his own name and for her/his own account.

The Board of Directors may record nominees in ACE’s share register as shareholders with the right to vote without limitation when the nominee undertakes the obligation to disclose at any time to ACE at its written request the names, addresses and share holdings of each person for whom such nominee is holding shares. Beneficial owners of shares who hold their shares through nominees exercise their rights through the intermediation of such nominees.

Conflicts of Interest

Swiss law does not contain any general provision in relation to the handling of conflicts of interest within a company’s organization. However, the Swiss Code of Obligations requires directors and members of senior management to apply due care and generally to safeguard the interests of the company in the performance of their respective duties (duty of care and of loyalty). This rule is generally understood as disqualifying directors and members of senior management from participating in decisions that directly affect them. ACE has set out certain principles on how to handle conflicts of interests in its organizational regulations, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Further, holders of ACE’s signatory powers may in certain circumstances be unable to validly exercise such powers by reason of a conflict of interest. The breach of these provisions entails personal liability of the directors and officers, to ACE in particular. In addition, Swiss law contains provisions under which the members of the Board of Directors and all persons engaged in the management may become liable to the company, to each shareholder and to the company’s creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss company law contains a provision under which payments made and other benefits granted to a shareholder or a director or any persons associated with them, other than at arm’s length, must be repaid to the company if the recipient thereof was acting in bad faith.

Change of Control

Registration and Voting Rights Restrictions.    ACE’s Articles of Association limit the right of an acquirer to be registered as shareholder with voting rights and the right of its shareholders to exercise their voting rights. See “Transfer of Shares” and “Voting Rights.”

Disclosure of Shareholders’ Identity.    Swiss company law requires that ACE disclose the identity of all of its shareholders who hold more than 5 percent of ACE’s voting rights to the extent that such shareholders are known or should be known to ACE. Such disclosure must be made once a year in the notes to the financial statements published in ACE’s annual report. See also “Limitations Affecting Shareholders — Insurance Regulatory Provisions Concerning Change or Acquisition of Control” and “UK Prudential Regulatory Authority and Lloyd’s Related Requirements.”

Repurchase of Shares

Swiss law limits a Swiss corporation’s ability to hold or purchase its own shares. ACE may only purchase shares if there are sufficient free distributable reserves according to the statutory financial statements of ACE (Switzerland) to pay the purchase price, and if the aggregate nominal value of the purchased shares (and those already held in treasury) does not exceed 10 percent of its nominal share capital. These requirements also apply for shares of ACE (Switzerland) acquired by its subsidiaries. Shares held by ACE are not entitled to vote at shareholders’ meetings, but are entitled to the economic benefits applicable to the shares generally. Furthermore, ACE must create a special reserve on its balance sheet in the amount of the purchase price of the acquired shares. In addition, selective share repurchases are permitted only under certain circumstances.

Certain types of repurchases of shares (buy back for capital reduction purposes, more than 10 percent of share capital, shares held for more than six years unless an exemption rule applies) are subject to Swiss Federal Withholding Tax, currently at a rate of 35 percent. According to an applicable double tax treaty between Switzerland and the tax resident country of the shareholder or if the shareholder is domiciled in Switzerland, a partial or full refund of the Swiss withholding tax may be possible under certain conditions.

Borrowing — Issuance of Debt Securities

Neither Swiss law nor ACE’s Articles of Association restricts in any way its power to borrow and raise funds. The decision to borrow funds, including the issuance of debt securities, is made by or under the direction of the Board of Directors. A shareholders’ resolution will not be required.

Notices

Notices to shareholders are validly made by publication in the Swiss Official Commercial Gazette (Schweizerisches Handelsamtsblatt). ACE will also provide notices to shareholders in English.

Duration, Liquidation and Merger

ACE’s Articles of Association do not limit its duration as a legal entity.

ACE may be dissolved by way of liquidation at any time by a shareholders’ resolution passed by at least two-thirds of the votes represented at a shareholders meeting. By a shareholders’ resolution passed by the same majority, ACE may also be dissolved without liquidation in certain cases (for example in a merger where ACE is not the surviving entity). Dissolution by court order is possible if ACE becomes bankrupt, or for cause if shareholders holding at least 10 percent of the share capital so request.

Under Swiss law, any surplus arising out of a liquidation (after the settlement of all claims of all creditors) is distributed to shareholders in proportion to the paid-up nominal value of shares held. The amount of this surplus, to the extent it is not a repayment of the nominal value of the shares, is subject to Swiss Federal Withholding Tax, currently at a rate of 35 percent. According to an applicable double tax treaty between Switzerland and the tax resident country of the shareholder or if the shareholder is domiciled in Switzerland, a partial or full refund of the Swiss withholding tax may be possible under certain conditions.

Statutory Auditors

PricewaterhouseCoopers AG, Birchstrasse 160, CH-8050 Zurich, has been appointed as ACE’s statutory auditors. ACE’s shareholders must elect its auditors at the ordinary shareholders’ meeting on an annual basis.

Limitations Affecting Shareholders

Squeeze-Out Merger — The Swiss Federal Merger Act allows a squeeze-out of minority shareholders by way of a squeeze-out merger. To the extent that the shareholders holding at least 90 percent of the shares outstanding of the target company consent, the target company can be merged into the surviving company and the minority shareholders or the target company can be cashed out instead of receiving shares in the surviving company.

Ownership of Shares by Non-Swiss Persons — Except for the limitation on voting rights described above applicable to shareholders generally, there is no limitation under Swiss law or ACE’s Articles of Association on the right of non-Swiss residents or nationals to own or vote its shares. Shareholders intending to acquire or hold a qualifying participation in ACE’s shares may be subject to applicable local insurance regulations.

Exchange Control — Under current Swiss exchange control regulations, there are no limitations on the amount of payments that may be remitted by a Swiss company to non-residents, other than under government sanctions imposed on certain countries and on persons or organizations with links to such countries or terrorist links.

Insurance Regulatory Provisions Concerning Change or Acquisition of Control — Insurance regulatory authorities with jurisdiction over ACE’s reinsurance and insurance subsidiaries may require prior approval of the acquisition or a change of control of the reinsurance or insurance subsidiary. In many cases, accumulating significantly less than a majority of ACE’s shares may be deemed to be an acquisition or a change of control of one or more of ACE’s regulated reinsurance or insurance subsidiaries. The discussion below describes significant insurance regulatory provisions that may affect the accumulation of ACE’s shares.

For example, some of ACE’s subsidiaries are reinsurance and insurance companies domiciled or commercially domiciled under the respective insurance codes of the states of Connecticut, Florida, Georgia, Illinois, Indiana, Iowa, New Jersey, New York and Pennsylvania in the United States. The insurance codes in these states contain generally similar provisions to the effect that the acquisition or change of “control” of a domestic insurer or of any person that controls a domestic insurer cannot be consummated without the prior approval of the relevant insurance regulator. In general, a presumption of “control” arises from the ownership, control, possession with the power to vote or possession of proxies regarding 10 percent or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or of any person controlling a domestic insurance company must generally file with the relevant insurance regulatory authority a statement relating to the acquisition of control containing certain information required by statute and published regulations and provide a copy of such statement to the domestic insurer.

In addition, many states’ insurance laws contain provisions that require pre-acquisition notification to state agencies of a change in control of a non-domestic insurance company admitted in that state. While these pre-acquisition notification statutes do not authorize the state agency to disapprove the change of control, these statutes do authorize remedies, including the issuance of a cease and desist order with respect to the non-domestic admitted insurer, if, for example, undue market concentration exists.

Any future transactions involving the acquisition of 10 percent or more of ACE’s outstanding shares would generally require, and any future transactions involving disposition of 10 percent or more of ACE’s outstanding shares may generally require, prior approval by the state insurance departments of the states mentioned above or by certain regulators of other relevant jurisdictions. Similarly, they would generally require the pre-acquisition notification in those jurisdictions that have adopted pre-acquisition notification provisions and may generally require the pre-disposition notification in those jurisdictions that adopt pre-disposition notification provisions. These requirements may deter, delay or prevent transactions affecting the ownership of ACE’s shares by persons seeking to own more than 10 percent of its outstanding shares, or exceeding other relevant thresholds under applicable insurance regulations. See also “UK Prudential Regulatory Authority and Lloyd’s Related Requirements.”

UK Prudential Regulatory Authority and Lloyd’s Related Requirements

A person is prohibited from being a controller of a United Kingdom Prudential Regulation Authority (“PRA”) authorized and, if also applicable, Lloyd’s registered entity unless that person first obtains the permission of the PRA and, if applicable, Lloyd’s. A person would be a controller of a PRA authorized and, if applicable, Lloyd’s registered ACE entity if that person, whether acting alone or in concert, holds 10 percent or more of the shares or voting power in that entity or in its parent undertaking or it holds shares or voting power in that entity or its parent undertaking as a result of which it is able to exercise significant influence over the management of the entity. Accordingly, any person who, whether acting alone or in concert, is a controller of ACE may well also be a controller of a PRA authorized and, if applicable, Lloyd’s registered ACE entity, which means any person considering owning 10 percent of ACE’s shares or voting power must determine if PRA and, if applicable, Lloyd’s advance approval is necessary.

Approval is also required from the PRA and, if applicable, Lloyd’s if a person increases the percentage of shares or voting power which that person holds in the relevant entity or its parent undertaking from less than 20 percent to 20 percent or more, from less than 30 percent to 30 percent or more, or from less than 50 percent to 50 percent or more, or becomes the parent undertaking of that entity.

A person who decides to reduce or cease to have control over a PRA authorized and, if applicable, Lloyd’s registered entity must give the PRA and, if applicable, Lloyd’s notice in writing before making the disposition. This applies where the percentage of shares or voting power which that person holds in the relevant entity reduces from 50 percent or more to less than 50 percent, from 30 percent or more to less than 30 percent, or from 20 percent or more to less than 20 percent, or where the person ceases to be a parent undertaking of that entity.

A prospective controller should notify the PRA and, if applicable, Lloyd’s of its intention to acquire control of that entity. Likewise, an existing controller should notify the PRA and, if applicable, Lloyd’s if it increases its percentage of shares or voting power in the relevant entity from less than 20 percent to 20 percent or more, from less than 30 percent to 30 percent or more or from less than 50 percent to 50 percent or more, if it reduces its percentage of shares or voting power in the relevant entity from 50 percent or more to less than 50 percent, from 30 percent or more to less than 30 percent, or from 20 percent or more to less than 20 percent, or if it ceases to have control of that entity (i.e., it ceases to have 10 percent or more of the shares or voting power in that entity or in its parent undertaking or to have shares or voting power in that entity or its parents undertaking as a result of which it has been able to exercise significant influence over the management of the entity).

The PRA has 60 working days to consider a person’s application to acquire ‘control’. The PRA and, if applicable, Lloyd’s , may object to a proposed acquisition or increase in control unless it is effectively satisfied that the applicant is a fit and proper person to have, or increase their, control, and the interests of consumers would not be threatened by that person having, or increasing their, control. A person who becomes a controller, or increases their control, of a PRA authorized and, if applicable, Lloyd’s registered entity without first obtaining the prior approval of the PRA and, if applicable, Lloyd’s, may be liable to imprisonment and/or a fine.

DESCRIPTION OF ACE INA DEBT SECURITIES AND ACE GUARANTEE

The following description of the ACE INA debt securities and the ACE guarantee sets forth the material terms and provisions of the ACE INA debt securities and the ACE guarantee to which any prospectus supplement may relate. The ACE INA senior debt securities are to be issued under an indenture, referred to in this prospectus as the ACE INA senior indenture, among ACE INA, ACE and The Bank of New York Mellon Trust Company, N.A. (as successor), as trustee, dated as of August 1, 1999, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The ACE INA subordinated debt securities are to be issued under an indenture, referred to in this prospectus as the ACE INA subordinated indenture, among ACE INA, ACE and The Bank of New York Mellon Trust Company, N.A. (as successor), as trustee, dated December 1, 1999, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The ACE INA senior indenture and the ACE INA subordinated indenture are sometimes referred to herein collectively as the ACE INA indentures and each individually as an ACE INA indenture. The specific terms applicable to a particular issuance of ACE INA debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement.

The following is a summary of the material terms and provisions of the ACE INA indentures, the ACE INA debt securities and the ACE guarantee. You should refer to the ACE INA indentures and the ACE INA debt securities for complete information regarding the terms and provisions of the ACE INA indentures, the ACE INA debt securities and the ACE guarantee. The ACE INA indentures are substantially identical, except for the covenants of ACE INA and ACE and provisions relating to subordination.

General

The ACE INA indentures do not limit the aggregate principal amount of ACE INA debt securities which ACE INA may issue. ACE INA may issue ACE INA debt securities under the ACE INA indenture from time to time in one or more series. The ACE INA indentures do not limit the amount of other indebtedness or ACE INA debt securities, other than secured indebtedness which ACE, ACE INA or their respective subsidiaries may issue.

Unless otherwise set forth in the applicable prospectus supplement, the ACE INA senior debt securities will be unsecured obligations of ACE INA and will rank equally with all of its other unsecured and unsubordinated indebtedness, subordinated in right of payment to the prior payment in full of all of ACE INA’s senior indebtedness, which term includes ACE INA senior debt securities, as described below under “Subordination of ACE INA Subordinated Debt Securities.” The ACE INA subordinated debt securities of any series issued to an ACE Trust will rank equally with each other series of ACE INA subordinated debt securities issued to other ACE Trusts.

Because ACE INA is a holding company, its rights and the rights of its creditors, including you as a holder of ACE INA debt securities, to participate in any distribution of assets of any subsidiary upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that ACE INA is a creditor of the subsidiary. The rights of creditors of ACE INA, including you as a holder of ACE INA debt securities, to participate in the distribution of stock owned by ACE INA in its subsidiaries, including ACE INA’s insurance subsidiaries, may also be subject to the approval of insurance regulatory authorities having jurisdiction over the subsidiaries.

If ACE INA subordinated debt securities are issued to an ACE Trust in connection with the issuance of securities by that ACE Trust, those ACE INA subordinated debt securities may subsequently be distributed pro rata to the holders of the securities of the ACE Trust under the dissolution of that ACE Trust. This type of distribution would only occur upon the occurrence of specified events, which will be described in the applicable prospectus supplement. Only one series of ACE INA subordinated debt securities will be issued to an ACE Trust in connection with the issuance of securities by that ACE Trust.

The applicable prospectus supplement will describe the following terms of the offered ACE INA debt securities:

•	the title of the series;

•	any limit on the aggregate principal amount;

•	the principal payment dates;

•

the interest rates, if any, or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar option. This interest rate may be zero in the case of ACE INA debt securities issued at an issue price representing a discount from the principal amount payable at maturity;

•	the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

•	the interest payment dates and regular record dates;

•

whether and under what circumstances ACE INA will pay additional amounts because of taxes or governmental charges that might be imposed on holders of the ACE INA debt securities and, if so, whether and on what terms ACE will have the option to redeem the ACE INA debt securities in lieu of paying these additional amounts;

•

the place or places where the principal of, any premium or interest on or any additional amounts with respect to the ACE INA debt securities will be payable, where any of the ACE INA debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and where any of the ACE INA debt securities may be surrendered for conversion or exchange;

•

whether any of the ACE INA debt securities are to be redeemable at the option of ACE INA and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which they may be redeemed, in whole or in part, at the option of ACE INA;

•

whether ACE INA will be obligated to redeem or purchase any of the ACE INA debt securities pursuant to any sinking fund or analogous provision or at your option and, if so, the date or dates and other terms and conditions on which the ACE INA debt securities will be redeemed or purchased pursuant to this obligation, and any provisions for the remarketing of the ACE INA debt securities redeemed or purchased;

•

if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any ACE INA debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any ACE INA debt securities to be issued in bearer form will be issuable;

•

whether the ACE INA debt securities will be convertible into other securities of ACE INA and/or exchangeable for securities of ACE or other issuers and, if so, the terms and conditions upon which the ACE INA debt securities will be convertible or exchangeable;

•

if other than the principal amount, the portion of the principal amount, or the method by which this portion will be determined, of the ACE INA debt securities that will be payable upon declaration of acceleration of the maturity of the ACE INA debt securities;

•	if other than United States dollars, the currency of payment in which the principal of, any premium or interest on or any additional amounts on the ACE INA debt securities will be payable;

•

whether the principal of, any premium or interest on or any additional amounts on the ACE INA debt securities will be payable, at the election of ACE INA or you, in a currency other than that in which the ACE INA debt securities are stated to be payable and the dates and other terms upon which this election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts on the ACE INA debt securities;

•	whether the ACE INA debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	whether the ACE INA debt securities are senior or subordinated and, if subordinated, the applicable subordination provisions;

•

in the case of ACE INA subordinated debt securities issued to an ACE Trust, the terms and conditions of any obligation or right of ACE INA or you to convert or exchange the ACE INA subordinated debt securities into preferred securities of that ACE Trust;

•

in the case of ACE INA subordinated debt securities issued to an ACE Trust, the specifics of the restated trust agreement and, if applicable, the agreement relating to ACE’s guarantee of the preferred securities of that ACE Trust;

•

in the case of ACE INA subordinated debt securities, the relative degree, if any, to which the ACE INA subordinated debt securities of the series and the related ACE guarantee will be senior to or be subordinated to other series of ACE INA subordinated debt securities and the related ACE guarantee(s) or other indebtedness of ACE INA or ACE, as the case may be, in right of payment, whether the other series of ACE INA subordinated debt securities or other indebtedness is outstanding or not;

•	any deletions from, modifications of or additions to the events of default or covenants of ACE INA or ACE with respect to the ACE INA debt securities;

•	whether the provisions described below under “Discharge, Defeasance and Covenant Defeasance” will be applicable to the ACE INA debt securities;

•	whether any of the ACE INA debt securities are to be issued upon the exercise of warrants, and the time, manner and place for the ACE INA debt securities to be authenticated and delivered; and

•	any other terms of the ACE INA debt securities and any other deletions from or modifications or additions to the applicable ACE INA indenture in respect of the ACE INA debt securities. (Section 3.1)

ACE INA will have the ability under the ACE INA indentures to reopen a previously issued series of ACE INA debt securities and issue additional ACE INA debt securities of that series or establish additional terms of that series. ACE INA is also permitted to issue ACE INA debt securities with the same terms as previously issued ACE INA debt securities. (Section 3.1)

Unless otherwise set forth in the applicable prospectus supplement, principal of, premium and interest on and additional amounts, if any, on the ACE INA debt securities will initially be payable at the corporate trust office of the trustee, or any other office or agency designated by ACE INA for this purpose. Interest on ACE INA debt securities issued in registered form:

•

may be paid by check mailed to the persons entitled to the payments at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States; and

•

will be payable on any interest payment date to the persons in whose names the ACE INA debt securities are registered at the close of business on the regular record date with respect to the interest payment date.

ACE INA will designate the initial paying agents, which will be named in the applicable prospectus supplement, and may, at any time, designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, ACE INA is required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the ACE INA debt securities are payable.

Unless otherwise set forth in the applicable prospectus supplement, you may present the ACE INA debt securities for transfer, duly endorsed or accompanied by a written instrument of transfer if so required by ACE

INA or the security registrar, or exchange for other ACE INA debt securities of the same series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, in each case at the office or agency maintained by ACE INA for these purposes. This office will initially be the corporate trust office of the trustee. Any transfer or exchange will be made without service charge, although ACE INA may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. ACE INA is not required to:

•

issue, register the transfer of, or exchange, ACE INA debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any ACE INA debt securities and ending at the close of business on the day of mailing; or

•

register the transfer of or exchange any ACE INA debt security selected for redemption, in whole or in part, except the unredeemed portion of any ACE INA debt security being redeemed in part. (Section 3.5)

ACE INA has appointed the trustee as security registrar. The security registrar and any transfer agent initially designated by ACE INA will be named in the applicable prospectus supplement. At any time, ACE INA may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, ACE INA is required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the ACE INA debt securities are payable. (Section 10.2)

Unless otherwise set forth in the applicable prospectus supplement, ACE INA will only issue the ACE INA debt securities in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple of $1,000. (Section 3.2) If the ACE INA debt securities are issued in bearer form, any restrictions and considerations, including offering restrictions and U.S. Federal income tax considerations applicable to, and to payment on and transfer and exchange of, these securities, will be described in the applicable prospectus supplement.

The ACE INA debt securities may be issued as original issue discount securities, which means that they will bear no interest or bear interest at a rate which, at the time of issuance, is below market rates. ACE INA debt securities issued as original issue discount securities will be sold at a substantial discount below their principal amount. U.S. Federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price, or the principal of, any premium or interest on or any additional amounts with respect to, any ACE INA debt securities is payable, or if any ACE INA debt securities are denominated, in one or more foreign currencies or currency units, the restrictions, elections, U.S. Federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, other than as described below under “— Covenants Applicable to ACE INA Senior Debt Securities — Limitation on Liens on Stock of Designated Subsidiaries,” the ACE INA indentures do not contain any provisions that would limit the ability of ACE INA to incur indebtedness or that would afford holders of ACE INA debt securities protection in the event of a sudden and significant decline in the credit quality of ACE INA or ACE or a takeover, recapitalization or highly leveraged or similar transaction involving ACE INA or ACE. Accordingly, ACE INA or ACE could in the future enter into transactions that could increase the amount of its outstanding indebtedness that could affect its respective capital structure or credit rating.

ACE Guarantee

ACE will fully and unconditionally guarantee all payments on the ACE INA debt securities. Unless otherwise set forth in the applicable prospectus supplement, ACE’s guarantee of the ACE INA senior debt securities will be an unsecured obligation of ACE and will rank equally with all of its other unsecured and unsubordinated indebtedness. ACE’s guarantee of the ACE INA subordinated debt securities will be an unsecured obligation of ACE, subordinated in right of payment to the prior payment in full of all ACE senior indebtedness. ACE’s guarantee of the ACE INA subordinated debt securities issued to an ACE Trust will rank equally with ACE’s guarantee of each other series of ACE subordinated debt securities issued to other ACE Trusts.

Since ACE is a holding company, its rights and the rights of its creditors, including you as a holder of the ACE INA debt securities who would be a creditor of it by virtue of its guarantee, and shareholders to participate in any distribution of the assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to prior claims of the subsidiary’s creditors, except to the extent that ACE may be a creditor of the subsidiary. The right of ACE’s creditors, including you, to participate in the distribution of the stock owned by ACE in some of its subsidiaries, including ACE’s insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries.

Conversion and Exchange

The terms, if any, on which ACE INA debt securities are convertible into or exchangeable for, either mandatorily, at your option or at ACE INA’s option, for common shares of ACE or other securities, whether or not issued by ACE, property or cash, or a combination of any of these, will be set forth in the applicable prospectus supplement.

Payments of Additional Amounts

ACE will make all payments on ACE INA debt securities without withholding of any present or future taxes or governmental charges of Switzerland, the Cayman Islands or Bermuda, each referred to in this prospectus as a taxing jurisdiction, unless ACE is required to do so by applicable law or regulation.

If ACE is required to withhold amounts, it will, subject to the limitations described below, pay to you additional amounts so that every net payment made to you, after the withholding will not be the same amount provided for in the ACE INA debt security and the applicable ACE INA indenture.

ACE will not be required to pay any additional amounts for

•	any tax or governmental charge which would not have been imposed but for the fact that you:

•

were a resident of, or engaged in business or maintained a permanent establishment or were physically present in, the relevant taxing jurisdiction or otherwise had some connection with the relevant taxing jurisdiction other than the mere ownership of, or receipt of payment on, the ACE INA debt security;

•	presented the ACE INA debt security for payment in the relevant taxing jurisdiction, unless the ACE debt security could not have been presented for payment elsewhere; or

•

presented the ACE INA debt security for payment more than 30 days after the date on which the payment became due unless you would have been entitled to these additional amounts if you had presented the ACE debt security for payment within the 30-day period;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;

•	any tax or other governmental charge that is imposed or withheld because of your failure to comply with any reasonable request by ACE:

•	to provide information concerning your nationality, residence or identity or that of the beneficial owner; or

•

to make any claim or satisfy any information or reporting requirement, which in either case is required by the relevant taxing jurisdiction as a precondition to exemption from all or part of the tax or other governmental charge; or

•	any combination of the above items.

In addition, ACE will not pay additional amounts if you are a fiduciary or partnership or other than the sole beneficial owner of the ACE debt security if the beneficiary or partner or settlor would not have been entitled to the additional amounts had it been the holder of the ACE debt security. (Section 10.4)

Global Securities

The ACE INA debt securities may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or its nominee. Interests in any global ACE INA debt security will be shown on, and transfers of the ACE INA debt securities will be effected only through, records maintained by the depositary and its participants as described below.

The specific terms of the depositary arrangement will be described in the applicable prospectus supplement.

Option to Extend Interest Payment Date

If and as set forth in the applicable prospectus supplement, ACE INA will have the right, at any time and from time to time during the term of any series of ACE INA subordinated debt securities issued to an ACE Trust, to defer payment of interest for a number of consecutive interest payment periods, which we refer to in this prospectus as an extension period. However, no extension period may extend beyond the stated maturity of the ACE INA subordinated debt securities. U.S. Federal income tax consequences and other considerations applicable to the ACE INA subordinated debt securities will be described in the applicable prospectus supplement. (Section 3.11 of the ACE INA subordinated indenture)

Covenants Applicable to ACE INA Senior Debt Securities

Limitation on Liens on Stock of Designated Subsidiaries

Under the ACE INA senior indenture, each of ACE INA and ACE will covenant that, so long as any ACE INA senior debt securities are outstanding, it will not, nor will it permit any subsidiary to create, incur, assume, guarantee or otherwise permit to exist any indebtedness secured by any security interest on any shares of capital stock of any designated subsidiary, unless ACE INA and ACE concurrently provide that the ACE INA senior debt securities and, if ACE INA and ACE elect, any other indebtedness of ACE INA that is not subordinate to the ACE INA senior debt securities and with respect to which the governing instruments require, or pursuant to which the ACE INA is otherwise obligated, to provide such security, will be secured equally with the indebtedness for at least the time period the other indebtedness is so secured. (Section 10.5 of the ACE INA senior indenture)

The term “designated subsidiary” means any present or future consolidated subsidiary of ACE, the consolidated net worth of which constitutes at least 5 percent of ACE’s consolidated net worth. (Section 1.1 of the ACE INA senior indenture)

For purposes of the ACE INA indentures, the term “indebtedness” means, with respect to any person:

•	the principal of and any premium and interest on:

•	indebtedness for money borrowed and

•	indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the person is responsible or liable;

•	all capitalized lease obligations;

•

all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

•

all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, generally other than obligations with respect to letters of credit securing obligations, other than obligations of the type referred to above, entered into in the ordinary course of business to the extent these letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit;

•

all obligations of the type referred to above of other persons and all dividends of other persons for the payment of which, in either case, the person is responsible or liable as obligor, guarantor or otherwise;

•

all obligations of the type referred to above of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of the person, whether or not the obligation is assumed by the person; and

•	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above. (Section 1.1)

Limitations on Disposition of Stock of Designated Subsidiaries

The ACE INA senior indenture also provides that, so long as any ACE INA senior debt securities are outstanding and except in a transaction otherwise governed by the ACE INA indentures, neither ACE INA nor ACE will issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock, other than preferred stock having no voting rights, of any designated subsidiary. Similarly, ACE INA will not permit any designated subsidiary to issue, other than to ACE INA or ACE, these types of securities, warrants, rights or options, other than director’s qualifying shares and preferred stock having no voting rights, of any designated subsidiary, if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all the convertible securities, warrants, rights or options, ACE would own, directly or indirectly, less than 80 percent of the shares of capital stock of the designated subsidiary, other than preferred stock having no voting rights.

However, ACE INA may issue, sell, assign, transfer or otherwise dispose of securities if the consideration is at least a fair market value as determined by ACE INA’s board or if required by law or regulation. ACE INA or ACE, as the case may be, may also merge or consolidate any designated subsidiary into or with another direct or indirect subsidiary of ACE, the shares of capital stock of which ACE owns at least 80 percent or, subject to the provisions described under “— Consolidation, Amalgamation, Merger and Sale of Assets” below, sell, transfer or otherwise dispose of the entire capital stock of any designated subsidiary at one time if the consideration is at least fair market value as determined by ACE INA’s or ACE’s board. (Section 10.6 of the ACE INA senior indenture)

Covenants Applicable to ACE INA Subordinated Debt Securities Issued to an ACE Trust

Each of ACE INA and ACE will also covenant, as to each series of ACE INA subordinated debt securities issued to an ACE Trust in connection with the issuance of preferred securities and common securities by that ACE Trust, that it will not, and will not permit any of its subsidiaries to:

•

declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the outstanding capital stock of ACE INA or ACE, as the case may be, or

•

make any payment on or repay, repurchase or redeem any debt security of ACE INA or ACE that ranks junior in interest to the ACE INA subordinated debt securities or the related ACE guarantee, as the case may be, or make any payments with respect to any guarantee by ACE INA or ACE, as the case may be, of the debt securities of any subsidiary of ACE INA or ACE, as the case may be, if the guarantee ranks junior in interest to the ACE INA subordinated debt securities or the related ACE guarantee, as the case may be, other than:

•	dividends or distributions on the capital stock of ACE INA paid or made to ACE and dividends or distributions in common stock of ACE INA or common shares of ACE, as the case may be;

•

redemptions or purchases of any rights outstanding under a shareholder rights plan of ACE INA or ACE, as the case may be, or the declaration of a dividend of these rights or the issuance of stock under the plans in the future;

•	payments under any preferred securities guarantee; and

•

purchases of common stock or common shares related to the issuance of common stock or common shares under any of ACE INA’s or ACE’s benefit plans for its directors, officers or employees if at that time:

•

any event of which ACE INA or ACE has actual knowledge that, with the giving of notice or lapse of time or both, would constitute an event of default and in respect of which ACE INA or ACE, as the case may be, shall not have taken reasonable steps to cure shall have occurred,

•	ACE shall be in default with respect to its payment of any obligations under the preferred securities guarantee relating to the related preferred securities or

•

ACE INA shall have given notice of its election to begin an extension period and shall not have rescinded the notice, or the extension period, or any extension of the extension period, shall be continuing. (Section 10.9 of the ACE INA subordinated indenture)

If ACE INA subordinated debt securities are issued to an ACE Trust in connection with the issuance of preferred securities and common securities of the ACE Trust, for so long as the ACE INA subordinated debt securities remain outstanding, ACE INA will also covenant:

•	to maintain, directly or indirectly, 100 percent ownership of the common securities of the ACE Trust;

•

not to voluntarily dissolve, wind-up or liquidate the ACE Trust, except in connection with the distribution of ACE INA subordinated debt securities to the holders of preferred securities and common securities in liquidation of the ACE Trust, the redemption of all of the preferred securities and common securities of the ACE Trust or specified mergers, consolidations or amalgamations, each as permitted by the restated trust agreement of the ACE Trust; and

•	to use its reasonable efforts, to cause the ACE Trust to remain classified as a grantor trust for U.S. Federal income tax purposes. (Section 10.9 of the ACE INA subordinated indenture)

Consolidation, Amalgamation, Merger and Sale of Assets

Each ACE INA indenture provides that ACE INA and ACE may not:

•	consolidate or amalgamate with or merge into any person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, or

•

permit any person to consolidate or amalgamate with or merge into ACE INA or ACE, respectively, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to ACE INA or ACE, respectively, unless:

•	in the case of ACE INA, the person is a corporation organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia;

•

in the case of ACE, the person is a corporation organized and existing under the laws of the United States of America, any state of the U.S., the District of Columbia, Bermuda, the Cayman Islands or any other country that, on August 1, 1999, was a member of the Organization for Economic Cooperation and Development;

•

the surviving entity expressly assumes, the payment of all amounts on all of the ACE INA or ACE debt securities and the performance of ACE INA’s or ACE’s obligations under the ACE INA indenture and the ACE INA debt securities or ACE indenture and ACE debt securities; and

•

the surviving entity provides for conversion or exchange rights in accordance with the provisions of the ACE debt securities of any series that are convertible or exchangeable into common shares or other securities; and

•	immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of ACE INA or ACE or a subsidiary as a result of the transaction as having been incurred by

ACE INA or ACE or the subsidiary at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing. (Sections 8.1 and 8.3)

Events of Default

Each of the following events will constitute an event of default under each ACE INA indenture, whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•

default in the payment of any interest on, or any additional amounts payable with respect to, any ACE INA debt security when the interest or additional amounts become due and payable, and continuance of this default for a period of 30 days;

•

default in the payment of the principal of or any premium on, or any additional amounts payable with respect to, any ACE INA debt security when the principal, premium or additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

•	default in the deposit of any sinking fund payment, when due;

•

default in the performance, or breach, of any covenant or warranty of ACE INA or ACE for the benefit of the holders of the ACE INA debt securities, and the continuance of this default or breach for a period of 60 days after ACE INA has received written notice from the holders;

•

if any event of default under a mortgage, indenture or instrument under which ACE or ACE INA may issue, or by which ACE or ACE INA may secure or evidence, any indebtedness, including an event of default under any other series of ACE INA debt securities, whether the indebtedness now exists or is later created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of indebtedness at the maturity of the indebtedness, after giving effect to any applicable grace period, or results in the indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and this default is not cured or the acceleration is not rescinded or annulled within a period of 30 days after ACE INA has received written notice;

•

ACE INA or ACE shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

•	events in bankruptcy, insolvency or reorganization of ACE INA or ACE; and

•	any other event of default, which will be described in the applicable prospectus supplement. (Section 5.1)

If an event of default with respect to the ACE INA debt securities of any series, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of not less than 25 percent in principal amount of the outstanding ACE INA debt securities of the series may declare the principal amount, or a lesser amount as may be provided for in the ACE INA debt securities, of all outstanding ACE INA debt securities of the series to be immediately due and payable by written notice. In the case of an event of default with respect to a series of ACE INA subordinated debt securities issued to an ACE Trust, if the trustee or the holders fail to declare the principal amount, or lesser amount, to be due and payable immediately, the holders of at least 25 percent in liquidation amount of the outstanding preferred securities of the ACE Trust may do so by written notice. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, generally, the holders of not less than a majority in principal amount of the ACE INA debt securities of the series may rescind and annul the declaration of acceleration. In the case of a series of ACE INA subordinated debt securities issued to an ACE Trust, if the holders fail to rescind and annul the declaration, the holders of a majority in liquidation amount of the outstanding preferred securities of the ACE Trust may, subject to satisfaction of specified conditions, rescind and annul the declaration by written notice. Any event of bankruptcy, insolvency or reorganization will cause the principal amount and accrued interest, or the lesser amount as provided for in the ACE INA debt securities, to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

Each ACE INA indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default the trustee must transmit, notice of the default to each holder of the ACE INA debt securities unless the default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium or interest, if any, on or additional amounts or any sinking fund or purchase fund installment with respect to any ACE INA debt security, the trustee may withhold this notice if and so long as the Board of Directors, executive committee or trust committee of directors and/or responsible officers of the trustee determine in good faith that the withholding of the notice is in the best interest of the holders. (Section 6.2)

If an event of default occurs and is continuing with respect to the ACE INA debt securities of any series, the trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders of ACE INA debt securities by all appropriate judicial proceedings. (Section 5.3) Each ACE INA indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the ACE INA indenture at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. (Section 6.1) Subject to these indemnification provisions, the holders of a majority in principal amount of the outstanding ACE INA debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the ACE INA debt securities of the series. (Section 5.12)

If an event of default with respect to a series of ACE INA subordinated debt securities issued to an ACE Trust has occurred and is continuing and this event is attributable to a default in the payment of principal of, any premium or interest on or additional amounts with respect to the related ACE INA subordinated debt securities on the date the principal, premium, interest or additional amounts are otherwise payable, a holder of preferred securities of the ACE Trust may institute directly a legal proceeding against ACE INA or ACE, pursuant to the ACE guarantee, for enforcement of payment to the holder of the principal of, any premium and interest on and additional amounts with respect to the related ACE INA subordinated debt securities having a principal amount equal to the liquidation amount of the holder’s related preferred securities, referred to in this prospectus as a direct action. (Section 5.8 of the ACE INA subordinated indenture) ACE INA and ACE may not amend the ACE INA subordinated indenture to remove this right to bring a direct action without the prior consent of the holders of all of the outstanding preferred securities of the ACE Trust. (Section 9.2 of the ACE INA subordinated indenture) If the right to bring a direct action is removed, the applicable ACE Trust may become subject to the reporting obligations under the Exchange Act. Each of ACE INA and ACE will have the right under the ACE INA subordinated indenture to set-off any payment made to a holder of preferred securities by ACE INA or ACE, as the case may be, in connection with a direct action. (Section 3.12 of the ACE INA subordinated indenture)

The holders of the preferred securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the related ACE INA subordinated debt securities.

Modification and Waiver

ACE INA, ACE and the trustee may modify or amend either ACE INA indenture with the consent of the holders of not less than a majority in principal amount of the outstanding ACE INA debt securities of each series affected by the modification or amendment, so long as the modification or amendment does not, without the consent of each affected holder:

•	change the stated maturity of the principal of, or any premium or installment of interest on or any additional amounts with respect to any ACE INA debt security;

•

reduce the principal amount of, or the rate, or modify the calculation of the rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any ACE INA debt security;

•	change the obligation of ACE INA or ACE to pay additional amounts with respect to any ACE INA debt security;

•

reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of the original issue discount security or the amount provable in bankruptcy;

•	change the redemption provisions of any ACE INA debt security or adversely affect the right of repayment at the option of any holder of any ACE INA debt security;

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any ACE INA debt security is payable;

•

impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any ACE INA debt security, or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

•	reduce the percentage in principal amount of the outstanding ACE INA debt securities, the consent of whose holders is required in order to take specific actions;

•	reduce the requirements for quorum or voting by holders of ACE INA debt securities;

•	modify any of the provisions relating to the subordination of the ACE INA debt securities or the ACE guarantee in a manner adverse to the holders of ACE INA subordinated debt securities;

•

modify or effect in any manner adverse to the holders of ACE INA debt securities the terms and conditions of the obligations of ACE in respect of the due and punctual payment of principal of, or any premium or interest on, or any sinking fund requirements or additional amounts with respect to, the ACE INA debt securities;

•

modify any of the provisions regarding the waiver of past defaults and the waiver of specified covenants by the holders of ACE INA debt securities, except to increase any percentage vote required or to provide that other provisions of the ACE INA indenture cannot be modified or waived without the consent of the holder of each ACE INA debt security affected by the modification or waiver;

•

make any change that adversely affects the right to convert or exchange any ACE INA debt security into or for other securities of ACE INA, ACE or other securities, cash or property in accordance with its terms; or

•	modify any of the above provisions. (Section 9.2)

In addition, no supplemental indenture may, directly or indirectly, modify or eliminate the subordination provisions of the ACE INA subordinated indenture in any manner which might terminate or impair the subordination of the ACE INA subordinated debt securities to senior indebtedness or the subordination of the related ACE guarantee to ACE senior indebtedness, without the prior written consent of the holders of the senior indebtedness or the ACE senior indebtedness, respectively. (Section 9.7 of the ACE INA subordinated indenture)

ACE INA, ACE and the trustee may modify or amend either ACE INA indenture and the ACE INA debt securities of any series without the consent of any holder in order to, among other things:

•	provide for a successor to ACE INA or ACE pursuant to a consolidation, amalgamation, merger or sale of assets;

•

add to the covenants of ACE INA or ACE for the benefit of the holders of all or any series of ACE INA debt securities or to surrender any right or power conferred upon ACE INA or ACE by the applicable ACE INA indenture;

•	provide for a successor trustee with respect to the ACE INA debt securities of all or any series;

•

cure any ambiguity or correct or supplement any provision in either ACE INA indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under either ACE INA indenture which will not adversely affect the interests of the holders of ACE INA debt securities of any series;

•	change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of ACE INA debt securities under either ACE INA indenture;

•	add any additional events of default with respect to all or any series of ACE INA debt securities;

•	secure the ACE INA debt securities;

•	provide for conversion or exchange rights of the holders of any series of ACE INA debt securities; or

•	make any other change that does not materially adversely affect the interests of the holders of any ACE INA debt securities then outstanding under the applicable ACE INA indenture. (Section 9.1)

The holders of at least a majority in principal amount of the outstanding ACE INA debt securities of any series may, on behalf of the holders of all ACE INA debt securities of that series, waive compliance by ACE INA and ACE with specified covenants of the applicable ACE INA indenture. (Section 10.8 of the ACE INA senior indenture; Section 10.6 of the ACE INA subordinated indenture) The holders of not less than a majority in principal amount of the outstanding ACE INA debt securities on behalf of the holders of all ACE INA debt securities of that series and, in the case of any ACE INA subordinated debt securities issued to an ACE Trust, the holders of not less than a majority in liquidation amount of the outstanding preferred securities of the ACE Trust, may waive any past default and its consequences with respect to the ACE INA debt securities of that series, except a default:

•	in the payment of principal, any premium or interest on or any additional amounts with respect to ACE INA debt securities of the series; or

•

in respect of a covenant or provision of the applicable ACE INA indenture that cannot be modified or amended without the consent of the holder of each outstanding ACE INA debt security of any series affected. (Section 5.13)

Under each ACE INA indenture, each of ACE INA and ACE must annually furnish the trustee a statement regarding its performance of specified obligations and any default in its performance under the applicable ACE INA indenture. Each of ACE INA and ACE is also required to deliver to the trustee, within five days after its occurrence, written notice of any event of default, or any event which after notice or lapse of time or both would constitute an event of default, resulting from the failure to perform or breach of any covenant or warranty contained in the applicable ACE INA indenture or the ACE INA debt securities of any series. (Sections 10.9 and 10.10 of the ACE INA senior indenture; Sections 10.7 and 10.8 of the ACE INA subordinated indenture)

Discharge, Defeasance and Covenant Defeasance

ACE INA or ACE may discharge their payment obligations on the ACE INA debt securities, which we refer to as defeasance, or elect to be discharged from complying with the covenants in the ACE INA indentures, except for certain ministerial obligations, like registering transfers or exchanges of the ACE INA debt securities, which we refer to as covenant defeasance.

ACE INA or ACE may only do this if, among other things,

•

the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable ACE INA indenture or any other material agreement or instrument to which ACE INA or ACE is a party or by which either or them is bound,

•

no event of default or event which with notice or lapse of time or both would become an event of default with respect to the ACE INA debt securities to be defeased will have occurred and be continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date and

•

ACE INA or ACE has delivered to the trustee an opinion of counsel to the effect that the you will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the I.R.S. received by ACE, a Revenue Ruling published by the I.R.S. or a change in applicable U.S. Federal income tax law occurring after the date of the applicable ACE indenture. (Section 4.2)

Subordination of ACE INA Subordinated Debt Securities

The ACE INA subordinated debt securities will generally be subordinate in right of payment to the prior payment in full of all senior indebtedness. (Section 16.1 of the ACE INA subordinated indenture) Upon any payment or distribution of assets of ACE INA of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of ACE INA, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all senior indebtedness will first be paid in full, or payment provided for in money in accordance with its terms, before the holders of ACE INA subordinated debt securities of that series are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the ACE INA subordinated debt securities. This means that the holders of the senior indebtedness will be entitled to receive any payment or distribution, which may be payable or deliverable by reason of the payment of any other indebtedness of ACE INA being subordinated to the payment of ACE INA subordinated debt securities, which may be payable or deliverable in respect of the ACE INA subordinated debt securities upon any dissolution, winding-up, liquidation or reorganization or in any bankruptcy, insolvency, receivership or other proceeding. (Section 16.3 of the ACE INA subordinated indenture)

By reason of this subordination, in the event of liquidation or insolvency of ACE INA, holders of senior indebtedness and holders of other obligations of ACE INA that are not subordinated to the senior indebtedness may recover more, ratably, than the holders of the ACE INA subordinated debt securities.

Subject to the payment in full of all senior indebtedness, the rights of the holders of the ACE INA subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to receive payments or distributions of cash, property or securities of ACE INA applicable to the senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the ACE INA subordinated debt securities have been paid in full. (Section 16.4 of the ACE INA subordinated indenture)

No payment of principal of, including redemption and sinking fund payments, or any premium or interest on or any additional amounts with respect to the ACE INA subordinated debt securities may be made by ACE INA if:

•	any senior indebtedness is not paid when due, any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	the maturity of any senior indebtedness has been accelerated because of a default. (Section 16.2 of the ACE INA subordinated indenture)

The ACE INA subordinated indenture does not limit or prohibit ACE INA from incurring additional senior indebtedness, which may include indebtedness that is senior to the ACE INA subordinated debt securities, but subordinate to other obligations of ACE INA. The ACE INA senior debt securities will constitute senior indebtedness with respect to the ACE INA subordinated debt securities.

The term “senior indebtedness” means, with respect to the ACE INA subordinated debt securities of any particular series, all indebtedness of ACE INA outstanding at any time, except:

•	the ACE INA subordinated debt securities of that series;

•

indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that the indebtedness is subordinated to or ranks equally with the ACE INA subordinated debt securities;

•	indebtedness of ACE INA to an affiliate of ACE INA;

•

interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against ACE INA in a proceeding under federal or state bankruptcy laws;

•	trade accounts payable; and

•	any indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to:

•	any ACE Trust or

•

any trust, partnership or other entity affiliated with ACE which is a financing vehicle of ACE or any affiliate of ACE in connection with an issuance by the entity of preferred securities or other securities which are similar to the preferred securities described under “Description of Preferred Securities” below that are guaranteed by ACE pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantees described under “Description of the Preferred Securities Guarantees” below.

Senior indebtedness with respect to the ACE INA subordinated debt securities shall continue to be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness. (Sections 1.1 and 16.8 of the ACE INA subordinated indenture)

The ACE INA subordinated indenture provides that the subordination provisions, insofar as they relate to any particular series of ACE INA subordinated debt securities, may be changed prior to issuance of the applicable ACE INA subordinated debt securities, which change would be described in the applicable prospectus supplement.

Subordination of ACE Guarantee of ACE INA Subordinated Debt Securities

The ACE guarantee of ACE INA subordinated debt securities will generally be subordinate in right of payment to the prior payment in full of all ACE senior indebtedness. (Section 18.1 of the ACE INA subordinated indenture) Upon any payment or distribution of assets of ACE of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of ACE, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all ACE senior indebtedness will first be paid in full, or payment of the ACE senior indebtedness provided for in money in accordance with its terms, before the holders of ACE INA subordinated debt securities are entitled to receive or retain any payment from ACE on account of principal of, or any premium or interest on, or any additional amounts with respect to, the ACE INA subordinated debt securities. This means that the holders of ACE senior indebtedness shall be entitled to receive any payment or distribution by ACE of any kind or character, including any payment or distribution which may be payable or deliverable by ACE by reason of the payment of any other indebtedness of ACE being subordinated to the payment of ACE INA subordinated debt securities, which may be payable or deliverable by ACE in respect of the ACE INA subordinated debt securities upon any dissolution, winding-up, liquidation or reorganization or in any bankruptcy, insolvency, receivership or other proceeding. (Section 18.3 of the ACE INA subordinated indenture)

By reason of this subordination, in the event of liquidation or insolvency of ACE, holders of ACE senior indebtedness and holders of other obligations of ACE that are not subordinated to the ACE senior indebtedness may recover more, ratably, than the holders of the ACE INA subordinated debt securities.

Subject to the payment in full of all ACE senior indebtedness, the rights of the holders of the ACE INA subordinated debt securities under the ACE guarantee will be subrogated to the rights of the holders of the ACE senior indebtedness to receive payments or distributions of cash, property or securities of ACE applicable to the ACE senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the ACE INA senior debt securities have been paid in full. (Section 18.4 of the ACE INA subordinated indenture)

No payment of principal of, including redemption and sinking fund payments, or any premium or interest on or any additional amounts with respect to the ACE INA subordinated debt securities of any series may be made by ACE if:

•	any ACE senior indebtedness is not paid when due, any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	the maturity of any ACE senior indebtedness has been accelerated because of a default. (Section 18.2 of the ACE INA subordinated indenture)

The ACE INA subordinated indenture does not limit or prohibit ACE from incurring additional ACE senior indebtedness, which may include indebtedness that is senior to the ACE guarantee of the ACE INA subordinated debt securities, but subordinate to other obligations of ACE. The ACE senior debt securities will constitute ACE senior indebtedness with respect to the ACE INA subordinated debt securities.

The term “ACE senior indebtedness” means, with respect to the ACE INA subordinated debt securities of any particular series, all indebtedness of ACE outstanding at any time, except:

•	ACE’s obligations under the ACE guarantee in respect of the ACE INA subordinated debt securities of that series;

•

indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that the indebtedness is subordinated to or ranks equally with ACE’s obligations under the ACE guarantee in respect of the ACE subordinated debt securities;

•	indebtedness of ACE to an affiliate of ACE;

•

interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against ACE in a proceeding under federal or state bankruptcy laws;

•	trade accounts payable;

•	ACE’s obligations under the ACE guarantee in respect of the ACE INA subordinated debt securities initially issued to:

•	any ACE Trust or

•

any trust, partnership or other entity affiliated with ACE which is a financing vehicle of ACE or any affiliate of ACE in connection with an issuance by the entity of preferred securities or other securities which are similar to the preferred securities described under “Description of Preferred Securities” below that are guaranteed by ACE pursuant to an instrument that ranks equally with a junior in right of payment to the preferred securities guarantees described under “Description of Preferred Securities Guarantees” below; and

•

all preferred securities guarantees and all similar guarantees issued by ACE on behalf of holders of preferred securities of an ACE Trust or other similar preferred securities issued by any trust, partnership or other entity affiliated with ACE which is a financing vehicle for ACE or any affiliate of ACE.

The ACE INA subordinated indenture provides that the subordination provisions, insofar as they relate to any particular series of ACE INA subordinated debt securities, may be changed prior to the issuance of that series of ACE INA subordinated debt securities, which change would be described in the applicable prospectus supplement.

New York Law to Govern

The ACE INA indentures, the ACE INA debt securities and the ACE guarantee will be governed by, and construed in accordance with, the laws of the state of New York. (Section 1.13)

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON SHARES

The following summary sets forth the material terms and provisions of the common share warrants which would be issued pursuant to a stock warrant agreement between ACE and a stock warrant agent to be selected at the time of issue. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard stock warrant provisions, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

The stock warrants may be issued under the stock warrant agreement independently or together with any other securities offered by a prospectus supplement. If stock warrants are offered, the applicable prospectus supplement will describe the designation and terms of the stock warrants, including, without limitation, the following:

•	the offering price, if any;

•	the designation and terms of the common shares purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

•	the number of common shares purchasable upon exercise of one stock warrant and the initial price at which shares may be purchased upon exercise of the stock warrant;

•	the date on which the right to exercise the stock warrants shall commence and the date on which these rights shall expire;

•	a discussion of the material U.S. Federal income tax considerations;

•	any call provisions;

•	the currency in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the stock warrants; and

•	any other terms of the stock warrants.

The common shares issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable. This means that the shares will be paid for in full at the time they are issued, and, once they are paid for in full, there will be no further liability for further assessments or taxation.

Exercise of Stock Warrants

The procedures for exercising stock warrants will be set forth in the applicable prospectus supplement.

Antidilution and Other Provisions

The exercise price payable, the number of common shares purchasable upon the exercise of each stock warrant, and the number of stock warrants outstanding are subject to adjustment if specified events occur. These events include:

•	the issuance of a stock dividend to holders of common shares; and

•	a combination, subdivision or reclassification of common shares.

In lieu of adjusting the number of common shares purchasable upon exercise of each stock warrant, ACE may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1 percent in the number of shares purchasable. ACE may also, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but ACE will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the preceding sentences, in case of any consolidation, merger, or sale or conveyance of ACE’s property as an entirety or substantially as an entirety, you, as a stock warrant holder, shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of common shares into which your stock warrants were exercisable immediately prior to this event.

No Rights as Shareholders

You will not be entitled, by virtue of being a stock warrant holder, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of ACE’s directors or any other matter, or to exercise any rights whatsoever as a shareholder.

DESCRIPTION OF PREFERRED SECURITIES

Each ACE Trust will be governed by an amended and restated trust agreement, referred to in this prospectus as a trust agreement, a form of which is an exhibit to the registration statement of which this prospectus forms a part. Under each trust agreement, the ACE Trust may issue, from time to time, only one series of preferred securities with the terms set forth in the trust agreement or made a part of the trust agreement by the Trust Indenture Act, which terms will be set forth in the applicable prospectus supplement. The terms of the ACE Trust preferred securities will generally mirror the terms of the ACE INA subordinated debt securities, which the ACE Trust will purchase with the proceeds from the sale of its preferred securities and its common securities. The ACE INA subordinated debt securities issued to an ACE Trust will be guaranteed by ACE on a subordinated basis and are referred to in this prospectus as the corresponding ACE INA subordinated debt securities relating to that ACE Trust.

The following is a summary of the material terms and provisions of each trust agreement and the preferred securities. You should refer to the form of amended and restated trust agreement and to the Trust Indenture Act for complete information regarding the terms and provisions of the trust agreement and of the preferred securities.

Issuance, Status and Guarantee of Preferred Securities

The preferred securities will represent preferred beneficial interests in an ACE Trust and you, as holders of the preferred securities, will be entitled to a preference in specified circumstances, including as regards distributions and amounts payable on redemption or liquidation over the common securities of the applicable ACE Trust. The preferred securities of each ACE Trust will rank equally, and payments will be made on the preferred securities pro rata, with the common securities of that ACE Trust, except as described under “—Subordination of Common Securities” below. The property trustee will hold legal title to the corresponding ACE INA subordinated debt securities in trust for your benefit and for the benefit of the holder of the ACE Trust’s common securities. In this prospectus, we refer to the common securities and the preferred securities of an ACE Trust collectively as the “trust securities” of that ACE Trust.

ACE will guarantee, which we refer to in this prospectus as the preferred securities guarantee, the preferred securities. Under each preferred securities guarantee, ACE will guarantee, on a subordinated basis, payment of distributions on the related preferred securities and amounts payable on redemption or liquidation of the related preferred securities, but only to the extent that the related ACE Trust has funds to make these payments. See “Description of Preferred Securities Guarantees.”

Distributions

Distributions on the preferred securities will accumulate from the original issue date and will be payable on the dates specified in the applicable prospectus supplement. If any date on which these distributions are payable is not a business day, payment of the distribution payable on that date will be made on the next succeeding business day without any additional distributions or other payment in respect of the delay. However, if the next succeeding business day is in the next succeeding calendar year, payment of the distribution will be made on the immediately preceding business day, in each case as if made on the date the payment was originally payable. We refer to each date on which distributions are payable in this prospectus as a distribution date. (Section 4.1) A “business day” is any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the trustee for the corresponding ACE INA subordinated debt securities is closed for business. (Section 1.1)

Distributions on each preferred security will be payable at the rate specified in the applicable prospectus supplement and the amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable prospectus supplement. Distributions to which you are entitled will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement. References to “distributions” include any accumulated or additional distributions unless otherwise stated. (Section 4.1)

If set forth in the applicable prospectus supplement, ACE INA will have the right under the ACE INA subordinated indenture to defer the payment of interest on any series of corresponding ACE INA subordinated debt securities for the period specified in the applicable prospectus supplement. However, no extension period may extend beyond the stated maturity of the corresponding ACE INA subordinated debt securities. See “Description of ACE INA Debt Securities and ACE Guarantee — Option to Extend Interest Payment Date.” As a consequence of any extension, distributions on the corresponding preferred securities would be deferred but would continue to accumulate additional distributions at the rate set forth in the applicable prospectus supplement, which rate will match the interest rate payable on the corresponding ACE INA subordinated debt securities during the extension period, by the ACE Trust which issued the preferred securities during any extension period. (Section 4.1)

The funds of each ACE Trust available for distribution to you will be limited to payments under the corresponding ACE INA subordinated debt securities in which the ACE Trust will invest the proceeds from the issuance and sale of its trust securities. If ACE INA or ACE, as the case may be, does not make interest payments on those corresponding ACE INA subordinated debt securities, the property trustee will not have funds available to pay distributions on the related preferred securities. The payment of distributions, if and to the extent the ACE Trust has funds legally available for the payment of the distributions and cash sufficient to make the payments, is guaranteed by ACE as set forth under “Description of Preferred Securities Guarantees.”

Distributions on the preferred securities will be payable to the holders of the preferred securities as they appear on the register of the applicable ACE Trust on the relevant record dates. As long as the preferred securities remain in book-entry form, the record dates will be one business day prior to the relevant distribution dates. Generally, each distribution payment will be made as described under “Global Preferred Securities.” If any preferred securities are not in book-entry form, the relevant record date will be the date 15 days prior to the relevant distribution date, as specified in the applicable prospectus supplement. (Section 4.1)

Redemption or Exchange

Mandatory Redemption.    Upon any repayment or redemption, in whole or in part, of any corresponding ACE INA subordinated debt securities held by an ACE Trust, the property trustee will simultaneously apply the proceeds from the repayment or redemption, upon not less than 30 nor more than 60 days notice to holders of trust securities, to redeem, on a pro rata basis, trust securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the corresponding ACE INA subordinated debt securities repaid or redeemed. The redemption price per trust security will be equal to its stated liquidation amount, plus any accumulated and unpaid distributions on the trust security to the redemption date, plus the related amount of premium, if any, and any additional amounts paid by ACE INA or ACE upon the concurrent repayment or redemption of the corresponding ACE INA subordinated debt securities. The amount described in the preceding sentence is referred to in this prospectus as the redemption price. (Section 4.2) If less than all of the corresponding ACE INA subordinated debt securities are to be repaid or redeemed on a redemption date, then the property trustee shall allocate the proceeds from the repayment or redemption to the redemption pro rata of the related trust securities. (Section 4.2)

Generally, ACE INA will have the right to redeem any series of corresponding ACE INA subordinated debt securities at any time, in whole but not in part, upon the occurrence of a special event and subject to the conditions described under “Description of ACE INA Debt Securities and ACE Guarantee — Redemption.”

Special Event Redemption or Distribution of Corresponding ACE INA Subordinated Debt Securities.    If a special event relating to the trust securities of an ACE Trust occurs and is continuing, within 90 days following the occurrence of the special event, ACE INA has the right to redeem the corresponding ACE INA subordinated debt securities, in whole but not in part, and, in doing so, cause a mandatory redemption of the related trust securities, in whole but not in part, at the redemption price. At any time, ACE INA has the right to dissolve the ACE Trust and, after satisfaction of the liabilities of creditors of the ACE Trust, cause the corresponding ACE INA subordinated debt securities to be distributed to the holders of the trust securities in liquidation of the ACE Trust. If ACE INA does not elect to redeem the corresponding ACE INA subordinated debt securities upon the occurrence of a special event, the applicable trust securities will remain outstanding. If a tax event has occurred and is continuing, additional sums may be payable on the corresponding ACE INA subordinated debt securities. For purposes of this section, “additional sums” means the additional amounts as may be necessary in order that the amount of distributions then due and payable by an ACE Trust on its outstanding trust securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which it has become subject as a result of a tax event. (Section 1.1)

On and from the date fixed for any distribution of corresponding ACE INA subordinated debt securities upon dissolution of an ACE Trust:

•	the trust securities will no longer be deemed to be outstanding;

•

the depositary or its nominee, as the record holder of the related preferred securities, will receive a registered global certificate or certificates representing the corresponding ACE INA subordinated debt securities to be delivered upon the distribution, upon surrender of the related preferred securities certificates for exchange; and

•

any certificates representing the preferred securities, which is not surrendered for exchange will be deemed to represent beneficial interests in the corresponding ACE INA subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the preferred securities and accruing interest at the rate provided for in the debt securities, which rate will equal the distribution rate on the preferred securities, until the certificates are presented to the administrative trustees or their agent for exchange. (Section 9.4)

There can be no assurance as to the market prices for the preferred securities or the corresponding ACE INA subordinated debt securities that may be distributed in exchange for preferred securities if a dissolution and liquidation of an ACE Trust were to occur. Accordingly, the preferred securities that you may purchase, and the corresponding ACE INA subordinated debt securities that you may receive on dissolution and liquidation of an ACE Trust, may trade at a discount to the price that you paid to purchase the preferred securities.

Redemption Procedures

The property trustee shall redeem the preferred securities on each redemption date at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding ACE INA subordinated debt securities. The property trustee will redeem the preferred securities, and shall pay the redemption price, on each redemption date only to the extent that the applicable ACE Trust has funds on hand available for the payment of the redemption price. See also “— Subordination of Common Securities.”

If an ACE Trust gives a notice of redemption, which notice will be irrevocable, in respect of its preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will, so long as the preferred securities are in book-entry-only form, deposit irrevocably with the depositary for the preferred securities funds sufficient to pay the applicable redemption price. The property trustee will also give the depositary irrevocable instructions and authority to pay the redemption price to you, as a holder of the preferred securities. If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to you upon surrender of your certificates evidencing the preferred securities. Notwithstanding the preceding sentences, distributions payable on or prior to the redemption date for any preferred securities called for redemption shall be payable to you on the relevant record date for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of the deposit, all of your rights, as a holder of preferred securities so called for redemption, will cease, except your right to receive the redemption price, but without interest, and your preferred securities will cease to be outstanding. If any date on which any redemption price is payable is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding business day without any interest or other payment in respect of the delay. However, if the next succeeding business day falls in the next calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the proper payment date. If that payment of the redemption price is improperly withheld or refused and not paid either by the ACE Trust or by ACE pursuant to the preferred securities guarantee as described under “Description of Preferred Securities Guarantees,” distributions on the preferred securities will continue to accumulate interest at the then applicable rate, from the redemption date originally established by the ACE Trust for the preferred securities to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Generally, ACE or its subsidiaries, including ACE INA, may purchase outstanding preferred securities.

Payment of the redemption price on the preferred securities will be made to the record holders as they appear on the register for the preferred securities on the relevant record date, which will be one business day prior to the relevant redemption date. If any preferred securities are not in book-entry form, the relevant record date for the preferred securities will be a date 15 days prior to the redemption date, as specified in the applicable prospectus supplement.

The property trustee will allocate the aggregate liquidation amount pro rata to the trust securities based upon the relative liquidation amounts of the classes if less than all of the trust securities issued by an ACE Trust are to be redeemed on a redemption date. The property trustee will select on a pro rata basis not more than 60 days prior to the redemption date from the outstanding preferred securities not previously called for redemption the particular preferred securities to be redeemed by any method, including without limitation by lot, as it shall deem fair and appropriate. The property trustee will promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount of the preferred securities to be redeemed. Generally, for purposes of each trust agreement, all provisions relating to the redemption of preferred securities will relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the liquidation amount of preferred securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at its registered address. Unless each of ACE INA and ACE defaults in payment of the redemption price on the corresponding ACE INA subordinated debt securities, on and after the redemption date interest will cease to accrue on the ACE INA subordinated debt securities or portions of the ACE INA subordinated debt securities, and distributions will cease to accrue on the related preferred securities or portions of the related preferred securities, called for redemption. (Section 4.2)

Subordination of Common Securities

Payment on each ACE Trust’s trust securities will be made pro rata based on the liquidation amount of the trust securities. However, if an event of default under the corresponding ACE INA subordinated debt securities occurs and is continuing on any distribution date or redemption date, no payment of any distribution on, or redemption price of, any of the ACE Trust’s common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the ACE Trust’s outstanding preferred securities for all distribution periods terminating on or prior to that date, or in the case of payment of the redemption price the full amount of the redemption price on all of the ACE Trust’s outstanding preferred securities then called for redemption, have been made or provided for, and all funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, the ACE Trust’s preferred securities then due and payable.

If any event of default under the trust agreement resulting from a event of default under the corresponding ACE INA subordinated debt securities occurs, the holder of the ACE Trust’s common securities will be deemed to have waived any right to act with respect to that event of default until the effect of all of the events of default with respect to the preferred securities have been cured, waived or otherwise eliminated. Until these events of default have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the preferred securities and not on behalf of the holder of the ACE Trust’s common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf. (Section 4.3)

Liquidation Distribution Upon Dissolution of ACE Trust

Pursuant to each trust agreement, each ACE Trust will automatically dissolve upon expiration of its term and will dissolve on the first to occur of:

•	bankruptcy, dissolution or liquidation of ACE INA or ACE;

•

the written direction to the property trustee from ACE INA, as depositor, at any time, which direction is optional and wholly within the discretion of ACE INA, to dissolve the ACE Trust and distribute corresponding ACE INA subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities to the holders of the trust securities in exchange for the trust securities;

•	the redemption of all of the ACE Trust’s trust securities following a special event;

•	the redemption of all of the ACE Trust’s preferred securities as described under “Description of Preferred Securities — Redemption or Exchange — Mandatory Redemption”; and

•	the entry of an order for the dissolution of the ACE Trust by a court of competent jurisdiction. (Section 9.2)

If an early dissolution occurs as described in the first, second and fifth bullets above or upon the date designated for automatic dissolution of the ACE Trust, the ACE Trust will be liquidated by the ACE trustees as expeditiously as the ACE trustees determine to be possible by distributing to the holders of the trust securities, after satisfaction of liabilities to the ACE Trust’s creditors, corresponding ACE INA subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities. However, if the property trustee determines that this distribution is not practical, the holders will be entitled to receive out of the ACE Trust’s assets available for distribution, after satisfaction of liabilities to the ACE Trust’s creditors, an amount equal to, in the case of holders of preferred securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions on the trust securities to the date of payment, this amount being referred to in this prospectus as the liquidation distribution. If the liquidation distribution can be paid only in part because the ACE Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the ACE Trust on its preferred securities will be paid on a pro rata basis. The holder of the ACE Trust’s common securities will be entitled to receive distributions upon any liquidation pro rata with the holders of its preferred securities, except that if an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, the preferred securities shall have a priority over the common securities. (Section 9.4)

Events of Default; Notice

The following constitute an event of default under each trust agreement with respect to the applicable preferred securities:

•	the occurrence of an event of default on the corresponding ACE INA subordinated debt securities (see “Description of ACE INA Debt Securities and ACE Guarantee — Events of Default”);

•	default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of this default for a period of 30 days;

•	default by the property trustee in the payment of any redemption price of any trust security when it becomes due and payable;

•

default in the performance, or breach, in any material respect, of any covenant or warranty of the ACE trustees in the trust agreement, other than a covenant or warranty a default in the performance or breach those covenants in the preceding two bullets, and continuation of the default or breach for a period of 60 days after the holders of at least 25 percent in aggregate liquidation preference of the outstanding preferred securities of the applicable ACE Trust have given written notice specifying the default or breach, requiring it to be remedied and stating that the notice is a “Notice of Default” under the trust agreement, by registered or certified mail to the defaulting ACE trustee(s); and

•

the occurrence of specified events of bankruptcy or insolvency with respect to the property trustee and the failure by ACE INA, as depositor, to appoint a successor property trustee within 60 days of the occurrence. (Section 1.1)

Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the applicable preferred securities, the administrative trustees and ACE INA, as depositor, unless the event of default has been cured or waived. (Section 8.2) ACE INA, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each trust agreement. (Sections 8.15 and 8.16)

If an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, the preferred securities shall have a preference over the common securities upon dissolution of each ACE Trust as described above. See “— Liquidation Distribution Upon Dissolution of ACE Trust.” The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity of the preferred securities.

Removal of ACE Trustees

Unless an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, any ACE trustee may be removed at any time by the holder of the ACE Trust’s common securities. If an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in the holder of the ACE Trust’s common securities. No resignation or removal of an ACE trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement. (Section 8.10)

Co-Trustees and Separate Property Trustee

Unless an event of default shall have occurred and be continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the property of any ACE Trust may at the time be located, ACE INA, as depositor, and the administrative trustees, by agreed action of the majority of such trustees, shall have power, at any time or times, to appoint one or more persons either to act as a co-trustee jointly with the property trustee of all or any part of the property of the ACE Trust or to act as separate trustee of any property, in either case with the powers as may be provided in the instrument of appointment. ACE INA, as depositor, and the administrative trustees shall generally also have the power to vest in that person or persons in that capacity any property, title, right or power deemed necessary or desirable. If an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, the property trustee alone shall have power to make this appointment. (Section 8.9)

Merger or Consolidation of ACE Trustees

Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the ACE trustee shall be a party, shall be the successor of the ACE trustee under each trust agreement, so long as the corporation is otherwise qualified and eligible. (Section 8.12)

Mergers, Consolidations, Amalgamations or Replacements of the ACE Trusts

An ACE Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except as described below or as described in “— Liquidation Distribution Upon Dissolution of ACE Trust.” An ACE Trust may, at the request of ACE INA, with the consent of only the administrative trustees and without the consent of the holders of the preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state so long as the following conditions are met:

•	The successor entity either:

•	expressly assumes all of the obligations of the ACE Trust with respect to the preferred securities or

•

substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, referred to in this prospectus as the successor securities, so long as the successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	ACE INA expressly appoints a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding ACE INA subordinated debt securities;

•

The successor securities are listed or traded, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or traded, if any;

•

The merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

•

The merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

•	The successor entity has a purpose substantially identical to that of the ACE Trust;

•	Prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, ACE INA has received an opinion from independent counsel to the ACE Trust to the effect that:

•

the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect; and

•

following the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the ACE Trust nor any successor entity will be required to register as an “investment company” under the Investment Company Act; and

•

ACE INA or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the preferred securities guarantee.

Notwithstanding the preceding description, an ACE Trust shall not, except with the consent of holders of 100 percent in liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, convert into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the ACE Trust or the successor entity to be classified as other than a grantor trust for U.S. Federal income tax purposes. (Section 9.5)

Voting and Preemptive Rights

Except as provided below and under “— Removal of ACE Trustees,” “Description of ACE INA Debt Securities and ACE Guarantee — Events of Default,” “Description of Preferred Securities Guarantees — Amendments and Assignment”, the holders of the preferred securities will generally not have any voting rights. Holders of the preferred securities have no preemptive or similar rights. (Sections 5.14 and 6.1)

Amendment of Restated Trust Agreements

Each trust agreement may be amended by ACE INA and the ACE trustees, without the consent of the holders of the trust securities:

•

to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement, or

•

to modify, eliminate or add to any provisions of the trust agreement to the extent as shall be necessary to ensure that the ACE Trust will be classified for U.S. Federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the ACE Trust will not be required to register as an “investment company” under the Investment Company Act.

However, in the case of the first bullet above, that action will not adversely affect in any material respect the interests of any holder of trust securities. Any amendments of a trust agreement adopted in accordance with the two bullet points above will become effective when notice of the amendment is given to the holders of trust securities of the applicable ACE Trust.

Each trust agreement may be amended by the ACE Trustees and ACE INA with the consent of holders representing not less than a majority, based upon liquidation amounts, of the outstanding trust securities and receipt by the ACE trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the ACE trustees in accordance with the amendment will not affect the ACE Trust’s status as a grantor trust for U.S. Federal income tax purposes or the ACE Trust’s exemption from status as an “investment company” under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to:

•

change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any payment on or after the date. (Section 10.2)

So long as any corresponding ACE INA subordinated debt securities are held by the property trustee, the ACE trustees shall not:

•

direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the ACE INA subordinated indenture, or executing any trust or power conferred on that trustee with respect to the corresponding ACE INA subordinated debt securities;

•	waive any past default that is waivable under the ACE INA subordinated indenture, as described in “Description of the ACE INA Debt Securities and ACE Guarantee — Modification and Waiver”;

•	exercise any right to rescind or annul a declaration that the principal of all the ACE INA subordinated debt securities shall be due and payable; or

•

consent to any amendment, modification or termination of the ACE INA subordinated indenture or the corresponding ACE INA subordinated debt securities, where the consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities.

However, where a consent under the ACE INA subordinated indenture would require the consent of each holder of the affected corresponding ACE INA subordinated debt securities, no consent shall be given by the property trustee without the prior consent of each holder of the corresponding preferred securities. The ACE trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee shall notify each holder of preferred securities of any notice of default with respect to the corresponding ACE INA subordinated debt securities. In addition to obtaining these approvals of the holders of the preferred securities, prior to taking any of these actions, the ACE trustees shall obtain an opinion of counsel to the effect that the ACE Trust will not be classified as an association taxable as a corporation for U.S. Federal income tax purposes on account of that action. (Section 6.1)

Any required approval or action of holders of preferred securities may be given or taken at a meeting of holders of preferred securities convened for that purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of preferred securities are entitled to vote to be given to each holder of record of preferred securities. (Sections 6.2, 6.3 and 6.6)

No vote or consent of the holders of preferred securities will be required for an ACE Trust to redeem and cancel its preferred securities in accordance with the applicable trust agreement.

Even though the holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by ACE INA, the ACE trustees or any affiliate of ACE INA or any ACE trustees shall, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

The preferred securities of an ACE Trust may be issued, in whole or in part, in the form of one or more global preferred securities that will be deposited with, or on behalf of, the depositary. The depositary and the specific terms of the depositary arrangement with respect to the preferred securities of an ACE Trust will be described in the applicable prospectus supplement.

Payment and Paying Agency

Payments of distributions in respect of the preferred securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates. However, if any ACE Trust’s preferred securities are not held by the depositary, these payments shall be made by check mailed to the address of the holder entitled to the payments as it shall appear on the register of the ACE Trust. (Section 4.4)

Unless otherwise set forth in the applicable prospectus supplement, the paying agent shall initially be The Bank of New York Mellon Trust Company, N.A. (as successor) and any co-paying agent chosen by The Bank of New York Mellon Trust Company, N.A. and acceptable to the administrative trustees and ACE INA. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees, the property trustee and ACE INA. If The Bank of New York Mellon Trust Company, N.A. shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and ACE INA, to act as paying agent. (Section 5.9)

Registrar and Transfer Agent

Unless otherwise set forth in the applicable prospectus supplement, The Bank of New York Mellon Trust Company, N.A. will act as registrar and transfer agent for the preferred securities.

Registration of transfers and exchanges of preferred securities will be effected without charge by or on behalf of each ACE Trust. However, the holders must pay any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The ACE Trusts will not be required to register or cause to be registered the transfer of their preferred securities after the preferred securities have been called for redemption. (Section 5.4)

Information Concerning the Property Trustee

The property trustee undertakes to perform only those duties specifically set forth in each trust agreement. However, the property trustee must exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs. Subject to the preceding sentence, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. If, in performing its duties under the trust agreement, the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which holders of preferred securities are entitled under the trust agreement to vote, then the property trustee shall take the action as is directed by ACE INA. Otherwise, the property trustee shall take the action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct. (Sections 8.1 and 8.3)

Administrative Trustees

The administrative trustees are authorized and directed to conduct the affairs of and to operate the ACE Trusts in such a way that:

•

no ACE Trust will be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for U.S. Federal income tax purposes; and

•	the corresponding ACE INA subordinated debt securities will be treated as indebtedness of ACE INA for U.S. Federal income tax purposes.

In this regard, ACE INA and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust of each ACE Trust or each trust agreement, that ACE INA and the administrative trustees determine, in their discretion, to be necessary or desirable for these purposes, as long as the action does not materially adversely affect the interests of the holders of the related preferred securities.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

Concurrently with the issuance by each ACE Trust of its preferred securities, ACE will execute and deliver a preferred securities guarantee for the benefit of the holders of the preferred securities. The Bank of New York Mellon Trust Company, N.A. will act as the guarantee trustee under each preferred securities guarantee for the purposes of compliance with the Trust Indenture Act, and each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act.

The following is a summary of the material provisions of the preferred securities guarantees. You should refer to the form of preferred securities guarantee and the Trust Indenture Act for more complete information regarding the provisions of each preferred securities guarantee. The form of the preferred securities guarantee has been filed as an exhibit to the registration statement of which this prospectus is a part. Reference in this summary to preferred securities means the ACE Trust’s preferred securities to which the preferred securities guarantee relates. The guarantee trustee will hold each preferred securities guarantee for the benefit of the holders of the related ACE Trust’s preferred securities.

General

ACE will irrevocably agree to pay in full on a subordinated basis, to the extent described below, the guarantee payments, without duplication of amounts previously paid by or on behalf of the ACE Trust, to the holders of the preferred securities as and when due, regardless of any defense, right of setoff or counterclaim that the ACE Trust may have or assert other than the defense of payment. The following payments with respect to the preferred securities, to the extent not paid by or on behalf of the related ACE Trust, are referred to in this prospectus as the guarantee payments:

•	any accrued and unpaid distributions required to be paid on the preferred securities, to the extent that the ACE Trust has funds available for payment at that time;

•

the redemption price, including all accrued and unpaid distributions to the redemption date, with respect to any preferred securities called for redemption, to the extent that the ACE Trust has funds available for payment at that time; and

•

upon a voluntary or involuntary dissolution, winding up or liquidation of the ACE Trust, unless the corresponding ACE INA subordinated debt securities are distributed to holders of the preferred securities, the lesser of:

•	the liquidation distribution, to the extent the ACE Trust has funds available for payment at that time; and

•	the amount of assets of the ACE Trust remaining available for distribution to holders of preferred securities.

ACE’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by it to the holders of the preferred securities or by causing the ACE Trust to pay these amounts to the holders. (Section 5.1)

Each preferred securities guarantee will be an irrevocable guarantee on a subordinated basis of the related ACE Trust’s payment obligations under the preferred securities, but will apply only to the extent that the applicable ACE Trust has funds sufficient to make the payments. Each preferred securities guarantee is, to that extent, a guarantee of payment and not a guarantee of collection. See “— Status of the Preferred Securities Guarantees.”

If either ACE INA or ACE does not make interest payments on the corresponding ACE INA subordinated debt securities held by an ACE Trust, the ACE Trust will not be able to pay distributions on the preferred securities and will not have funds legally available for payment. Each preferred securities guarantee will rank subordinate and junior in right of payment to ACE’s senior indebtedness, including all its debt securities and obligations as guarantor under the ACE INA subordinated indenture, as described below under “— Status of the Preferred Securities Guarantees.”

Because ACE is a holding company, its rights and the rights of its creditors, including the holders of preferred securities who are its creditors by virtue of a preferred securities guarantee, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation, reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that ACE may itself be a creditor with recognized claims against the subsidiary. The right of ACE’s creditors, including the holders of preferred securities who are its creditors by virtue of a preferred securities guarantee, to participate in the distribution of stock owned by ACE in its subsidiaries, including its insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries. Generally, the preferred securities guarantees do not limit ACE’s ability to incur or issue other secured or unsecured debt, whether under an indenture or otherwise.

ACE’s obligations under preferred securities guarantee, the ACE INA subordinated indenture, including its guarantee of the ACE INA subordinated debt securities, and the expense agreement described below, taken together, constitute a full, irrevocable and unconditional guarantee by it of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitute this guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the ACE Trust’s obligations under the preferred securities. See “The ACE Trusts,” “Description of Preferred Securities,” and “Description of ACE INA Debt Securities and ACE Guarantee.”

ACE will also agree to guarantee the obligations of each ACE Trust with respect to the common securities issued by the ACE Trust to the same extent as under the preferred securities guarantee. However, if an event of default under the ACE INA subordinated indenture has occurred and is continuing, the holders of preferred securities under the preferred securities guarantee will have priority over the holders of the common securities under the common securities guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

Status of the Preferred Securities Guarantees

Each preferred securities guarantee will constitute ACE’s unsecured obligation and will rank subordinate and junior in right of payment to its senior indebtedness, including its debt securities and obligations as guarantor under the ACE INA subordinate indenture. (Section 6.2) For purposes of any preferred securities guarantee, “senior indebtedness” means ACE’s indebtedness, including its obligations as guarantor under the ACE INA subordinated indenture, outstanding at any time, except:

•	the indebtedness under the preferred securities guarantee;

•

indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that the indebtedness is subordinated to or ranks equally with the preferred securities guarantee or to other indebtedness which is subordinated to or ranks equally with the preferred securities guarantee;

•	indebtedness to an affiliate;

•

interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against ACE in a proceeding under federal or state bankruptcy laws;

•	trade accounts payable; and

•

similar preferred securities guarantees issued by ACE on behalf of holders of preferred securities of any other ACE Trust or any trust, partnership or other entity affiliated with ACE which is a financing vehicle of ACE’s or any of its affiliates in connection with the issuance by the entity of preferred securities or other similar securities that are guaranteed by it pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantee. “Indebtedness” has the same meaning given to that term under the ACE indentures. (Section 1.1)

Each preferred securities guarantee will rank equally with all other similar preferred securities guarantees issued by ACE on behalf of holders of preferred securities of any other ACE Trust or any trust, partnership or other entity affiliated with ACE which is a financing vehicle of it or any affiliate of it in connection with the issuance by the entity of preferred securities or other similar securities that are guaranteed by ACE pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantee. (Section 6.3). Each preferred securities guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may generally institute a legal proceeding directly against ACE to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity, including the applicable ACE Trust. (Section 5.4)

No preferred securities guarantee will be discharged except by payment of the guarantee payments in full to the extent not paid by the ACE Trust or upon distribution to the holders of the preferred securities of the corresponding ACE INA subordinated debt securities. None of the preferred securities guarantees places a limitation on the amount of additional indebtedness that may be incurred by ACE. ACE expects from time to time to incur additional indebtedness that will rank senior to the preferred securities guarantees.

Payments of Additional Amounts

ACE will make all guarantee payments without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Switzerland, the Cayman Islands or Bermuda, each referred to in this prospectus as a taxing jurisdiction, or any political subdivision or taxing authority of the taxing jurisdiction, unless the taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by:

•	the laws or any regulations or rulings promulgated under the laws of a taxing jurisdiction or any political subdivision or taxing authority of the taxing jurisdiction; or

•

an official position regarding the application, administration, interpretation or enforcement of any laws, regulations or rulings, including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision of the taxing jurisdiction.

If a withholding or deduction at source is required, ACE will, subject to limitations and exceptions described below, pay to the holder of any related preferred securities the additional amounts as may be necessary so that every guarantee payment made to the holder, after this withholding or deduction, will not be less than the amount provided for in the preferred securities guarantee to be then due and payable.

ACE will not be required to pay any additional amounts for or on account of:

•	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that you:

•

were a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or were physically present in, the relevant taxing jurisdiction or any political subdivision of the taxing jurisdiction or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of preferred securities, or receipt of payment under the preferred securities;

•

presented the preferred security for payment in the relevant taxing jurisdiction or any political subdivision of the taxing jurisdiction, unless the preferred security could not have been presented for payment elsewhere; or

•

presented the preferred security for payment more than 30 days after the date on which the payment in respect of the preferred security first became due and payable or provided for, whichever is later, except to the extent that you would have been entitled to the additional amounts if you had presented the preferred security for payment on any day within that 30-day period;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

•

any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by you or the beneficial owner of the preferred security to comply with any reasonable request by ACE or the applicable ACE Trust addressed to you within 90 days of the request to:

•	provide information concerning your nationality, residence or identity or of the beneficial owner; or

•

make any declaration or other similar claim or satisfy any information or reporting requirement, which in either case is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision of the taxing jurisdiction as a precondition to exemption from all or part of the tax, assessment or other governmental charge; or

•	any combination of the above items.

In addition, ACE will not pay you any additional amounts with respect to any guarantee payment if you are a fiduciary or partnership or other than the sole beneficial owner of the related preferred security, to the extent the payment would be required by the laws of the relevant taxing jurisdiction, or any political subdivision or relevant taxing authority of or in the taxing jurisdiction, to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had it been the holder of the preferred security. (Section 5.8)

Amendments and Assignment

No preferred securities guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding preferred securities, except with respect to any changes which do not materially adversely affect the rights of holders of the related preferred securities, in which case no consent will be required. (Section 8.2) All guarantees and agreements contained in each preferred securities guarantee will bind ACE’s successors and assigns and will inure to the benefit of the holders of the related preferred securities. (Section 8.1) ACE may not assign its obligations under the preferred securities guarantee except in connection with a consolidation, amalgamation or merger or conveyance, transfer or lease that is permitted under the ACE INA subordinated indenture and under which the person formed by the consolidation or amalgamation or into which ACE is merged or which acquires or leases ACE’s properties and assets agrees in writing to perform ACE’s obligations under the preferred securities guarantee.

Events of Default

An event of default under each preferred securities guarantee will occur upon ACE’s failure to perform any of its payment or other obligations under the preferred securities guarantee. The holders of not less than a majority in aggregate liquidation amount of the related preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee. (Section 5.4)

Any holder of the preferred securities may institute a legal proceeding directly against ACE to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against the ACE Trust, the guarantee trustee or any other person or entity. (Section 5.4)

ACE, as guarantor, is required to file annually with the guarantee trustee a certificate as to whether or not it is in compliance with all the conditions and covenants applicable to it under the preferred securities guarantee. (Section 2.4)

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of a default by ACE in performance of any preferred securities guarantee, undertakes to perform only the duties specifically set forth in each preferred securities guarantee. After default with respect to any preferred securities guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. (Section 3.1) Subject to the preceding sentence, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any preferred securities guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses, and liabilities that it might incur. (Section 3.2)

Termination of the Preferred Securities Guarantees

Each preferred securities guarantee will terminate upon:

•	full payment of the redemption price of the related preferred securities;

•	the distribution of the corresponding ACE INA subordinated debt securities to the holders of the related preferred securities; or

•	upon full payment of the amounts payable upon liquidation of the related ACE Trust.

Each preferred securities guarantee will continue to be effective or will be reinstated if, at any time, any holder of the related preferred securities must restore payment of any sums paid with respect to the preferred securities or the preferred securities guarantee. (Section 7.1)

New York Law to Govern

Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York. (Section 8.5)

The Expense Agreement

Pursuant to the expense agreement entered into by ACE under each trust agreement, ACE will irrevocably and unconditionally guarantee to each person or entity to whom an ACE Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the ACE Trust, other than obligations of the ACE Trust to pay to the holders of the preferred securities or other similar interests in the ACE Trust of the amounts due them pursuant to the terms of the preferred securities or other similar interests, as the case may be.

PLAN OF DISTRIBUTION

ACE, ACE INA and/or any ACE Trust may sell offered securities in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers; or

•	directly to purchasers.

The applicable prospectus supplement will set forth the specific terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to ACE, ACE INA and/or an ACE Trust from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•

any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which the offered securities may be listed, any of which initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Offers to purchase offered securities may be solicited by agents designated by ACE from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by ACE, ACE INA and/or the applicable ACE Trust to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

If offered securities are sold to the public by means of an underwritten offering, either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters ACE, ACE INA and/or the applicable ACE Trust will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, which will be set forth in the applicable prospectus supplement. In addition, the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which prospectus supplement will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at fixed public offering prices; or

•	at varying prices determined by the underwriters at the time of sale.

In addition, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all of the offered securities of a series if any are purchased.

ACE, ACE INA and/or the applicable ACE Trust may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If ACE, ACE INA and/or the applicable ACE Trust grants any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

If a dealer is utilized in the sales of offered securities, ACE, ACE INA and/or the applicable ACE Trust will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Offers to purchase offered securities may be solicited directly by ACE, ACE INA and/or the applicable ACE Trust and the sale of the offered securities may be made by ACE, ACE INA and/or the applicable ACE Trust directly to institutional investors or others with respect to any resale of the offered securities. The terms of any of these sales will be described in the applicable prospectus supplement.

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise by one or more remarketing firms acting as principals for their own accounts or as agents for ACE, ACE INA and/or the applicable ACE Trust. Any remarketing firm will be identified and the terms of its agreements, if any, with ACE, ACE INA and/or an ACE Trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed by them.

Agents, underwriters, dealers and remarketing firms may be entitled, under agreements entered into with ACE, ACE INA and/or the applicable ACE Trust, to indemnification by ACE, ACE INA and/or the applicable ACE Trust against some civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

ACE, ACE INA and/or the applicable ACE Trust may authorize underwriters or other persons acting as ACE’s, ACE INA’s and/or the applicable ACE Trust’s agents to solicit offers by specified institutions to purchase offered securities from ACE, ACE INA and/or the applicable ACE Trust, pursuant to contracts providing for payments and delivery on a future date, which will be set forth in the applicable prospectus supplement. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. However, in all cases, these institutions must be approved by ACE, ACE INA and/or the applicable ACE Trust. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the offered securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Each series of offered securities will be a new issue and, other than the common shares, which are listed on the NYSE, will have no established trading market. ACE, ACE INA and/or the applicable ACE Trust may elect to list any series of offered securities on an exchange and, in the case of the common shares, on any additional exchange. However, unless otherwise specified in the applicable prospectus supplement, none of ACE, ACE INA or any ACE Trust shall be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the offered securities.

Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, ACE and its subsidiaries in the ordinary course of business.

LEGAL OPINIONS

Legal matters with respect to United States and New York law will be passed upon for ACE, ACE INA and the ACE Trusts by Mayer Brown LLP, Chicago, Illinois. The validity of the preferred securities under Delaware law will be passed upon on behalf of ACE, ACE INA and the ACE Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain legal matters with respect to Swiss law will be passed upon for ACE by Bär & Karrer AG, Zurich, Switzerland. Mayer Brown LLP will rely on the opinion of Bär & Karrer AG with respect to Swiss law.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to ACE’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the large corporate account P&C business of Itaú Seguros, S.A. the registrant acquired during 2014) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent registered public accounting firm, has audited The Chubb Corporation’s (“Chubb”) consolidated financial statements and schedules included in Chubb’s Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference in this registration statement and related prospectus. Chubb’s financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES UNDER

UNITED STATES FEDERAL SECURITIES LAWS

ACE is a Swiss company. In addition, some of its officers and directors, as well as some of the experts named in this prospectus, reside outside the United States, and all or much of ACE’s assets and some of the officers’ and directors’ assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against ACE or them on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. Federal securities laws. However, investors may serve ACE with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. Federal securities laws relating to offers and sales of the securities covered by this prospectus by serving ACE INA Holdings, its United States agent irrevocably appointed for that purpose.

ACE has been advised by Bär & Karrer AG, its Swiss counsel, that there is doubt as to whether the courts in Switzerland would:

•

enforce judgments of U.S. courts based upon the civil liability provisions of the U.S. Federal securities laws obtained in actions against it or its directors and officers, as well as experts named in this prospectus, who reside outside the United States; or

•	admit original actions brought in Switzerland against these persons or ACE predicated solely upon U.S. Federal securities laws.

ACE has also been advised by Bär & Karrer AG that there is no treaty in effect between the United States and Switzerland providing for such enforcement, and there are certain grounds upon which Swiss courts may not enforce judgments of United States courts. Some remedies available under the laws of United States jurisdictions, including some remedies available under the U.S. Federal securities laws, might not be allowed in Swiss courts as contrary to that nation’s public policy.

WHERE YOU CAN FIND MORE INFORMATION

ACE

ACE files annual, quarterly and special reports, proxy statements and other information with the SEC. ACE’s SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any materials ACE files with the SEC at the SEC’s Public Reference Room at, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC file number for documents filed by ACE Limited under the Exchange Act is 1-11778. ACE’s SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of ACE’s public filings at the NYSE, you should call (212) 656-5060.

Incorporation by Reference

ACE is allowed to “incorporate by reference” the information it files with the SEC, which means that ACE can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that ACE files subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. ACE incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and prior to the time that ACE, ACE INA and the ACE Trusts sell all of the securities offered by this prospectus:

•

ACE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including the portions of the Definitive Proxy Statement on Schedule 14A for the annual general meeting of shareholders on May 21, 2015 filed on April 8, 2015 incorporated by reference therein) (File No. 1-11778);

•	ACE’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 (File No. 1-11778);

•	ACE’s Current Reports on Form 8-K filed March 16, 2015, March 31, 2015, May 22, 2015, July 1, 2015, July 7, 2015, October 1, 2015, October 14, 2015 and October 22, 2015;

•

Description of Common Shares included in the Registration Statement on Form 8-A/A dated August 28, 2008 filed under Section 12 of the Exchange Act (incorporating the description of Common Shares included in the Registration Statement on Form S-4/A (No. 333-150367) filed on May 29, 2008 pursuant to the Securities Act under the captions “Proposal No. 5: APPROVAL OF THE CONTINUATION — Description of Share Capital” and “— Borrowing-Issuance of Debt Securities.”);

•

The information in Chubb’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, under Part II-Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) and Part II-Item 8 (Consolidated Financial Statements and Supplementary Data) (File No. 1-08661);

•

The information in Chubb’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, under Part I-Item 2 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) and Part I-Item 1 (Financial Statements) (File No. 1-08661); and

•	Unaudited Pro Forma Combined Financial Statements with respect to the Chubb Merger attached as Exhibit 99.1 to the registration statement of which this prospectus is a part.

You may upon written or oral request obtain a copy of these filings, other than exhibits unless that exhibit is specifically incorporated by reference into that filing, at no cost, by contacting ACE via mail, telephone, facsimile or email at:

Investor Relations

ACE Limited

Baerengasse 32

CH-8001 Zurich, Switzerland

Telephone: +1 (441) 299-9283

E-mail: investorrelations@acegroup.com

ACE INA

ACE INA is an insurance holding company and indirect wholly owned subsidiary of ACE Limited. The obligations of ACE INA under its debt securities will be fully and unconditionally guaranteed by ACE. See “Description of ACE INA Debt Securities and ACE Guarantee.” ACE INA has an exemption from the information reporting requirements under the Exchange Act. So long as any guaranteed debt securities of ACE INA are outstanding, ACE will include in the footnotes to its audited consolidated financial statements summarized consolidated financial information concerning ACE INA.

The ACE Trusts

There are no separate financial statements of the ACE Trusts in this prospectus. ACE does not believe the financial statements would be helpful to the holders of the preferred securities of the ACE Trusts because:

•	ACE, a reporting company under the Exchange Act, will directly or indirectly own all of the voting securities of each ACE Trust;

•

neither of the ACE Trusts has any independent operations or proposes to engage in any activity other than issuing securities representing undivided beneficial interests in the assets of the ACE Trust and investing the proceeds in subordinated debt securities issued by ACE INA and fully and unconditionally guaranteed by ACE; and

•

the obligations of each ACE Trust under the preferred securities will be fully and unconditionally guaranteed by ACE. See “Description of ACE INA Debt Securities and ACE Guarantee” and “Description of Preferred Securities Guarantees.”

Neither of the ACE Trusts is currently subject to the information reporting requirements of the Exchange Act. Each ACE Trust will be exempt from these requirements following the effectiveness of the registration statement that contains this prospectus.

ACE INA Holdings Inc.

$             % Senior Notes due

$             % Senior Notes due

$             % Senior Notes due

$             % Senior Notes due

Each Fully and Unconditionally Guaranteed by

ACE Limited

PROSPECTUS SUPPLEMENT

                    , 2015

Joint Book-Running Managers

Morgan Stanley

J.P. Morgan

Citigroup